Exhibit 10.1

This Second Amended and Restated Senior Subordinated Convertible Loan Agreement (and the indebtedness and obligations evidenced hereby) are subordinate in the manner, and to the extent, set forth in that certain Subordination Agreement dated as of December 31, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Subordination Agreement”) by and among Melinta Therapeutics, Inc., a Delaware corporation, the other “Obligors” from time to time parties thereto, Vatera Healthcare Partners LLC, Vatera Investment Partners, LLC and the other “Subordinated Creditors” from time to time parties thereto, and Cortland Capital Market Services LLC, as Agent, to the Senior Debt (as defined in the Subordination Agreement); and each lender under this Second Amended and Restated Senior Subordinated Convertible Loan Agreement (and the indebtedness and obligations evidenced hereby), by its acceptance hereof, shall be bound by the terms and provisions of the Subordination Agreement. Notwithstanding anything to the contrary herein, in the event of any conflict between the terms and provisions of the Subordination Agreement, on the one hand, and this Second Amended and Restated Senior Subordinated Convertible Loan Agreement, on the other hand, the terms and provisions of the Subordination Agreement shall govern and control.

SECOND AMENDED AND RESTATED SENIOR SUBORDINATED CONVERTIBLE LOAN

AGREEMENT

originally dated as of December 31, 2018 and as amended and restated as of January 14, 2019 and

February 22, 2019

by and among

Melinta Therapeutics, Inc.,

as the Borrower,

the other Loan Parties party hereto from time to time

and

the Lenders

i

ii

Annexes

Annex A	Disbursement Commitments

Schedules

Schedule P-1	Existing Investments
Schedule 2.4	List of Amendment Date Lenders and Such Lenders’ Wire Instructions and Information for Notices
Schedule 3.1(d)	Existing Liens
Schedule 3.1(f)	Existing Indebtedness
Schedule 3.1(m)	Real Estate
Schedule 3.1(q)	Exclusive Rights Related to Services
Schedule 3.1(w)	Borrower’s Subsidiaries
Schedule 3.1(x)	Dividends
Schedule 3.1(y)	Borrower’s Outstanding Shares of Stock, Options and Warrants
Schedule 3.1(z)	Margin Stock
Schedule 3.1(cc)	Environmental
Schedule 3.1(ee)	Labor Relations
Schedule 3.1(ff)	Jurisdiction of Organization, Legal Name, Organizational Identification Number and Chief Executive Office
Schedule 3.1(uu)	Registrations
Schedule 3.1(aaa)	Exclusive Rights Related to Products
Schedule 3.1(ww)	Regulatory Matters
Schedule 3.1(xx)	Inspections and Investigations
Schedule 3.1(bbb)	Products

Exhibits

Exhibit A	Form of Note
Exhibit B	Form of Guaranty
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Conversion Notice
Exhibit F-1	Form of Reverse Split Amendment
Exhibit F-2	Form of Authorized Shares Amendment
Exhibit G	Form of Certificate of Designations
Exhibit H	Closing Checklist

iii

SECOND AMENDED AND RESTATED SENIOR SUBORDINATED CONVERTIBLE LOAN AGREEMENT

SECOND AMENDED AND RESTATED SENIOR SUBORDINATED CONVERTIBLE LOAN AGREEMENT (this “Agreement”), originally dated as of December 31, 2018 and as amended and restated as of January 14, 2019 and February 22, 2019, by and among Melinta Therapeutics, Inc., a Delaware corporation (the “Borrower”), the other Loan Parties (as defined below) party hereto from time to time and the lenders party hereto from time to time (together with their successors and permitted assigns, the “Lenders”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders extend credit under this Agreement in the form of senior subordinated convertible loans in an aggregate principal amount of up to $140,000,000, the proceeds of which shall be used by the Borrower for the purposes set forth herein;

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein;

WHEREAS, the Borrower, the other Loan Parties and the Lenders entered into a Senior Subordinated Convertible Loan Agreement, dated as of the Agreement Date (the “Existing Loan Agreement”); and

WHEREAS, the Borrower, the other Loan Parties and the Lenders set forth on the signature page of this Agreement, who collectively constitute the Required Lenders, amended and restated the Existing Loan Agreement as of January 14, 2019 and now desire to amend and restate such agreement in its entirety pursuant to this Agreement solely to reflect the Reverse Stock Split.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.

“4.985% Cap” has the meaning set forth in Section 2.9(l).

“Additional Amounts” has the meaning set forth in Section 2.5(a).

“Additional Permitted Debt” has the meaning set forth in clause (n) of the definition of “Permitted Indebtedness.”

“Additional Permitted Debt Documents” means the agreements, instruments and documents evidencing any Additional Permitted Debt permitted by clause (n) of the definition of “Permitted Indebtedness.”

“Additional Shares” has the meaning set forth in Section 2.11(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly:

(a) controls, or is controlled by, or is under common control with, such Person; or

(b) is a general partner, manager or managing member of such Person.

Without limiting the foregoing, a Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, no Lender shall be deemed an Affiliate of the Borrower or any of its Subsidiaries. With respect to any Specified Lender, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Specified Lender will be deemed to be an Affiliate of such Specified Lender.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement Date” means December 31, 2018.

“Amendment Date” means February 22, 2019.

“Anti-Corruption Laws” has the meaning set forth in Section 3.1(ii).

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.1(ii).

“Applicable Laws” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject.

“Applicable Premium” means, with respect to any Loan on any date of prepayment, the greater of (i) 1.0% of the principal amount of such Loan and (ii) the excess of (A) the present value at such date of prepayment of (1) 105.0% of the principal amount of such Loan, plus (2) all remaining required interest payments due on such Loan through July 6, 2022 (excluding accrued but unpaid interest to the date of prepayment), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Loan.

“Approval Conditions” means the entering into by the Borrower and the other parties thereto of the Senior Facility Amendment, the receipt of the Stockholder Approval and any additional stockholder approval required to be able to issue the Full Conversion Share Amount and the shares necessary to satisfy the conversion of the convertible loans and notes under the Senior Facility Documents, the filing and effectiveness of the applicable Certificate(s) of Amendment and the Certificate of Designations and any amendment to the charter for any additional stockholder approval so required and the approval of the Common Stock into which the Conversion Shares or the convertible loans or notes under the Senior Facility Documents are convertible for listing on an Eligible Market.

“Assignment and Assumption” means, an assignment and assumption agreement entered into by a Lender and an assignee, substantially in the form of Exhibit D or any other form reasonably approved by the Required Lenders.

“Authorization” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, clearance, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject (including all Registrations), and any supplements or amendments with respect to the foregoing.

“Authorized Officer” means the chief executive officer, the president or the chief financial officer of the Borrower or any other officer having substantially the same authority and responsibility.

“Authorized Shares Amendment” has the meaning set forth in Section 4.2(l).

“Board of Directors” means the board of directors (or other equivalent governing body) of the Borrower.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Stock Plans” has the meaning set forth in Section 5.1(aa).

“Business Day” means a day other than Saturday or Sunday on which banks are open for business in New York, New York.

“Capital Lease” means, with respect to any Person, any lease of or other arrangement conveying the right to use, any property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from Standard & Poor’s or at least “P-1” from Moody’s Investor Services, (c) any commercial paper rated at least “A-1” by Standard & Poor’s or “P-1” by Moody’s Investor Services and issued by any Person organized under the laws of any state of the United States, (d) any United States dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either Standard & Poor’s or Moody’s Investor Services the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed one year.

“Ceiling Rate” has the meaning set forth in Section 2.11(f).

“Certificate Amendment” has the meaning set forth in Section 4.2(l).

“Certificate of Designations” has the meaning set forth in Section 4.2(l).

“Change of Control” means (a) except as otherwise expressly permitted under this Agreement, at any time the Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Stock of any of its Subsidiaries (measured both on a fully diluted basis and not on a fully diluted basis), (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than VHP, VIP and their respective Affiliates from time to time, is or shall at any time become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act except that a person or group shall be deemed to have “beneficial ownership” of all Stock that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “Option Right”)), directly or indirectly, of 30% or more on an issued and outstanding basis of the voting interests in the Borrower’s Stock (taking into account all such securities that such person or group has the right to acquire pursuant to any Option Right), (c) a sale of all or substantially all of the assets of the Borrower (including, for the avoidance of doubt, the sale of all or substantially all of the assets of the Subsidiaries of the Borrower) or of the Borrower’s Stock shall occur or be consummated, (d) the consummation of a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding Stock of the Borrower; provided, however, that none of the transactions contemplated by this Agreement, the Senior Facility Documents or the Certificate of Designations, including a repayment, repurchase, redemption or conversion (or a deemed repayment, repurchase, redemption or conversion) of any Loans or Preferred Stock or any loans or notes under the Senior Facility Documents, or any adjustment in the Conversion Price or the Conversion Rate in accordance with the terms of this Agreement, or of the conversion price or the conversion rate in accordance with the terms of the Preferred Stock or the Senior Facility Documents, shall constitute a purchase, tender offer or exchange offer for purposes of this clause (d), or (e) a “change of control” however so defined in any document, agreement or instrument governing or evidencing any Indebtedness or, in each case, any term of similar effect, shall occur.

“Change of Control Conversion Notice” has the meaning set forth in Section 2.3(b).

“Change of Control Notice” has the meaning set forth in Section 2.3(b).

“Change of Control Repayment Notice” has the meaning set forth in Section 2.3(b).

“Clause A Distribution” has the meaning set forth in Section 2.9(f)(iii).

“Clause B Distribution” has the meaning set forth in Section 2.9(f)(iii).

“Clause C Distribution” has the meaning set forth in Section 2.9(f)(iii).

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Commitment Letter” means that certain commitment letter dated as of December 18, 2018, by and between the Borrower, VHP and VIP.

“Common Stock” means the common stock of the Borrower, $0.001 par value per share.

“Common Stock Conversion Rate” has the meaning set forth in Section 2.9(c)(iii).

“Competitor” means any Person that commercially markets antibiotic products in the United States, but excluding any Person that is party to any licensing, distribution or other similar partnership agreement with the Borrower or any of its Subsidiaries.

“Compliance Certificate” means a certificate in substantially the form of Exhibit C signed by the chief executive officer (or Person with equivalent duties) of the Borrower that is reasonably satisfactory to the Required Lenders.

“Conversion Amount” means the aggregate principal amount of the Loans being converted (the “Converted Loans”) (including any interest paid in kind that has been added to the principal balance of the Converted Loans at the end of a fiscal quarter in accordance with Section 2.7), plus any accrued and unpaid interest that is to be paid (including any interest to be paid in kind in accordance with Section 2.7) but has not yet been so paid on the aggregate principal amount of the Converted Loans, plus the portion of any Interim Exit Fee or Final Exit Fee attributable to the Converted Loans.

“Conversion Date” has the meaning set forth in Section 2.9(c)(i).

“Conversion Delivery Deadline” has the meaning set forth in Section 2.9(c)(ii).

“Conversion Effective Date” has the meaning set forth in Section 2.9(c)(i).

“Conversion Notice” has the meaning set forth in Section 2.9(c)(i).

“Conversion Price” means, at any time, (i) $1,000 divided by (ii) the Conversion Rate in effect at such time.

“Conversion Rate” means, initially, 1.25 shares of Preferred Stock per $1,000 of Conversion Amount, subject to adjustment as provided herein.

“Conversion Shares” has the meaning set forth in Section 2.9(a).

“Convertible Securities” means any Stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

“Deerfield Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of January 5, 2018, entered into by the Borrower and the lenders under the Senior Facility Agreement, as amended, supplemented or otherwise modified from time to time.

“Default” means any event which, with the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Disbursement” means the Initial Disbursement and/or any Subsequent Disbursement.

“Disbursement Commitment” means the commitment of a Lender to provide a Disbursement under this Agreement, and “Disbursement Commitments” means all of them, collectively; provided that, notwithstanding anything to the contrary in the Loan Documents and for the avoidance of doubt, as of the Amendment Date, no Specified Lender has any prior, present or future commitment or obligation to fund any Disbursement or other amount under the Loan Documents at any time.

“Disbursement Date” means the date that any Disbursement is funded by the applicable Lenders.

“Dispose” and “Disposition” mean (a) the sale, lease, conveyance or other disposition of any assets or property (including any transfer or conveyance of any assets or property pursuant to a division or split of a limited liability company or other entity or Person into two or more limited liability companies or other entities or Persons) and (b) the sale or Transfer by the Borrower or any Subsidiary of the Borrower of any Stock issued by any Subsidiary of the Borrower.

“Disqualified Stock” means any Stock which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year and one day following the Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the occurrence of the Facility Termination Date), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case, at any time on or prior to the date that is one year and one day following the Maturity Date at the time such Stock was issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is one year and one day following the Maturity Date. For the avoidance of doubt, the Preferred Stock shall not constitute “Disqualified Stock.”

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“DTC” has the meaning set forth in Section 3.1(pp).

“EBITDA” means, for any period, net income (or loss) for the applicable period of measurement of any Person and any applicable Subsidiaries (together with the other Persons whose income or loss is taken into account as provided below in determining EBITDA) (such Person, such Subsidiaries and such other Persons, collectively, the “Subject Persons”) on a consolidated basis, determined in accordance with GAAP, without duplication of any item described below (and the term “duplication” shall include any cash reimbursement for any loss or expense or other item for which an add-back is provided below), to the extent taken into account in the calculation of net income (or loss) for such period:

(a) less the income (or plus the loss) of any Person which is not a Subsidiary of a Subject Person, except to the extent of the amount of dividends or other distributions actually paid to the Subject Persons in cash or Cash Equivalents by such Person, provided the payment of dividends or similar distributions by that Person was not at the time subject to the consent of a third party or prohibited by operation of the terms of that Person’s charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person,

(b) except in connection with determining whether a Target’s EBITDA will be accretive to, and will not have a negative impact on, the EBITDA of the Borrower and its Subsidiaries pursuant to clause (h) of the definition of “Permitted Acquisition”, less the income (or plus the loss) of any Person accrued prior to the date it becomes a Subsidiary of a Subject Person or is merged into or consolidated with a Subject Person or that Person’s assets are acquired by a Subject Person,

(c) less the proceeds of any insurance,

(d) less gains (or plus losses) from the Disposition of assets or property not in the ordinary course of business of such Subject Persons, and related tax effects in accordance with GAAP,

(e) less any other extraordinary gains (or plus any other extraordinary losses) of such Subject Persons, and related tax effects, in accordance with GAAP (as defined in GAAP prior to the effectiveness of Financial Accounting Standards Board ASU 2015-01),

(f) less income tax refunds received in excess of income tax liabilities,

(g) less income (or plus the loss) from the early extinguishment of Indebtedness, net of related tax effects,

(h) plus, without duplication, solely to the extent already taken into account in the calculation of net income (or loss) for such period:

(i) depreciation and amortization,

(ii) Net Interest Expense,

(iii) all Taxes on or measured by income (excluding income tax refunds), and

(iv) all non-cash losses or charges (or minus non-cash income or gain), including non-cash adjustments resulting from the application of purchase accounting, non-cash expenses arising from grants of Stock appreciation rights, Stock options or restricted Stock, non-cash impairment of good will and other long term intangible assets, unrealized non-cash losses (or minus unrealized non-cash gains) under Swap Contracts, unrealized non-cash losses (or minus unrealized non-cash gains) in such period due solely to fluctuations in currency values, but excluding any non-cash loss or non-cash charge (A) where there were cash losses or charges with respect to such losses or charges in past periods (B) that is an accrual of a reserve for a cash loss, charge, expenditure or payment to be made, or anticipated to be made, in a future period or there is a reasonable expectation that there will be cash losses or charges with respect to such losses or charges in future periods or (C) relating to a write-down, write off or reserve with respect to accounts receivable, inventory or current assets.

Notwithstanding anything to the contrary in the Loan Documents, EBITDA shall be calculated to give effect to any asset sales, divestitures or other Disposition at any time on or after the first day of the measurement period and prior to the date of determination, as if such asset sales, divestitures or other Disposition had been effected on the first day of such measurement period.

“EDGAR” has the meaning set forth in Section 3.1(s).

“Effective Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

“Eligible Market” means the New York Stock Exchange, Inc., the NYSE American, the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market or, in each case, any successor thereto.

“Employee” means any employee of any Loan Party, any Subsidiary of any Loan Party or any Target.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), which any Loan Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Loan Party (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be an employee benefit plan of such Loan Party) or for which it has or could reasonably be expected to have liability (including as an ERISA Affiliate).

“Environmental Laws” means all Applicable Laws, Authorizations and permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of removal and remedial actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and attorneys’ costs) that may be imposed on, incurred by or asserted against any Loan Party or any Subsidiary of any Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law resulting from the ownership, lease, sublease or other operation or occupation of property by any Loan Party or any Subsidiary of any Loan Party, whether on, prior or after the Agreement Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and applicable published guidance thereunder.

“ERISA Affiliate” means with respect to any Loan Party, any Loan Party and any trade or business which, together with such Loan Party, is treated as a single employer within the meaning of Code Section 414 (b) or (c) or Section 4001 of ERISA or, solely for purposes of Sections 302 and 303 of ERISA or Code Section 412 or Section 430, is treated as a single employer within the meaning of Code Section 414(b), (c), (m) or (o).

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(c) of ERISA (unless the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate, within the meaning of Section 4201 of ERISA, from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of insolvency or termination, or treatment of a plan amendment as termination, under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan, or treatment of a plan amendment as termination, under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure by any ERISA Affiliate to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of an Employee Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Applicable Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any Liability upon any ERISA Affiliate under Title IV of ERISA other than for contributions to Title IV Plans and Multiemployer Plans in the ordinary course and PBGC premiums due but not delinquent.

“Event of Default” has the meaning set forth in Section 5.4.

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Borrower or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Foreign Subsidiary” means (a) any Foreign Subsidiary which is a controlled foreign corporation (as defined in the Code) that has not guaranteed any Indebtedness (other than the Obligations) of a Loan Party or (b) a Foreign Subsidiary owned by a Foreign Subsidiary described in clause (a).

“Excluded Taxes” means with respect to any Lender, (a) Taxes imposed on (or measured by) such Lender’s net income, franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Lender being organized under the laws of, or having its principal office, or applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) any United States federal withholding Tax imposed on amounts payable to such Lender under the laws in effect at the time such Lender becomes a party to this Agreement or such Lender changes its lending office, except to the extent such Lender acquired its interest in the Loan from a transferor that was entitled, immediately before such Transfer, to receive Additional Amounts with respect to such withholding Tax pursuant to Section 2.5(a) or was itself so entitled immediately before changing its lending office, (c) any United States federal withholding Tax imposed on amounts payable to such Lender directly as a result of such Lender’s failure to comply with Section 2.5(d) other than as a result of a change in law occurring subsequent to the date such Lender became a party to this Agreement, or (d) any United States federal withholding Tax imposed on amounts payable to such Lender under FATCA.

“Existing Loan Agreement” has the meaning set forth in the recitals to this Agreement.

“Facility Termination Date” has the meaning set forth in Section 2.3(a).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements entered into with respect to the foregoing.

“FDA” means the United States Food and Drug Administration and any successor thereto.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any entity succeeding to any of its principal functions.

“Final Exit Fee” has the meaning set forth in Section 2.3(c).

“First Subsequent Disbursement” has the meaning set forth in Section 2.2(b).

“First Subsequent Disbursement Commitment” means the commitment of a Lender to provide a First Subsequent Disbursement under this Agreement, and “First Subsequent Disbursement Commitments” means all of them, collectively; provided that, notwithstanding anything to the contrary in the Loan Documents and for the avoidance of doubt, as of the Amendment Date, no Specified Lender has any prior, present or future commitment or obligation to fund any First Subsequent Disbursement or other amount under the Loan Documents at any time.

“Foreign Benefit Plan” means any Employee Benefit Plan that is subject to the laws or a jurisdiction outside the United States, including those mandated by a government other than the United States of America.

“Foreign Lender” has the meaning set forth in Section 2.5(d).

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is not a Domestic Subsidiary.

“Form 10-K” means an annual report on Form 10-K (or successor form thereto), as required to be filed pursuant to the Exchange Act.

“Form 10-Q” means a quarterly report on Form 10-Q (or successor form thereto), as required to be filed pursuant to the Exchange Act.

“Full Conversion Share Amount” has the meaning set forth in Section 5.1(x).

“Fundamental Change” means an event that will be deemed to occur at the time any of the following occurs:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act (other than (x) VHP, VIP and their respective Affiliates from time to time, (y) the Borrower, its Subsidiaries, and/or (z) the Borrower and its Subsidiaries’ employee benefit plans, any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Borrower’s Common Stock representing more than 50% of the voting power of the Borrower’s Common Stock other than as a result of a Disbursement hereunder;

(b) the consummation of:

(i) any recapitalization, reclassification or change of the Common Stock or Preferred Stock (other than changes resulting from a subdivision, stock split, reverse stock split or share combination) as a result of which the Common Stock or Preferred Stock would be converted into, or exchanged for, other capital stock, other securities, other property or assets;

(ii) any share exchange, consolidation, merger, or combination of the Borrower pursuant to which the Common Stock or Preferred Stock would be converted into cash, securities or other property or assets (provided, however, that a transaction in which the holders of the Borrower’s common equity immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (ii); provided that, for the avoidance of doubt, the immediately preceding proviso shall not be satisfied solely because VHP, VIP and their respective Affiliates or permitted assignees beneficially own more than, directly or indirectly, 50% of the Borrower’s common equity immediately prior to such transaction and continue to beneficially own, directly or indirectly, more than 50% of the common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction, if substantially all other holders of the Borrower’s common equity immediately prior to such transaction cease to beneficially own any common equity of the continuing or surviving corporation or transferee of the parent thereof immediately after such transaction); or

(iii) any sale of all or substantially all of the consolidated assets of the Borrower and its Subsidiaries, taken as a whole, to any person other than one of the Borrower’s Subsidiaries;

(c) the Borrower’s stockholders approve any plan or proposal for the liquidation or dissolution of the Borrower; or

(d) the Common Stock ceases to be listed or quoted on any Eligible Market;

provided, that, for the purposes of this definition of “Fundamental Change,” (x) any transaction or event that constitutes a Fundamental Change under both clause (a) and clause (b) above will be deemed to constitute a Fundamental Change solely under clause (b) of this definition of “Fundamental Change,” (y) whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act and (z) none of the transactions contemplated by this Agreement or the Certificate of Designations, including a repayment, repurchase, redemption or conversion (or a deemed repayment, repurchase, redemption or conversion) of any Loans or Preferred Stock, or any adjustment in the Conversion Price or the Conversion Rate in accordance with the terms of this Agreement, or of the conversion price or the conversion rate in accordance with the terms of the Preferred Stock, or any issuance of Stock upon conversion of the Loans or the Preferred Stock, shall constitute a “Fundamental Change.”

“Fundamental Change Conversion Notice” has the meaning set forth in Section 2.11(a).

“Fundamental Change Effective Date” has the meaning set forth in Section 2.11(b).

“Fundamental Change Notice” has the meaning set forth in Section 2.9(g)(i).

“Fundamental Change Period” has the meaning set forth in Section 2.11(a).

“GAAP” means generally accepted accounting principles consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), in each case, subject to the provisions of Section 1.5.

“Governmental Authority” means any nation, sovereign, government, quasi-governmental agency, governmental department, ministry, cabinet, commission, board, bureau, agency, court, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal or administrative or public body or entity, whether domestic or foreign, federal, state, local or other political subdivision thereof, having jurisdiction over the matter or matters and Person or Persons in question or having the authority to exercise executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, securities exchange, regulatory body, arbitrator, public sector entity, supra-national entity and any self-regulatory organization. The term “Governmental Authority” shall further include any institutional review board, ethics committee, data monitoring committee or other committee or Person with defined authority to oversee Regulatory Matters.

“Guarantor” means each Subsidiary of the Borrower (other than any Excluded Foreign Subsidiary) or other Person who provides a guaranty of the Obligations under the Guaranty.

“Guaranty” means the guaranty of the Obligations made by the Guarantors in favor of the Lenders, substantially in the form of Exhibit B, together with any guaranty supplement delivered pursuant thereto.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Indebtedness” means the following with respect to any Person:

(a) all indebtedness for borrowed money of such Person;

(b) the deferred purchase price of assets or services (other than trade payables entered into in the ordinary course of business and which are not more than 90 days past due) of such Person, including earn-outs, which in accordance with GAAP should be shown to be a liability on the balance sheet and have not been paid on or prior to the date due;

(c) all guarantees of Indebtedness by such Person;

(d) the face amount of all letters of credit issued or acceptance facilities established for the account of such Person (or for which such Person is liable), including without duplication, all drafts drawn thereunder;

(e) all Capital Lease Obligations of such Person;

(f) all indebtedness (including Indebtedness of other types covered by the other clauses of this definition) of such Person or another Person secured by any Lien on any assets or property of such Person, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by such Person, being measured as the lower of (y) fair market value of such property and (z) the amount of the indebtedness secured);

(g) indebtedness created or arising under any conditional sale or title retention agreement, or incurred as financing, in either case with respect to assets or property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such assets or property);

(h) all obligations of such Persons evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

(i) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends;

(j) all direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such Indebtedness will be protected (in whole or in part) against loss with respect thereto;

(k) all direct or indirect liability, contingent or otherwise, of such Person under Swap Contracts (to the extent such amount can actually be calculated or determined with certainty at the time of any such determination, calculated on a net basis);

(l) all direct or indirect liability, contingent or otherwise, of such Person to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; and

(m) all direct or indirect liability, contingent or otherwise, of such Person for the Indebtedness of another Person through any agreement to purchase, repurchase or otherwise acquire such Indebtedness or any assets or property constituting security therefor, to provide funds for the payment or discharge of such Indebtedness or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person;

provided that, notwithstanding the foregoing, the term “Indebtedness” shall exclude any payment obligations arising under (a) the Agreement and Plan of Merger, dated as of December 3, 2013, among The Medicines Company, Rempex Pharmaceuticals, Inc. and the other parties thereto or (b) the Purchase and Sale Agreement, dated as of November 28, 2017, between The Medicines Company and Melinta Therapeutics, Inc., in each case of clauses (a) and (b), so long as such documents and the payment obligations arising thereunder are not amended, restated, supplemented, changed, increased, accelerated or otherwise modified in any manner after the Amendment Date that (1) increases the aggregate amount payable by the Loan Parties and their Subsidiaries in respect of such obligations (other than (x) payments that are made in the form of Stock of the Borrower (other than Disqualified Stock) and (y) payments made in consideration for any extension of the due dates of any such obligations in the form of interest and fees on the extended amounts in an amount not to exceed five percent (5%) per annum while such amounts remain outstanding), (2) provides that any of such obligations are secured by Liens on any asset or property of any Loan Party or any of its Subsidiaries, (3) provides that any Subsidiary of any Loan Party shall guarantee, or otherwise become obligated (whether unconditionally or upon any condition) to make any payment of or in respect of, or have any other direct or indirect liability for, any of such obligations or provide any asset or property or distribution therefor, (4) shortens the weighted average life to maturity (or otherwise shortens the maturity) of any of such obligations, unless the aggregate outstanding amount of such obligations is permanently reduced in connection therewith in a manner where the shorter maturity (and/or the shorter weighted average life to maturity, as applicable) is reasonable (as determined in good faith by the Board of Directors) in relation to such reduced aggregate amount provided in exchange therefor, (5) restricts any Loan Party or any Subsidiary from performing, or otherwise adversely affects the performance by any Loan Party or any of its Subsidiaries of, any of its material obligations (including the Obligations) under the Loan Documents, (6) has the effect of putting the Loan Parties in a worse (or less favorable) position than such obligations in effect on the Amendment

Date, as determined in good faith by the Board of Directors, (7) results in a Material Adverse Effect, or (8) results in any breach of, or Default or Event of Default under, any of the Loan Documents; provided, further, that if such obligations are amended, restated, supplemented, changed, increased, accelerated, waived, consented to or otherwise modified in any manner that is not permitted by the immediately preceding proviso, then such obligations shall automatically on the date of such amendment, restatement, supplement, change, increase, acceleration or modification be deemed to have been Indebtedness retroactively to and from the date such obligations were first incurred.

“Indemnified Person” has the meaning set forth in Section 6.11(a).

“Indemnified Taxes” means (a) any Tax imposed on or with respect to any payments made by or on account of any Obligation of any Loan Party under any Loan Document, other than an Excluded Tax, and (b) to the extent not otherwise described in clause (a) above in this definition, Other Taxes.

“Indemnity” has the meaning set forth in Section 6.11(a).

“Initial Disbursement” has the meaning set forth in Section 2.2(a).

“Initial Disbursement Commitment” means the commitment of a Lender to provide the Initial Disbursement under this Agreement, and “Initial Disbursement Commitments” means all of them, collectively; provided that, notwithstanding anything to the contrary in the Loan Documents and for the avoidance of doubt, as of the Amendment Date, no Specified Lender has any prior, present or future commitment or obligation to fund any Initial Disbursement or other amount under the Loan Documents at any time.

“Initial Disbursement Date” means the Disbursement Date of the Initial Disbursement.

“Intellectual Property” has the meaning set forth in Section 3.1(n).

“Interest Payment Date” has the meaning set forth in Section 2.7.

“Interest Rate” means 5.00% per annum for the principal amount of any Disbursement and any overdue interest thereon.

“Interim Exit Fee” has the meaning set forth in Section 2.3(c).

“Internal Controls” has the meaning set forth in Section 3.1(u).

“Investments” has the meaning set forth in Section 5.2(e).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IP” has the meaning set forth in Section 3.1(n).

“IRS” means the United States Internal Revenue Service.

“Last Reported Sale Price” of a security on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the relevant security is traded. If the security is not listed for trading on a U.S. national or regional securities exchange on such date, the “Last Reported Sale Price” of the security will be the last quoted bid price per share for the security in the over-the-counter market on such date as reported by OTC Markets Group Inc. or a similar organization. If the relevant security is not so quoted, the “Last Reported Sale Price” will be the average of the mid-point of the last bid and ask prices per share for the relevant security on the relevant date from at least three nationally recognized independent investment banking firms selected by the Borrower for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

“Latest Balance Sheet Date” has the meaning set forth in Section 3.1(t).

“Lenders” has the meaning set forth in the preamble to this Agreement.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind.

“Loan” means any loan made available from time to time by the Lenders to the Borrower pursuant to this Agreement or any other Loan Document or, as the context may require, the principal amount thereof from time to time outstanding. Any references in this Agreement to the “principal amount” of a Loan shall include any interest paid in kind that has previously been added to the principal balance of the Loans at the end of a fiscal quarter in accordance with Section 2.7. “Loan” shall include any funded Disbursement.

“Loan Documents” means this Agreement, the Notes, the Guaranty, each Compliance Certificate, the Senior Facility Subordination Agreement, any solvency certificate and other documents, agreements and instruments delivered in connection with any of the foregoing and dated the Agreement Date or subsequent thereto, whether or not specifically mentioned herein or therein, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means the collective reference to the Borrower and all of the Guarantors.

“Loss” has the meaning set forth in Section 6.11(a).

“LTM Net Sales” means, without duplication, for the trailing four fiscal quarter period ending as of the end of each fiscal year of the Borrower, the sum of (a) the aggregate gross amount invoiced by or on behalf of the Borrower or any of its Subsidiaries for products sold globally in bona fide, arm’s length transactions; less: (b) (i) deductions for trade, (ii) discounts, rebates, chargebacks and credits, (iii) allowances, (iv) taxes, (v) duties, (vi) governmental tariffs, (vii) freight, shipping and freight insurance costs and charges, (viii) returns and (ix) recalls.

“Major Transaction” has the meaning set forth in the Warrants.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Market Disruption Event” means, for the purposes of determining amounts due upon conversion (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts traded on any U.S. exchange relating to the Common Stock.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, financial condition or assets of the Loan Parties and their Subsidiaries, taken as a whole, (b) the validity or enforceability of any material provision of this Agreement, the Notes, the Guaranty or any other material Loan Document, (c) the ability of the Loan Parties to timely perform the Obligations or, solely for purposes of Sections 3.1(t), 4.1(e), 4.2(c) and 4.3(b), the Obligations (as defined in the Senior Facility Agreement), or (d) any of the rights and remedies of the Lenders under the Loan Documents.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $550,000 in the aggregate.

“Maturity Date” means January 6, 2025.

“Merger Event” has the meaning set forth in Section 2.9(i).

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has, or could reasonably be expected to have, any obligation or Liabilities (including under Section 4212 of ERISA).

“Multi-Clause Distribution” has the meaning set forth in Section 2.9(f)(iii).

“Necessary Documents” has the meaning set forth in Section 3.1(l).

“Net Interest Expense” means for the Subject Persons for any period:

(a) gross interest expense (including that attributable to Capital Lease Obligations) for such period paid or required to be paid in cash (including all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments and net amounts paid or payable and/or received or receivable under permitted Swap Contracts in respect of interest rates) for the Borrower and its Subsidiaries on a consolidated basis, less

(b) interest income for such period.

“Note” means, with respect to any Lender, a promissory note (a) issued by the Borrower to such Lender evidencing the Obligations to such Lender and, with respect to all Lenders other than the Specified Lenders, the Disbursements funded by such Lender pursuant to the Disbursement Commitments, and (b) held by such Lender in the form attached hereto as Exhibit A, in each case, as amended, restated, supplemented or otherwise modified from time to time, and “Notes” means all of them, collectively.

“Obligations” means all Loans and Disbursements, interest, fees (including any Prepayment Fees), expenses, costs, liabilities, indebtedness and other obligations (monetary (including post-petition interest, costs, fees, expenses and other amounts, whether allowed or not) or otherwise) of (or owed by) the Borrower and the other Loan Parties under or in connection with the Loan Documents, in each case howsoever created, arising or evidenced, whether direct or indirect (including those acquired by assignment), absolute or contingent, now or hereafter existing, or due or to become due.

“Open of Business” means 9:00 a.m., New York City time.

“Option Right” has the meaning set forth in the definition of “Change of Control”.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Organizational Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) for any other entity, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar or equivalent persons or Persons, or the designation, amount or relative rights, limitations and preference of the Stock of such entity.

“Other Connection Taxes” means with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (except a connection arising solely from such Lender having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, registration, Transfer or enforcement of, or otherwise with respect to, any Loan Document.

“Ownership Limitation” means, other than with respect to VHP, VIP and their respective Affiliates from time to time (who shall not be subject to the Ownership Limitation), the “beneficial ownership” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act except that a person or group shall be deemed to have “beneficial ownership” of all Stock that such person or group has the right to acquire pursuant to an Option Right), directly or indirectly, by a Lender and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Lender’s or any such Affiliate’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which such Lender is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) of 29.9% on an issued and outstanding basis of the voting interests in the Borrower’s Stock.

“Parties” means the Borrower, the other Loan Parties and the Lenders.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Acquisition” means any Acquisition by a Loan Party of all of the Stock of a Target (subject to any local law requirements regarding qualifying shares) or all or substantially all of the assets of a Target, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) the Borrower shall have delivered each of the following to the Lenders:

(i) as soon as available, executed copies of the Acquisition agreement and all material agreements and documents pursuant to which such Acquisition is to be consummated; provided that, no later than the third (3rd) Business Day following the date of such Acquisition documents, the Borrower shall file a current report on Form 8-K with the SEC describing the terms of the transaction contemplated by such Acquisition documents, including such Acquisition documents as exhibits thereto and disclosing any other material non-public information provided to any of the Lenders in connection with such Acquisition (or otherwise); and

(ii) to the extent required to be delivered to (and permitted to be shared by) a Loan Party pursuant to the applicable Acquisition agreement, all required material regulatory and third party approvals;

(b) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the holders of Stock of the Target;

(c) no Default or Event of Default shall exist at the time of the consummation of such Acquisition or after giving effect to such Acquisition and all other transactions contemplated by the applicable Acquisition documents;

(d) the total consideration paid or payable (including all transaction costs, Indebtedness incurred, assumed and/or reflected on a consolidated balance sheet of the Loan Parties and their Subsidiaries after giving effect to such Acquisition and the maximum amount of all deferred payments, including earn-outs) for all Acquisitions consummated during the term of this Agreement shall not exceed $55,000,000 in the aggregate for all such Acquisitions;

(e) (i) the Target, the Target’s Subsidiaries and their respective assets and properties and the Stock of the Target and the Target’s Subsidiaries shall be in compliance with Section 5.1(l) and the provisions of the Guaranty and the other Loan Documents and all actions in connection therewith shall have been taken and completed in a manner reasonably acceptable to the Required Lenders, (ii) to the extent required by the Loan Documents, the Target and its Subsidiaries shall have become Guarantors under the Loan Documents and have executed and delivered such documents reasonably requested by the Required Lenders in connection therewith and (iii) all other actions shall have been taken that are necessary or reasonably requested by the Required Lenders to effectuate the foregoing in this clause (e);

(f) all transactions in connection with such Acquisition shall be consummated, in all material respects, in accordance with all Applicable Laws and all applicable Authorizations shall have been obtained;

(g) the Target shall be in the same business or lines of business in which the Borrower and its Subsidiaries are engaged as of the Agreement Date or a business or line of business substantially related thereto or reasonably complementary thereof;

(h) immediately prior to, at the time of, and after giving effect to, such Acquisition and all other transactions contemplated by the applicable Acquisition documents, the Target and its Subsidiaries that are being acquired in such Acquisition have (i) positive EBITDA for the most recent twelve month period ending prior to the date of the consummation of such Acquisition for the later of (A) the period for which financial statements are available to the Loan Parties and their Affiliates or the Lenders and (B) the period that ended at least one year prior to the consummation of such Acquisition of the Target, (ii) such Acquisition is, on a pro forma basis, accretive to the EBITDA of the Borrower and its Subsidiaries and (iii) EBITDA that will not have a negative impact on the EBITDA of the Borrower and its Subsidiaries;

(i) at the time of, and after giving effect to, such Acquisition and all other transactions contemplated by the applicable Acquisition documents, all representations and warranties in the Loan Documents and in the applicable Acquisition documents shall be true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein);

(j) after giving effect to such Acquisition and all other transactions contemplated by the applicable Acquisition documents, the Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Section 5.1(v); and

(k) a certificate, in form reasonably satisfactory to the Required Lenders, that (i) has an Authorized Officer certify that all the conditions set forth in this definition of “Permitted Acquisition” have been satisfied and (ii) includes financial statements and documentation evidencing and supporting that clauses (h) and (j) of this definition of “Permitted Acquisition” have been satisfied.

“Permitted Dispositions” means each of the following:

(a) (i) Dispositions of inventory, goods or services, (ii) Dispositions of worn-out, obsolete, damaged or surplus equipment, and (iii) Dispositions or abandonment of Intellectual Property no longer useful or material to the business of the Loan Parties or any of their Subsidiaries, all in the ordinary course of business;

(b) (i) Dispositions of Cash Equivalents in the ordinary course of business made to a Person that is not an Affiliate of any Loan Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;

(c) (i) transactions permitted under clause (i)(ii) of the definition of “Permitted Liens” and (ii) the granting of Permitted Liens;

(d) Permitted Investments, to the extent any such Investment constitutes a Disposition;

(e) the sale or issuance of the Stock in the Borrower to any direct equity holder of the Borrower or pursuant to the Loan Documents, the Senior Facility Documents or any Borrower Stock Plans;

(f) the Transfer of any assets or property (i) by a Loan Party (other than the Borrower) to another Loan Party or (ii) by a Subsidiary that is not a Loan Party to (A) a Loan Party for no more than fair market value or (B) any other Subsidiary that is not a Loan Party;

(g) the issuance by any Foreign Subsidiary of Stock to qualified directors where required by or to satisfy any Applicable Law, including any Applicable Law with respect to ownership of Stock in Foreign Subsidiaries;

(h) transactions permitted by Section 5.2(a) or Section 5.2(b);

(i) Dispositions of past due accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or, in the case of accounts receivable in default, in connection with the collection or compromise thereof and, in any event, not involving any securitization thereof;

(j) (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(k) Dispositions of any assets or property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding); and

(l) other Dispositions for fair market value of assets for aggregate consideration not to exceed $550,000 in any fiscal year; provided that such Dispositions do not (i) involve assets material to the conduct of the business of the Loan Parties and their Subsidiaries or (ii) cause a Material Adverse Effect to occur or exist.

“Permitted Indebtedness” means each of the following:

(a) Indebtedness existing as of the Agreement Date and set forth on Schedule 3.1(f) attached hereto;

(b) the Obligations;

(c) Indebtedness not to exceed $55,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by clauses (k) and (l) of the definition of “Permitted Liens”;

(d) Indebtedness in respect of netting services, overdraft protections and other similar and customary services in connection with deposit accounts incurred in the ordinary course of business;

(e) Indebtedness to employees in respect of benefit plans and employment and severance arrangements;

(f) Indebtedness arising under guaranties made in the ordinary course of business of obligations of any Loan Party that are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(g) Indebtedness owed by (i) any Loan Party to another Loan Party, (ii) any Loan Party to one of its Subsidiaries that is not a Loan Party so long as such Indebtedness is unsecured and subordinated to the Obligations in a manner reasonably satisfactory to the Required Lenders;

(h) unsecured obligations of any Loan Party under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in the value of certain currencies entered into in the ordinary course of business; provided that any such agreement or arrangement shall be entered into for bona fide hedging purposes and not for speculation;

(i) Indebtedness under the Senior Facility Agreement in an aggregate principal amount not to exceed the Senior Debt Cap (as defined in the Senior Facility Subordination Agreement);

(j) Indebtedness arising with respect to customary indemnification obligations and purchase price adjustments in favor of sellers in connection with Permitted Acquisitions;

(k) endorsements for collection or deposit in the ordinary course of business;

(l) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(m) Indebtedness in respect of a revolving credit facility in an aggregate principal amount not to exceed $22,000,000 (the “Revolving Credit Facility”), so long as (i) no Subsidiary of the Borrower that is not a Loan Party shall be the borrower, a guarantor, obligor or otherwise obligated thereunder, (ii) the lenders providing the Revolving Credit Facility are third parties that are not Affiliates of (A) any Loan Party or (B) any Subsidiary of any Loan Party and (iii) only one Revolving Credit Facility can be in effect or exist at any time; and

(n) other unsecured Indebtedness not exceeding $71,500,000 in the aggregate at any time outstanding (the “Additional Permitted Debt”), which Indebtedness shall (i) bear interest not in excess of then applicable market rates, (ii) have a maturity no earlier than the earlier of (A) the payment in full of the Obligations and (B) the Maturity Date, (iii) shall not provide for any cash payments of any type before the earlier of (A) the payment in full of the Obligations and (B) the Maturity Date, other than cash interest payments in an amount sufficient to cover any income taxes that would otherwise be payable by the lenders with respect to such Indebtedness in respect of “phantom income” on paid-in-kind interest, and (iv) be payment subordinated to the Indebtedness under the Senior Facility Agreement on substantially the same terms and conditions as the Obligations are payment subordinated to the Indebtedness under the Senior Facility Agreement.

“Permitted Investments” means each of the following:

(a) Investments in cash and Cash Equivalents;

(b) Investments consisting of (i) extensions of credit or capital contributions by any Loan Party to or in any other then existing Loan Party and (ii) extensions of credit or capital contributions by a Subsidiary of the Borrower which is not a Loan Party to or in another then existing Subsidiary of the Borrower which is not a Loan Party;

(c) travel advances to employees, officers and directors of the Loan Parties in the ordinary course of business not to exceed $27,500 in the aggregate at any time outstanding;

(d) Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e) Investments consisting of non-cash loans made by the Borrower to officers, directors and employees of a Loan Party which are used by such Persons to simultaneously purchase Stock of the Borrower in accordance with the Borrower’s Organizational Documents;

(f) Investments existing on the Agreement Date and set forth on Schedule P-1;

(g) Investments comprised of guarantees of Indebtedness permitted in the definition of “Permitted Indebtedness”;

(h) Subsidiaries of the Borrower established or created, so long as the Loan Parties and any such Subsidiary comply with the applicable provisions of Section 5.1(l);

(i) [Reserved];

(j) Permitted Acquisitions; and

(k) other Investments not to exceed $660,000 in the aggregate at any time outstanding; provided that immediately before, at the time of and after giving effect to such Investment, no Default or Event of Default has occurred and is continuing.

“Permitted Liens” means each of the following:

(a) Liens existing on the Agreement Date and set forth on Schedule 3.1(d);

(b) Liens securing Indebtedness incurred pursuant to the Senior Facility Agreement, solely to the extent permitted under clause (i) of the definition of “Permitted Indebtedness”;

(c) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the assets or property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(d) Liens for Taxes, assessments or governmental charges or levies not past due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained;

(e) (A) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default and (B) pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect to such judgments and proceedings mentioned in clause (e)(A) above;

(f) Liens in favor of financial institutions arising in connection with the Borrower’s or its Subsidiaries’ deposit accounts maintained in the ordinary course held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(g) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other funded Indebtedness) or to secure liability to insurance carriers;

(h) easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, do not affect the value or marketability of such real property and which do not in any case materially interfere with the conduct of the business of any Loan Party or its Subsidiaries;

(i) (i) any interest or title of a lessor or sublessor under any lease not prohibited by this Agreement or (ii) non-exclusive licenses and sublicenses granted by a Loan Party or any Subsidiary of a Loan Party and leases and subleases (by a Loan Party or any Subsidiary of a Loan Party as lessor or sublessor) to third parties in the ordinary course of business not interfering with the business of the Loan Parties or any of their Subsidiaries;

(j) Liens of a collection bank arising under Section 4-210 of the UCC (or equivalent in foreign jurisdictions) on items in the course of collection;

(k) Liens on any assets or property acquired or held by any Loan Party or any Subsidiary of any Loan Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such assets or property and permitted under clause (c) of the definition of “Permitted Indebtedness,” provided that (i) such Lien attaches solely to the assets or property so acquired in such transaction and the proceeds thereof and (ii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such assets or property;

(l) Liens securing Capital Lease Obligations permitted under clause (c) of the definition of “Permitted Indebtedness”;

(m) Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;

(n) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business;

(o) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p) Liens on unearned insurance premiums securing the financing thereof to the extent permitted under clause (l) of the definition of “Permitted Indebtedness”;

(q) Liens solely on cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement for a Permitted Acquisition; and

(r) Liens securing the Revolving Credit Facility, solely to the extent permitted under clause (m) of the definition of “Permitted Indebtedness”.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Portfolio Interest Certificate” has the meaning set forth in Section 2.5(d).

“Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share, of the Borrower.

“Prepayment Fee” has the meaning set forth in Section 2.3(c).

“Prepayment Notice” has the meaning set forth in Section 2.3(c).

“Principal Market” means the NASDAQ Global Market (or any successor to the foregoing), or if after the Initial Disbursement Date the Common Stock is listed on another Eligible Market, such other Eligible Market.

“Pro Rata First Subsequent Disbursement Share” means, with respect to any Lender (other than the Specified Lenders), in respect of unfunded First Subsequent Disbursement Commitments, the applicable percentage (as adjusted from time to time in accordance with the terms hereof and as decreased as such First Subsequent Disbursement Commitments are funded) specified opposite such Lender’s (other than the Specified Lenders’) name on Annex A under the column “First Subsequent Disbursement Commitment.” Notwithstanding anything to the contrary in the Loan Documents and for the avoidance of doubt, as of the Amendment Date, each Specified Lender’s Pro Rata First Subsequent Disbursement Share is 0%.

“Pro Rata Initial Disbursement Share” means, with respect to any Lender (other than the Specified Lenders), in respect of unfunded Initial Disbursement Commitments, the applicable percentage (as adjusted from time to time in accordance with the terms hereof and as decreased as such Initial Disbursement Commitments are funded) specified opposite such Lender’s (other than the Specified Lenders’) name on Annex A under the column “Pro Rata Initial Disbursement Share.”

“Pro Rata Second Subsequent Disbursement Share” means, with respect to any Lender (other than the Specified Lenders), in respect of unfunded Second Subsequent Disbursement Commitments, the applicable percentage (as adjusted from time to time in accordance with the terms hereof and as decreased as such Second Subsequent Disbursement Commitments are funded) specified opposite such Lender’s (other than the Specified Lenders’) name on Annex A under the column “Second Subsequent Disbursement Commitment.”

“Pro Rata Share” means, with respect to any Lender, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) obtained by dividing (a) the sum of (i) such Lender’s Pro Rata Initial Disbursement Share of the Initial Disbursement Commitments (to the extent not terminated or used in its entirety), (ii) such Lender’s Pro Rata First Subsequent Disbursement Share of the First Subsequent Disbursement Commitments (to the extent not terminated or used in its entirety), (iii) such Lender’s Pro Rata Second Subsequent Disbursement Share of the Second Subsequent Disbursement Commitments (to the extent not terminated or used in its entirety), and (iv) the outstanding amount of Loans held by such Lender, by (b) the sum of (i) the total amount of remaining Disbursement Commitments held by all Lenders, and (ii) the total outstanding amount of Loans held by all Lenders.

“Products” means any item or any service that is designed, created, manufactured, managed, performed or otherwise used, offered or handled by or on behalf of the Loan Parties or any of their Subsidiaries.

“Proxy Statement” has the meaning set forth in Section 5.1(x).

“Public Health Laws” means all Applicable Laws relating to the procurement, development, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale or promotion of any drug, medical device, food, dietary supplement or other product (including any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.) and similar state laws, controlled substances laws, pharmacy laws or consumer product safety laws.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any Subsidiary of any Loan Party.

“Reference Property” has the meaning set forth in Section 2.9(i).

“Register” has the meaning set forth in Section 1.4(b).

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of November 3, 2017 (as amended, supplemented or otherwise modified from time to time) by and among the Borrower, VHP and the other parties thereto.

“Registrations” means all Authorizations and exemptions issued or allowed by any Governmental Authority (including new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits) held by, or applied by contract to, any Loan Party or any of its Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the Products of any Loan Party or any of its Subsidiaries.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time and any successor to all or a portion thereof establishing reserve requirements.

“Regulatory Matters” means, collectively, activities and Products that are subject to Public Health Laws.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remaining First Subsequent Disbursement Commitment Termination Date” has the meaning set forth in Section 2.2(b).

“Remaining Initial Disbursement Commitment Termination Date” has the meaning set forth in Section 2.2(a).

“Remaining Second Subsequent Disbursement Commitment Termination Date” has the meaning set forth in Section 2.2(c).

“Reorganization Event” has the meaning set forth in Section 2.12.

“Reorganization Successor Corporation” has the meaning set forth in Section 2.12(a)(ii).

“Reporting Period” has the meaning set forth in Section 5.1(h).

“Required Lenders” means, at any time, (i) prior to the first date on which VHP, VIP and their respective Affiliates no longer hold outstanding Loans and/or unfunded Disbursement Commitments in an aggregate amount equal to or greater than 25% of the unfunded Disbursement Commitments held by VHP and VIP on the Agreement Date, VHP, and (ii) Lenders (including VHP for so long as it or one of its Affiliates is a Lender, but excluding the Specified Lenders or any assignee or transferee thereof) having Pro Rata Shares of which the aggregate Dollar equivalent amount exceeds 50% of the outstanding Loans (excluding any Loans held by the Specified Lenders or any assignee or transferee thereof) and the unfunded Disbursement Commitments, collectively.

“Reservation Date” has the meaning set forth in Section 2.9(d).

“Restricted Payments” means, with respect to any Person, (i) the declaration or making of any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities, in each case on account of any of its Stock, other than a payment or other distribution made solely in Stock (other than Disqualified Stock) of such Person, (ii) the purchasing, redemption or other acquisition for value of any of its Stock now or hereafter outstanding or (iii) the making of any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Obligations as to right and time of payment or as to other rights and remedies thereunder; provided that any such payment or prepayment described in this clause (iii) that is permitted by the subordination agreement with respect to such Indebtedness shall not constitute a “Restricted Payment” within the meaning of this Agreement.

“Reverse Split Amendment” has the meaning set forth in Section 4.2(l).

“Reverse Stock Split” has the meaning set forth in Section 5.1(x).

“Revolving Credit Facility” has the meaning set forth in clause (m) of the definition of “Permitted Indebtedness.”

“Revolving Credit Facility Documents” means the agreements, instruments and documents evidencing the Revolving Credit Facility permitted by clause (m) of the definition of “Permitted Indebtedness.”

“Sanctioned Country” has the meaning set forth in Section 3.1(ii).

“Sanctions” has the meaning set forth in Section 3.1(ii).

“Sarbanes-Oxley” has the meaning set forth in Section 3.1(jj).

“SDN List” has the meaning set forth in Section 3.1(ii).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements and other documents filed by any Loan Party or any of its Subsidiaries with the SEC pursuant to the Securities Act or the Exchange Act after December 31, 2015 (including, in each case, all financial statements and schedules and pro forma financial information included therein, all exhibits thereto and all documents incorporated by reference therein).

“Second Subsequent Disbursement” has the meaning set forth in Section 2.2(c).

“Second Subsequent Disbursement Commitment” means the commitment of a Lender to provide a Second Subsequent Disbursement under this Agreement, and “Second Subsequent Disbursement Commitments” means all of them, collectively; provided that, notwithstanding anything to the contrary in the Loan Documents and for the avoidance of doubt, as of the Amendment Date, no Specified Lender has any prior, present or future commitment or obligation to fund any Second Subsequent Disbursement or other amount under the Loan Documents at any time.

“Securities” means the Loans, the Disbursement Commitments, the Notes and the related guaranties set forth in the Guaranty of the Guarantors.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Securities Act Legends” has the meaning set forth in Section 2.9(c)(vii)(b).

“Senior Facility Agent” has the meaning set forth in the definition of “Senior Facility Agreement.”

“Senior Facility Agreement” means the Facility Agreement dated as of January 5, 2018 (as amended, restated, supplemented, changed, extended, replaced or otherwise modified from time to time) by and among the Borrower, certain of its Subsidiaries, the lenders from time to time party thereto and Cortland Capital Market Services LLC, as agent (in such capacity, the “Senior Facility Agent”).

“Senior Facility Amendment” has the meaning set forth in Section 6.27.

“Senior Facility Documents” means the Loan Documents (as defined in the Senior Facility Agreement).

“Senior Facility Subordination Agreement” means the Subordination Agreement dated as of the Agreement Date (as amended, restated, supplemented, changed, extended, replaced or otherwise modified from time to time) by and among the Borrower, certain of its Subsidiaries, the Lenders and the Senior Facility Agent.

“Social Security Act” means the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“Specified Lender” means any of the Lenders that is managed on a discretionary basis by, or is otherwise an Affiliate of, Deerfield Management Company, L.P. (including each of Deerfield Private Design Fund IV, L.P., Deerfield Private Design Fund III, L.P. or Deerfield Special Situations Fund, L.P.) and each of their successors and permitted assigns and transferees, and “Specified Lenders” means all of them, collectively (but, for the avoidance of doubt, not jointly and severally).

“Spin-Off” has the meaning set forth in Section 2.9(f)(iii)(B).

“Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable. The term “Stock” shall not include any Loans, Notes or Disbursements hereunder, nor any “Loans”, “Notes” or “Disbursements” under the Senior Facility Agreement (as such terms are defined therein).

“Stock Price” means, for (x) any Fundamental Change, (i) if the holders of the Common Stock receive only cash in consideration for their shares of Common Stock in such Fundamental Change and such Fundamental Change is of the type described in sub-clause (ii) of clause (b) of the definition of Fundamental Change, the amount of cash paid per share of the Common Stock in such Fundamental Change, (ii) in all other cases, the Volume Weighted Average Price of the Common Stock over the five (5) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Fundamental Change Effective Date for such Fundamental Change, or for (y) any prepayment in connection with Section 2.3(c), the Volume Weighted Average Price of the Common Stock over the five (5) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the effective date of the prepayment.

“Stockholder Approval” has the meaning set forth in Section 5.1(x).

“Stockholder Meeting” has the meaning set forth in Section 5.1(x).

“Subject Foreign Subsidiaries” means Rib-X Ltd., Rempex London Limited and Rempex Australia Pty Limited.

“Subject Persons” has the meaning set forth in the definition of “EBITDA.”

“Subsequent Disbursement” means a First Subsequent Disbursement or a Second Subsequent Disbursement, and “Subsequent Disbursements” means all of them, collectively.

“Subsequent Disbursement Commitments” means the commitments of the Lenders to provide Subsequent Disbursements under this Agreement; provided that, notwithstanding anything to the contrary in the Loan Documents and for the avoidance of doubt, as of the Amendment Date, no Specified Lender has any prior, present or future commitment or obligation to fund any Subsequent Disbursement or other amount under the Loan Documents at any time.

“Subsequent Stockholder Approval” has the meaning set forth in Section 5.1(x).

“Subsidiary” or “Subsidiaries” means, as to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

“Successor Major Transaction” means either a Change of Control or a Fundamental Change that constitutes a Merger Event in which the shares of Common Stock are converted into the right to receive cash, securities of another entity and/or other assets.

“Successive Conversion Period” means the period beginning upon receipt by the Specified Lenders of a Change of Control Notice, Fundamental Change Notice or Prepayment Notice, as applicable, and ending on the one-year anniversary of the effective date of the Change of Control, Fundamental Change or prepayment, as applicable.

“Swap Contract” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Target” means any other Person incorporated or organized under the laws of any state in the United States or the District of Columbia or a business unit, product line, division or asset group of any such Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is required to file consolidated, combined or unitary tax returns.

“Tax Distributions” means distributions from any Subsidiary to the Borrower in the aggregate amount necessary to permit the Borrower to pay all or a portion of the U.S. federal, state and local income tax liabilities attributable to the Borrower’s ownership of the Subsidiaries; provided that the amount of such distributions in any taxable period shall not exceed the amount of U.S. federal, state and local income tax the Subsidiaries would be required to pay with respect to such taxable period if they filed as a separate consolidated, combined, unitary or other similar group for income tax purposes with the Borrower as the common parent of such group.

“Tax Returns” has the meaning set forth in Section 3.1(p).

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, deductions, charges or withholdings imposed by an Governmental Authority, together with any interest, additions to tax, penalties or other Liabilities with respect thereto.

“Title IV Plan” means an Employee Benefit Plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has or could reasonably be expected to have any obligation or Liabilities (including under Section 4069 of ERISA).

“Trading Day” means, except for determining amounts due upon conversion as set forth below, a day on which (i) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on the NASDAQ Global Market or, if the Common Stock (or such other security) is not then listed on the NASDAQ Global Market, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded and (ii) a Last Reported Sale Price for the Common Stock (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day; and provided, further, that for purposes of determining amounts due upon conversion only, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Stock generally occurs on the NASDAQ Global Market or, if the Common Stock is not then listed on the NASDAQ Global Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading, except that if the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.

“Transactions” means (a) the funding of the Disbursements, (b) the providing of the Disbursement Commitments, (c) the execution and delivery of the Loan Documents and (d) the payment of fees, commissions, costs and expenses in connection with each of the foregoing.

“Transfer” means directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise).

“Transfer Agent” has the meaning set forth in Section 2.9(c)(ii).

“Treasury Rate” means, on any date of prepayment, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such prepayment date to July 6, 2022; provided, however, that if the period from such prepayment date to July 6, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trigger Event” has the meaning set forth in Section 2.9(f)(iii).

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“unit of Reference Property” has the meaning set forth in Section 2.9(i).

“United States” and “U.S.” each means the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended from time to time.

“Valuation Period” has the meaning set forth in Section 2.9(f)(iii)(B).

“VHP” means Vatera Healthcare Partners LLC.

“VIP” means Oikos Investment Partners LLC (formerly known as Vatera Investment Partners LLC).

“Volume Weighted Average Price” means the volume weighted average price per share of the relevant securities over the relevant period (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the Loan Parties and the Required Lenders).

“Warrants” means such warrants issued by the Borrower to Deerfield Private Design Fund IV, L.P., Deerfield Private Design Fund III, L.P., and Deerfield Special Situations Fund, L.P. on January 5, 2018 (as amended, supplemented or otherwise modified from time to time) to purchase an aggregate of 3,792,868 shares of Common Stock of the Borrower.

Section 1.2 Interpretation. In this Agreement and the other Loan Documents, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun. The division of this Agreement and the other Loan Documents into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions. The words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement (or other applicable Loan Document) as a whole and not to any particular Article or Section hereof (or thereof). The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “documents” and “agreements” include any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The use in any of the Loan Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. References to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement (or other applicable Loan Document). Unless specifically stated otherwise, any reference to any of the Loan Documents means such document as the same shall be amended, restated, supplemented or otherwise modified and from time to time in effect. The references to “asset” (or “assets”) and “property” (or “properties”) in the Loan Documents are meant to be mean the same and are used throughout the Loan Documents interchangeably, and such words shall be deemed to refer to any and all tangible and intangible assets and properties, including cash, securities, Stock, accounts and contract rights. Unless otherwise specified herein or therein, all terms defined in any Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, unless otherwise expressly stated, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation, and any reference to any law or regulation, shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Whenever any reference is made in any Loan Document to any Person such reference shall be construed to include such Person’s permitted successors and permitted assigns. Any financial ratios required to be satisfied in order for a specific action to be permitted under any Loan Document shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein or therein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number). Unless otherwise specified, all references in any Loan Document to times of day shall be references to New York City time. Notwithstanding anything to the contrary in any Loan Document, any reference to “Organizational Document” or “Organizational Documents” of any Loan Party or any of its Subsidiaries in any Loan Document shall mean such written documents, agreements and arrangements that are in effect on the Agreement Date after giving effect to the Transactions occurring on the Agreement Date that have been approved by the Required Lenders, without giving effect to any amendment, restatement, change, supplement, waiver or other modification thereto or thereof that is not expressly permitted by Section 5.2(j). Any reference to “payment in full”, “paid in full”, “repaid in full”, “prepaid in full”, “redeemed in full” or any other term or word of similar effect used in this Agreement or any other Loan Document with respect to the Loans or the Obligations shall mean all Obligations (including any Prepayment Fees) (excluding contingent claims for indemnification to the extent no claim giving rise thereto has been asserted) have been repaid in full in cash or through the issuance of Conversion Shares or a combination of cash and Conversion Shares and have been fully performed. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, (a) no action or inaction is permitted (and any such action or inaction shall be and is expressly prohibited) under this Agreement and/or any other Loan Document to the extent such action or inaction is prohibited by the Senior Facility Subordination Agreement, (b) all terms and provisions in this Agreement and the other Loan Documents shall be deemed to be (i) qualified and modified by the terms and provisions of the Senior Facility Subordination Agreement and (ii) subject to the Senior Facility Subordination Agreement without having to expressly include language stating that such terms and provisions are “subject to the Senior Facility Subordination Agreement,” and (c) with respect to any conflict between the terms and provisions of this Agreement and/or any other Loan Document, on the one hand, and the Senior Facility Subordination Agreement, on the other hand, the Senior Facility Subordination Agreement shall govern and control.

Section 1.3 Business Day Adjustment. Except as otherwise expressly stated herein or in any other Loan Document (and except on the Maturity Date or any date of acceleration of any of the Obligations, which in each such case, such payment or performance shall be due and payable or performed on or prior to such day regardless of whether such day is a Business Day), if the day by which any payment or other performance is due to be made is not a Business Day, that payment or performance shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment or other performance shall be made by the Business Day immediately preceding the day by which such payment or other performance is due to be made; provided that interest will continue to accrue each additional day in connection therewith.

Section 1.4 Loan Records.

(a) The Borrower will record on its books and records the amount of the Loans, the unfunded amount of the Disbursement Commitments, the interest rate applicable thereto, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.

(b) The Borrower shall establish and maintain at its address referred to in Section 6.1, (i) a record of ownership (the “Register”) of the interests (including any rights to receive payment hereunder) of each Lender in the Loans and the unfunded Disbursement Commitments, and any assignment of any such interest or interests, and (ii) accounts in the Register in which it shall record (1) the names and addresses of the Lenders (and any change thereto pursuant to this Agreement), (2) the amount of the Loans and the unfunded Disbursement Commitments and each funding of any participation therein, (3) the amount of any principal, interest, fee or other amount due and payable or paid, and (4) any other payment received by the Lenders from the Borrower and its application to the Loans and the unfunded Disbursement Commitments. The Register of the Borrower shall be absolute, binding and conclusive absent manifest error.

(c) The Loans made by each Lender are evidenced by this Agreement. Additionally, the Borrower shall execute and deliver to each Lender (and/or, if applicable and if so requested by any assignee Lender pursuant to the assignment provisions of Section 6.5) on each Disbursement Date (or, if such assignment is made after the applicable Disbursement Date, promptly after such Lender’s request) a Note payable to such Lender in an amount equal to the unpaid principal amount of the outstanding Loans held by such Lender (which, at the request of such Lender, may provide separate Notes for separate or different parts of the outstanding Loans held by such Lender). Notwithstanding anything to the contrary contained in this Agreement, the Loans and the unfunded Disbursement Commitments (including any Notes evidencing the such outstanding Loans) are registered obligations, the right, title and interest of the Lenders and their successors and assignees in and to the Loan and any Disbursement Commitments shall be transferable only upon notation of such Transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Borrower and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower or such Lender at any reasonable time and from time to time upon reasonable prior written notice.

Section 1.5 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower or its Subsidiaries (including, with respect to GAAP, any change in GAAP that would require leases that would be classified as operating leases under GAAP on the Agreement Date to be reclassified as Capital Leases) shall be given effect for purposes of measuring compliance with any provision of this Agreement or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless the Borrower and the Required Lenders agree to modify such provisions to reflect such changes in GAAP, and unless such provisions are modified, all financial statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein or in any other Loan Document, all terms of an accounting or financial nature used herein and in the other Loan Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Loan Documents shall be made, without giving effect to any election under Statement of Financial Accounting Standards No. 159 (Codification of Accounting Standards 825-10) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary at “fair value,” as defined therein. A breach of any financial covenant set forth in Section 5.1(v) shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to any Lender.

Section 1.6 Officers. Any document, agreement or instrument delivered under the Loan Documents that is signed by an Authorized Officer or another officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Officer or other officer shall be conclusively presumed to have acted on behalf of such Loan Party in such person’s capacity as an officer of such Loan Party and not in any individual capacity.

ARTICLE 2

AGREEMENT FOR THE LOAN

Section 2.1 Use of Proceeds. The proceeds of each Disbursement will be used for working capital and other general corporate purposes of the Borrower, including Permitted Acquisitions; provided, however, that the proceeds of each Disbursement shall not be used to pay all or any portion of any liability in excess of $15,000,000 (other than any Indebtedness or other obligations under the Senior Facility Documents or the Revolving Credit Facility Documents) in the aggregate without the prior written consent of the Required Lenders in their sole discretion.

Section 2.2 Disbursements.

(a) Initial Disbursement. Subject to the satisfaction (or waiver by the Required Lenders) of the conditions set forth in Section 4.1, Section 4.2 and this Section 2.2(a) and subject to the terms in this Agreement and in reliance on the representations and warranties in the Loan Documents, the Borrower shall provide a written notice to each Lender (other than the Specified Lenders) holding an Initial Disbursement Commitment in form and substance reasonably satisfactory to each such Lender from an Authorized Officer of the Borrower (certifying that all such aforementioned conditions in this Section 2.2(a) are satisfied or are expected to be satisfied on the proposed date of the funding of the Initial Disbursement) requesting each such Lender fund in a single advance its Pro Rata Initial Disbursement Share of the Initial Disbursement at least five (5) Business Days in advance of the proposed date of the funding of the Initial Disbursement amount by such Lender (or such shorter period agreed to by all such Lenders in their sole discretion) with the proposed date of funding being required to be a single Business Day during the period commencing on (and including) the Agreement Date and ending on (and including) February 25, 2019 (or such earlier date set forth in the proviso of the first sentence of Section 2.3(a) or caused by the Facility Termination Date occurring or any earlier date of termination based on remedies available upon (or at the time of) the occurrence of an Event of Default) (such end date of the Initial Disbursement Commitments, the “Remaining Initial Disbursement Commitment Termination Date”),

whereupon each Lender (other than the Specified Lenders) holding an Initial Disbursement Commitment severally but not jointly agrees to lend to the Borrower in a single advance on the proposed date of funding, the principal amount (but not less than the principal amount) of the total Initial Disbursement Commitment amount multiplied by the percentage set forth opposite such Lender’s name in Annex A under the heading “Pro Rata Initial Disbursement Share.” Following receipt of such written notice from Borrower pursuant to the above terms in this Section 2.2(a), each Lender (other than the Specified Lenders) holding an Initial Disbursement Commitment with a Pro Rata Initial Disbursement Share greater than 0% shall make its Pro Rata Initial Disbursement Share of the Initial Disbursement requested by the Borrower pursuant to such written notice available to the Borrower on the proposed date of funding of the Initial Disbursement covered by such written notice to the extent that the conditions set forth in Section 4.1, Section 4.2 and this Section 2.2(a) have been satisfied for the Initial Disbursement. Amounts borrowed under this Section 2.2(a) are referred to as the “Initial Disbursement.” Upon the funding by any Lender (other than the Specified Lenders) of its Pro Rata Initial Disbursement Share of the Initial Disbursement, the Initial Disbursement Commitment of such Lender shall immediately and automatically terminate and the Borrower shall provide notation thereof in the Register of such termination and the holding of the Initial Disbursement by such Lender. Upon the funding by each Lender (other than the Specified Lenders) of its Pro Rata Initial Disbursement Share of the Initial Disbursement, each of the Specified Lenders shall be deemed for all purposes of this Agreement to have funded its Pro Rata Initial Disbursement Share of the Initial Disbursement, the Initial Disbursement Commitment of such Specified Lender shall immediately and automatically terminate and the Borrower shall provide notation thereof in the Register of such termination and the holding of the Initial Disbursement by such Specified Lender; provided that no Specified Lender shall have any duty or obligation to fund (and has made no commitment to fund) any Initial Disbursement Commitment, or any amounts or obligations under this Agreement or the other Loan Documents. Any Initial Disbursement Commitments that are still available as of the Remaining Initial Disbursement Commitment Termination Date shall immediately and automatically terminate without any action or notice by any Person. Notwithstanding anything to the contrary in the Loan Documents or otherwise, as consideration for agreeing to the terms and provisions set forth in the Senior Facility Amendment (which it is understood and agreed by all Parties to this Agreement would have not been agreed to by the lenders (including the Specified Lenders) party to the Senior Facility Amendment without the receipt and benefit thereof), on and after the date any Initial Disbursement of any amount is funded or made by any Lender or any other Person, the Specified Lenders shall hold (and be deemed to hold for all purposes) $5,000,000 in Initial Disbursements in the percentages set forth on Annex A under the heading “% of Total Initial Disbursement Commitment” (with such changes to such amount and such percentages from any permitted assignments or transfers thereof, or any prepayments, repayments, conversions or other reductions thereof in accordance with the terms and provisions of this Agreement, from time to time).

(b) First Subsequent Disbursement. Subject to the satisfaction (or waiver by the Required Lenders) of the conditions set forth in Section 4.1, Section 4.3 and this Section 2.2(b) and subject to the terms in this Agreement and in reliance on the representations and warranties in the Loan Documents, to the extent the Borrower provides a written notice to each Lender holding a First Subsequent Disbursement Commitment in form and substance reasonably satisfactory to each such Lender from an Authorized Officer of the Borrower (certifying that all such aforementioned conditions in this Section 2.2(b) are satisfied or are expected to be satisfied on the proposed date of the funding of such First Subsequent Disbursement) requesting each such Lender fund in a single advance its Pro Rata First Subsequent Disbursement Share of the First Subsequent Disbursement at least twelve (12) Business Days in advance of the proposed date of the funding of such First Subsequent Disbursement amount by such Lender (or such shorter period agreed to by all such Lenders in their sole discretion) with the proposed date of funding being required to be a single Business Day during the period commencing on (and including) the first Business Day after March 31, 2019 and ending on (and including) June 30, 2019 (or such earlier date set forth in the proviso of the first sentence of Section 2.3(a) or caused by the Facility

Termination Date occurring or any earlier date of termination based on remedies available upon (or at the time of) the occurrence of an Event of Default) (such end date of the First Subsequent Disbursement Commitments, the “Remaining First Subsequent Disbursement Commitment Termination Date”), each Lender holding a First Subsequent Disbursement Commitment severally but not jointly agrees to lend to the Borrower in a single advance on the proposed date of funding, up to the principal amount set forth opposite such Lender’s name in Annex A under the heading “First Subsequent Disbursement Commitment.” Following receipt of such written notice from Borrower pursuant to the above terms in this Section 2.2(b), each Lender holding a First Subsequent Disbursement Commitment shall make its Pro Rata First Subsequent Disbursement Share of such First Subsequent Disbursement requested by the Borrower pursuant to such written notice available to the Borrower on the proposed date of funding of such First Subsequent Disbursement covered by such written notice to the extent that the conditions set forth in Section 4.1, Section 4.3 and this Section 2.2(b) have been satisfied for such First Subsequent Disbursement. Amounts borrowed under this Section 2.2(b) are referred to as the “First Subsequent Disbursement.” Upon the funding by any Lender of its Pro Rata First Subsequent Disbursement Share of the First Subsequent Disbursement, the First Subsequent Disbursement Commitment of such Lender shall immediately and automatically terminate and the Borrower shall provide notation thereof in the Register of such termination and the holding of the First Subsequent Disbursement by such Lender. Any First Subsequent Disbursement Commitments that are still available as of the Remaining First Subsequent Disbursement Commitment Termination Date shall immediately and automatically terminate without any action or notice by any Person.

(c) Second Subsequent Disbursement. Subject to the satisfaction (or waiver by the Required Lenders) of the conditions set forth in Section 4.1, Section 4.3 and this Section 2.2(c) and subject to the terms in this Agreement and in reliance on the representations and warranties in the Loan Documents, to the extent the Borrower provides a written notice to each Lender holding a Second Subsequent Disbursement Commitment in form and substance reasonably satisfactory to each such Lender from an Authorized Officer of the Borrower (and with such written notice certifying that all such aforementioned conditions in this Section 2.2(c) are satisfied or are expected to be satisfied on the proposed date of the funding of such Second Subsequent Disbursement) requesting each such Lender fund in a single advance its Pro Rata Second Subsequent Disbursement Share of the Second Subsequent Disbursement at least twelve (12) Business Days in advance of the proposed date of the funding of such Second Subsequent Disbursement amount by such Lender (or such shorter period agreed to by all such Lenders in their sole discretion) with the proposed date of funding being required to be a single Business Day during the period commencing on (and including) the first Business Day after June 30, 2019 and ending on (and including) July 10, 2019 (or such earlier date set forth in the proviso of the first sentence of Section 2.3(a) or caused by the Facility Termination Date occurring or any earlier date of termination based on remedies available upon (or at the time of) the occurrence of an Event of Default) (such end date of the Second Subsequent Disbursement Commitments, the “Remaining Second Subsequent Disbursement Commitment Termination Date”), each Lender holding a Second Subsequent Disbursement Commitment severally but not jointly agrees to lend to the Borrower in a single advance on the proposed date of funding, up to the principal amount set forth opposite such Lender’s name in Annex A under the heading “Second Subsequent Disbursement Commitment.” Following receipt of such written notice from Borrower pursuant to the above terms in this Section 2.2(c), each Lender holding a Second Subsequent Disbursement Commitment shall make its Pro Rata Second Subsequent Disbursement Share of such Second Subsequent Disbursement requested by the Borrower pursuant to such written notice available to the Borrower on the proposed date of funding of such Second Subsequent Disbursement covered by such written notice to the extent that the conditions set forth in Section 4.1, Section 4.3 and this Section 2.2(c) have been satisfied for such Second Subsequent Disbursement. Amounts borrowed under this Section 2.2(c) are referred to as the “Second Subsequent Disbursement.” Upon the funding by any Lender of its Pro Rata Second Subsequent Disbursement Share of the Second Subsequent Disbursement, the Second Subsequent Disbursement Commitment of such Lender shall immediately and automatically terminate and the Borrower shall provide notation thereof in the Register of such termination and the holding of the Second Subsequent Disbursement by such Lender. Any Second Subsequent Disbursement Commitments that are still available as of the Remaining Second Subsequent Disbursement Commitment Termination Date shall immediately and automatically terminate without any action or notice by any Person.

(d) No Re-Borrowing of Disbursements or Loans. Amounts borrowed as an Initial Disbursement or a Subsequent Disbursement which are paid, repaid, redeemed and/or prepaid may not be re-borrowed under any circumstances.

Section 2.3 Payments; Prepayments; Exit Fees; Prepayment Fee; No Call.

(a) The Borrower shall pay in cash to each Lender (based on its respective Pro Rata Share) the outstanding principal amount of the Obligations on the earlier (such earlier date, the “Facility Termination Date”) of (i) the Maturity Date and (ii) the date the principal amount of the Obligations are declared to be or automatically become due and payable upon (or at the time of) the occurrence of an Event of Default; provided that, notwithstanding anything to the contrary in the Loan Documents, to the extent the Remaining Initial Disbursement Commitment Termination Date, the Remaining First Subsequent Disbursement Commitment Termination Date and/or the Remaining Second Subsequent Disbursement Commitment Termination Date would occur after such earlier date of clauses (i) – (ii) above in this sentence, then the Remaining Initial Disbursement Commitment Termination Date, the Remaining First Subsequent Disbursement Commitment Termination Date and/or the Remaining Second Subsequent Disbursement Commitment Termination Date, as applicable, shall automatically be moved to the same earliest date without any action or notice of any Person.

(b) At least fifteen (15) calendar days prior to the anticipated occurrence of any Change of Control, the Borrower shall notify the Lenders of the applicable Change of Control (a “Change of Control Notice”). Subject to Section 2.9(l), any Lender may notify the Borrower, in such Lender’s sole discretion, by delivering written notice to the Borrower at least five (5) calendar days prior to the anticipated occurrence of such Change of Control, that such Lender elects to either (i) convert all or a portion of its outstanding Loans into Preferred Stock at the applicable Conversion Rate in accordance with Section 2.9 and, if applicable, Section 2.11 (a “Change of Control Conversion Notice”) or (ii) in the case of VHP, VIP, any Specified Lender or their respective Affiliates only, for any amounts not elected to be converted pursuant to clause (i), have the Borrower pay in cash to such Lender (based on its respective Pro Rata Share) the outstanding Obligations substantially concurrently with the occurrence of such Change of Control (a “Change of Control Repayment Notice”). In the event (x) a Lender (other than VHP, VIP, any Specified Lender and their respective Affiliates) fails to timely deliver a Change of Control Conversion Notice or (y) a Change of Control Repayment Notice is timely received by the Borrower from VHP, VIP, each Specified Lender or their respective Affiliates pursuant to this Section 2.3(b), the Borrower shall pay in cash to such Lender (based on its respective Pro Rata Share) the outstanding Obligations substantially concurrently with the occurrence of such Change of Control. For the avoidance of doubt, VHP, VIP, any Specified Lender or their respective Affiliates may elect to deliver neither a Change of Control Conversion Notice nor a Change of Control Repayment Notice for any of their Loans, in which case such Lenders shall continue to hold their respective Loans which are not elected for conversion or repayment following such Change of Control, unless such Loans are subject to prepayment pursuant to and in accordance with Section 2.3(c).

(c) Except as provided below in this Section 2.3(c), the Loans may, at the option of the Borrower, be prepaid in cash, in whole or in part, together with accrued and unpaid interest thereon, at any time upon fifteen (15) Business Days’ prior written notice to the Lenders (any such notice, a “Prepayment Notice”) subject to the payment by the Borrower to each Lender (based on its respective Pro Rata Share of such Loans) in accordance with Section 2.3(d) and Section 2.4 of (i) the Interim Exit Fee or Final Exit Fee, as applicable, set forth in the last paragraph of this Section 2.3(c), and (ii) the fees outlined below (any such fee outlined below, a “Prepayment Fee”) to be paid in cash, if paid, repaid, redeemed or prepaid:

(i) on or prior to July 6, 2022, upon cash payment of a premium equal to the Applicable Premium as of the date of prepayment;

(ii) after July 6, 2022 but on or prior to July 6, 2023, upon cash payment of a premium equal to 5.0% of the principal of the applicable Loans being paid, repaid, redeemed or prepaid (without giving effect to the principal payment, repayment, redemption or prepayment when calculating the 5.0%); and

(iii) after July 6, 2023 but on or prior to January 5, 2025, upon cash payment of a premium equal to 4.0% of the principal of the applicable Loans being paid, repaid, redeemed or prepaid (without giving effect to the principal payment, repayment, redemption or prepayment when calculating the 4.0%).

Notwithstanding the foregoing or anything to the contrary in the Loan Documents, (i) except for a prepayment in connection with a Change of Control or a Fundamental Change in which the consideration to be paid to the holders of outstanding Common Stock (other than shares held by VHP, VIP or their respective Affiliates) consists solely of cash at a per share price in excess of the then current Conversion Price (determined based on the Common Stock Conversion Rate), the Loans shall not be permitted to be prepaid at any time that the Volume Weighted Average Price of the Common Stock for the five-trading-day period ending on and including the Trading Day immediately preceding the delivery of any Prepayment Notice exceeds then current Conversion Price (determined based on the Common Stock Conversion Rate) and (ii) upon receipt of any Prepayment Notice, each Lender shall have the right, prior to the applicable prepayment, to convert all or a portion of the Loans to be so prepaid (but including, for the avoidance of doubt, any Interim Exit Fee or Final Exit Fee and excluding, for the avoidance of doubt, any Prepayment Fee) into Preferred Stock at the Conversion Rate in accordance with Section 2.9 and Section 2.11 that would apply as if such prepayment were a Fundamental Change, using the Stock Price applicable to such prepayment. Upon receipt of any Prepayment Notice, the Borrower shall, if requested in writing by a Lender that is VHP, VIP or their respective Affiliates, disclose to such Lender any material non-public information regarding the Borrower (as such term is defined under U.S. federal securities laws), subject to execution by such Lender of a customary confidentiality agreement (with a trading restriction on the Lender and no “cleansing” requirement by the Borrower) with the Borrower.

The Parties acknowledge and agree that, in light of the impracticality and extreme difficulty of ascertaining actual damages, the Prepayment Fee set forth in this Section 2.3(c) is intended to be a reasonable calculation of the actual damages that would be suffered by the Lenders as a result of any such payment, repayment, redemption or prepayment. The parties hereto further acknowledge and agree that the Prepayment Fee set forth in this Section 2.3(c) is not intended to act as a penalty or to punish the Borrower or any other Loan Party for any such payment, repayment, redemption or prepayment.

Notwithstanding anything to the contrary in the Loan Documents, at any time that (i) any of the Loans (including any Loans held by the Specified Lenders) are paid, repaid, redeemed or prepaid or converted into Preferred Stock in accordance with Section 2.9 (whether before, at the time of or after the Maturity Date or any acceleration, bankruptcy or otherwise), the Borrower shall pay to each Lender (based on its respective Pro Rata Share of such Loans) a non-refundable exit fee (the “Interim Exit Fee”) equal to 1% of the aggregate principal amount of such Loans so paid, repaid, redeemed, prepaid or converted, which Interim Exit Fee shall be (A) due and payable in cash upon any such payment, repayment, redemption or prepayment of such Loans or (B) converted into Preferred Stock (assuming such Interim Exit Fee were principal) in accordance with Section 2.9 upon any such conversion of such Loans into Preferred Stock, and (ii) all (but not less than all) of the Loans are paid, repaid, redeemed or prepaid or converted into Preferred Stock in accordance with Section 2.9 (whether before, at the time of or after the Maturity Date or any acceleration, bankruptcy or otherwise), the Borrower shall pay to each Lender (based on its respective Pro Rata Share of such Loans) a non-refundable exit fee (the “Final Exit Fee”) equal to 3% of the aggregate principal amount of the Disbursement Commitments that were not drawn by the Borrower in accordance with Section 2.2(a), (b) or (c), as applicable, prior to such time, which Final Exit Fee (A) shall be due and payable in cash upon any such payment, repayment, redemption or prepayment of all (but not less than all) the Loans or (B) be converted into Preferred Stock (assuming such Final Exit Fee were principal) in accordance with Section 2.9 and, if applicable, Section 2.11 upon any such conversion of all (but not less than all) the Loans into Preferred Stock.

(d) Each payment, repayment, redemption and prepayment by the Borrower or any other Loan Party shall be applied (i) first, ratably to all fees, costs and expenses (including any attorneys’ fees) owed to any Lender under the Loan Documents, (ii) second, ratably to accrued and unpaid interest owed to the Lenders under the Loan Documents, (iii) third, ratably to the principal amount of the Loans owed to the Lenders (including any Prepayment Fee), and, (iv) fourth, to all other Obligations owing to any Lender; provided that notwithstanding the foregoing or anything else to the contrary in the Loan Documents, (1) any acceleration payments, repayments, redemptions or prepayments shall be applied as determined by the Required Lenders and the Specified Lenders in their sole discretion and, with respect to any such Obligations owed to the Lenders, shall be allocated among the Lenders in accordance with and in proportion to their respective Pro Rata Shares and (2) the Borrower shall not be able to direct the application of any payments during the continuance of a Default or an Event of Default, in which case such payments shall be applied as determined by the Required Lenders and the Specified Lenders in their sole discretion.

Section 2.4 Payment Details. All payments of the Obligations by the Borrower or any other Loan Party hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and shall be paid in cash in Dollars and applied in accordance with Section 2.3(d). Payments of any amounts and other Obligations due to the Lenders under this Agreement or the other Loan Documents shall be made in Dollars in immediately available funds prior to 11:00 a.m. (New York City time) on such date that any such payment is due, using such wire information or address for such applicable Lender that is set forth on Schedule 2.4 or at such other bank or place as such applicable Lenders shall from time to time designate in writing at least prior to the date such payment is due. Any payment received by any Lender after 11:00 a.m. (New York City time) may in such Lender’s discretion be deemed to have been made on the following Business Day. The Borrower shall pay all and any fees, costs and expenses (administrative or otherwise) imposed by banks, clearing houses or any other financial institutions in connection with making any payments under any of the Loan Documents.

Section 2.5 Taxes.

(a) Any and all payments hereunder or under any other Loan Document shall be made, in accordance with this Section 2.5, free and clear of and without deduction for any and all present or future Taxes except as required by Applicable Law. If any Loan Party shall be required by Applicable Law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (i) such Loan Party shall make such deductions, (ii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law, and (iii) to the extent that the deduction is made on account of Indemnified Taxes, the sum payable shall be increased by as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5), each Lender shall receive an amount equal to the sum it would have received had no such deductions been made (any and all such additional amounts payable shall hereafter be referred to as the “Additional Amounts”). Within thirty (30) days after the date of any payment of such Taxes, the Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(b) In addition, the Loan Parties agree to pay and authorize each Lender to pay in their name, all Other Taxes. Within 30 days after the date of any payment of Other Taxes by any Loan Party, the Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(c) The Borrower shall reimburse and indemnify, within ten (10) days after receipt of demand therefor, each Lender for all Indemnified Taxes (including all Indemnified Taxes imposed on amounts payable under this Section 2.5(c)) paid or payable by such Lender, and any Liabilities arising therefrom or relating thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Lender(s) setting forth the amounts to be paid thereunder and delivered to the Borrower shall be absolute, conclusive and binding, absent manifest error.

(d) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall, on or before the date on which the Lender becomes a party to this Agreement, provide to Borrower a properly completed and executed IRS Form W-9 certifying that such Lender is not subject to backup withholding tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) and is entitled to an exemption from or reduction of U.S. federal withholding tax with respect to payments under this Agreement shall, on or before the date on which such Lender becomes a party to this Agreement, provide Borrower with a properly completed and executed IRS Form W-8ECI, W-8BEN-E, W-8IMY or other applicable forms (together with any required supporting documentation), or any other applicable certificate or document reasonably requested by the Borrower, and, if such Foreign Lender is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Borrower with a certificate (the “Portfolio Interest Certificate”) representing that such Foreign Lender is not a “bank” for purposes of Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Borrower described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), and is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code or any successor provisions thereto). If the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Portfolio Interest Certificate on behalf of such partners. Each Lender shall provide new forms (or successor forms) as reasonably requested by the Borrower from time to time and shall notify the Borrower in writing within a reasonable time after becoming aware of any event requiring a change in the most recent forms previously delivered by such Lender to the Borrower.

(e) If a payment to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower, at the times prescribed by law or as reasonably requested by Borrower, such documentation as is required in order for the Borrower to comply with its obligations under FATCA, to determine that such Lender has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.5(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.5, such Lender shall promptly pay such refund (but only to the extent of indemnity payments made under this Section 2.5 with respect to the Taxes refund) to the Borrower, net of all out-of-pocket expense (including any Taxes imposed thereon) of such Lender incurred in obtaining such refund or making such payment, provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender if such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.5(f), in no event shall a Lender be required to pay any amount to the Borrower pursuant to this Section 2.5(f), the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted or otherwise imposed and the indemnification payments with respect to such Tax had never been paid. Nothing in this Section 2.5(f) shall require any Lender to disclose any information it deems confidential (including its tax returns) to any Person, including the Borrower.

Section 2.6 Costs, Expenses and Losses. If, as a result of any failure by the Borrower or any other Loan Party to pay any sums or Obligations due under this Agreement or any other Loan Document on the due date therefor (after the expiration of any applicable grace periods, but without giving effect to any grace period after the occurrence of an Event of Default of the type set forth in Section 5.4(d)), any Lender shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to make or maintain any Disbursement or Loan or provide the Disbursement Commitments, the Borrower shall pay to such Lender upon request by the Lenders, the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by it of a certificate from the Lenders setting forth in reasonable detail such costs, expenses and/or losses, along with supporting documentation. For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense which may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund any Disbursement or Loan (or provide the Disbursement Commitments) or any portion thereof.

Section 2.7 Interest. From and after the Agreement Date, the outstanding principal amount of the Loans and any overdue interest thereon shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each month based on a year of 360 days). Interest shall be paid quarterly in arrears on the last Business Day of each calendar quarter commencing on March 29, 2019 (each, an “Interest Payment Date”), with fifty percent (50%) of such interest paid in cash and the remaining fifty percent (50%) of such interest paid in kind by increasing the principal balance of the outstanding Loans in an amount equal to the amount of interest then due, which increased principal amount shall, from and after such Interest Payment Date, constitute Loans hereunder and bear interest in accordance with this Section 2.7.

Section 2.8 Interest on Late Payments; Default Interest.

(a) Without limiting the remedies available to the Lenders under the Loan Documents or otherwise, to the maximum extent permitted by Applicable Law, if the Borrower or any other Loan Party fails to make a required payment of principal or interest with respect to the Loan or any other Obligations when due, other than to than to the extent arising from an acceleration (except for an acceleration due (completely or partially) to an Event of Default under Section 5.4(a) that is not caused by an automatic acceleration from an Event of Default under Section 5.4(d)) or bankruptcy, or fails to deliver any Conversion Shares by the Conversion Delivery Deadline, the Borrower shall pay, in respect of such principal, interest and other Obligations, or Conversion Amount as applicable, at the rate per annum equal to the Interest Rate plus ten percent (10%) for so long as such payment or Conversion Share delivery failure remains outstanding. In the event a Lender revokes its Conversion Notice pursuant to Section 2.9(i), such Conversion Share delivery failure shall no longer be outstanding as of and following the date of such revocation. Such interest shall be payable in cash on demand to the extent permitted under the Senior Facility Subordination Agreement and, if not so permitted, shall be paid in shares of Common Stock valued based on the Volume Weighted Average Price of the Common Stock for the five (5) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Conversion Delivery Deadline.

(b) At the election of the Required Lenders, while any Event of Default exists (or automatically, in the case of any Event of Default under Section 5.4(a) or Section 5.4(d)), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Applicable Law) on the Obligations and past due interest thereon, if any, from and after the date of occurrence of such Event of Default, at a rate per annum equal to the Interest Rate plus two percent (2%). To the extent permitted by Applicable Law, such additional interest rate shall retroactively apply to the first day of existence of such Event of Default. Such interest shall be payable in cash on demand to the extent permitted under the Senior Facility Subordination Agreement and, if not so permitted, shall be paid in shares of Common Stock valued based on the Volume Weighted Average Price of the Common Stock for the five (5) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Conversion Delivery Deadline.

Section 2.9 Conversion Feature. The Loans may be converted into Preferred Stock on the terms and conditions set forth in this Section 2.9 and, as applicable, Section 2.11.

(a) Conversion at Option of the Lenders. Each Lender shall be entitled in its sole discretion to convert at any time all or any part of its Loans into Preferred Stock (the “Conversion Shares”), in accordance with this Section 2.9, at the Conversion Rate (subject to the 4.985% Cap, as applicable, and the Ownership Limitation, as applicable). The Borrower shall not issue any fractional shares of Preferred Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Preferred Stock, then the Borrower shall round such fraction of a share of Preferred Stock up or down to the nearest whole share (with 0.5 rounded up).

(b) Conversion Rate. The number of Conversion Shares issuable upon a conversion of all or any portion of the Loans pursuant to this Section 2.9 shall be determined according to the following formula:

Number of shares of Preferred Stock = Conversion Rate * (Conversion Amount / $1,000)

The Conversion Rate shall be subject to adjustment pursuant to this Section 2.9 and pursuant to Section 2.11 in connection with a Fundamental Change.

(c) Mechanics of Conversion. The conversion of any Loans shall be conducted in the following manner:

(i) Lender Delivery Requirements. To convert a Conversion Amount into Conversion Shares on any date (the “Conversion Date”), the applicable Lender shall (x) provide written notice, substantially in the form of Exhibit E hereto (and, in the case of a Change of Control or a Fundamental Change, as applicable, shall indicate whether such conversion is being made in connection with such Change of Control pursuant to Section 2.3(b) or a Fundamental Change pursuant to Section 2.11) (any such notice, a “Conversion Notice”), to the Borrower setting forth the Conversion Amount and, if any portion of the Conversion Amount is required to be paid in cash pursuant to Section 2.4, wire transfer instructions for the payment of such cash, and to the extent that any Conversion Shares are to be issued in a name other than the Lender’s name, the names and addresses of such Person and the number of shares issuable in the name of such Person and (y) surrender to the Borrower for cancellation any Note certificate representing the Converted Loans. For purposes of this Section 2.9, subject to any Subsequent Stockholder Approval pursuant to Section 5.1(x) (which, if not obtained, shall be subject to the last paragraph of Section 2.11), conversion shall occur immediately prior to the close of business on the date (the “Conversion Effective Date”) that the Borrower receives both the Conversion Notice or, in the case of a Change of Control Conversion Notice or a Fundamental Change Conversion Notice, immediately prior to the effectiveness of such Change of Control or Fundamental Change with respect to which such notice was delivered, as applicable, and the certificate (if any) representing the Converted Loans.

(ii) Borrower’s Response. Following receipt by the Borrower of the Conversion Notice and, if applicable, the Note certificate(s) representing the Converted Loans, the Borrower (x) shall promptly send a confirmation of receipt of such Conversion Notice to the applicable Lender and the Borrower’s designated transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein, and (y) shall use commercially reasonable efforts to, (A) on or before the second (2nd) Business Day (and in any event on or before the fifth (5th) Business Day (such fifth (5th) Business Day, the “Conversion Delivery Deadline”)) following the Conversion Effective Date or, (B) in the case of a Change of Control Conversion Notice or a Fundamental Change Conversion Notice, immediately prior to the effectiveness of such Change of Control or Fundamental Change with respect to which such notice was delivered, as applicable, issue and deliver to the address specified in the Conversion Notice, a stock certificate, registered in the name of such Lender or its designee, for the number of Conversion Shares to which such Lender shall be entitled.

(iii) Conversion into Common Stock. In the event a Lender seeks to convert any Loan directly into shares of Common Stock instead of Preferred Stock, such Lender shall be entitled to indicate the Conversion Amount to be converted directly into Common Stock in its Conversion Notice and, in connection with any such conversion, all references herein to “Conversion Shares” or “Preferred Stock” in connection with the conversion of such Conversion Amount shall instead refer to “Common Stock” (and any other provisions of this Agreement shall be similarly interpreted, mutatis mutandis). The Conversion Rate for any such conversion directly into Common Stock (the “Common Stock Conversion Rate”) will be based on the Conversion Rate that would apply to the conversion of such Loans into Preferred Stock and the conversion rate that would apply to the conversion of such Preferred Stock into Common Stock as set forth in the Certificate of Designations.

(iv) Record Holder. The Person or Persons entitled to receive the Conversion Shares issuable upon a conversion of any Loan shall be treated for all purposes as the legal and record holder or holders of such Preferred Stock upon delivery of the Conversion Notice in accordance with the terms hereof.

(v) [Reserved].

(vi) Taxes. The Borrower shall pay any and all Other Taxes that may be payable with respect to the issuance and delivery of Conversion Shares upon the conversion of any Loan, except to the extent the Other Tax is due because the Lender requests any such shares to be issued in a name other than the Lender’s name (other than due to a name change of Lender), in which case the Lender will pay such Other Tax (and the Borrower shall not be required to issue or deliver any such Conversion Shares unless and until the Lender shall have paid to the Borrower such Other Tax). For greater certainty, the provisions of Section 2.5 shall apply with respect to any and all Taxes with respect to payments by the Borrower (or any other applicable credit party) hereunder, including with respect to the delivery of Conversion Shares upon the conversion of any Loan.

(vii) Legends.

(A) Restrictive Legend. Each Lender understands that the Conversion Shares (including book-entry notations) shall bear a restrictive legend in the form set forth in the Certificate of Designations (and a stop-transfer order will be placed against Transfer of the certificates for such securities), subject to clause (B) below. In addition, each Lender understands that until such time as the shares of Common Stock issuable upon conversion of the Conversion Shares have been registered under the Securities Act and applicable state securities laws as contemplated by the Registration Rights Agreement or otherwise may be sold pursuant to Rule 144 under the Securities Act or an exemption from registration under the Securities Act, in each case without any restriction as to the number of securities as of a particular date that can then be immediately sold, all certificates or other instruments (including book-entry notations) representing any such shares of Common Stock shall bear a restrictive legend substantially in the form set forth below (and a stop-transfer order shall be placed against Transfer of the certificates for such shares).

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE DIRECTLY OR INDIRECTLY OFFERED, SOLD, TRANSFERRED, ENCUMBERED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TRANSFER RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS AND PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (II) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, INCLUDING RULE 144, SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE, TRANSFER, ENCUMBRANCE, ASSIGNMENT OR OTHER DISPOSITION TO REQUIRE THE DELIVERY OF REASONABLE AND CUSTOMARY CERTIFICATIONS, OPINIONS OF COUNSEL AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO EACH OF THEM.

(B) Removal of Restrictive Legend. Upon the request of a Lender and upon receipt by the Borrower of an opinion of counsel reasonably satisfactory to the Borrower to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Borrower shall as promptly as practicable, subject to such applicable policies and procedures of the Borrower’s Transfer Agent, cause (i) the Securities Act restrictive legend or electronic legend set forth in clause (B) of the legend set forth in the Certificate of Designations and set forth on any Conversion Shares to be removed and (ii) the Securities Act restrictive legend or electronic legend on shares of Common Stock to be removed. The legends referred to in the immediately preceding clauses (i) and (ii), the “Securities Act Legends.”

(C) Sale of Unlegended Shares. Each Lender agrees that the removal of the Securities Act Legend from any certificates representing securities as set forth in Section 2.9(c)(vii)(A) above is predicated upon the Borrower’s reliance that such Lender will sell any Conversion Shares (or the shares of Common Stock into which the Conversion Shares are convertible) pursuant to either the registration requirements of the Securities Act and applicable state securities laws, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein.

(d) While any Loan is outstanding, on or prior to the Initial Disbursement and as of each June 30 thereafter (each a “Reservation Date”) the Borrower shall have reserved out of its authorized but unissued shares of Common Stock and Preferred Stock, for delivery upon conversion of the Loans, a number of shares of Common Stock and Preferred Stock equal to the Full Conversion Share Amount that would be issuable if the then outstanding Loans (and the underlying shares of Preferred Stock) were converted in full at any time during the twelve (12) months following such Reservation Date.

(e) Any shares of Preferred Stock delivered upon the conversion of the Loans will be newly issued shares or treasury shares, duly and validly issued, fully paid, nonassessable, free from preemptive rights and free of any Lien or adverse claim (except to the extent of any Lien or adverse claim created by the action or inaction of any Lender, or otherwise created by the Lender holding the applicable Loans).

(f) Adjustment of Conversion Rate. The Borrower will adjust the Conversion Rate from time to time as described in this Section 2.9(f) for any applicable events occurring after the Agreement Date, except that the Borrower will not make an adjustment to the Conversion Rate if each Lender participates (other than in a share split or share combination), at the same time and upon the same terms as holders of the Common Stock, and solely as a result of holding the Loans, in the relevant transaction described in this Section 2.9(f) without having to convert its Loans and as if it held a number of shares of the Common Stock equal to the product of (i) the Conversion Rate in effect on the applicable record date, Ex-Dividend Date, Effective Date or expiration date, and (ii) the aggregate Conversion Amount (expressed in thousands) as would apply to the Loans held by such Lender on such date, rounded up or down to the nearest whole share (with 0.5 rounded up).

(i) Stock Dividends and Share Splits. If the Borrower exclusively issues to all or substantially all holders of the Common Stock shares of Common Stock as a dividend or distribution on shares of the outstanding Common Stock, or if the Borrower effects a share split of the Common Stock after the Amendment Date or a share combination of the Common Stock, the Conversion Rate will be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share split or share combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date of such dividend or distribution or the Open of Business on such Effective Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Ex-Dividend Date of such dividend or distribution or Effective Date (before giving effect to any such dividend, distribution, share split or share combination); and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 2.9(f)(i) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 2.9(f)(i) is declared, but not so paid or made, the Conversion Rate will be immediately readjusted, effective as of the date the Borrower determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii) Rights, Options and Warrants. If the Borrower issues to all or substantially all holders of its outstanding Common Stock, rights, options or warrants entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such issuance, to subscribe for, or purchase, shares of Common Stock, at a price per share less than the average of the Volume Weighted Average Price of the Common Stock for the five (5) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate will be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date of such issuance;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date of such issuance;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Ex-Dividend Date of such issuance;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the Volume Weighted Average Price of the Common Stock over the five (5) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 2.9(f)(ii) shall become effective immediately after the Open of Business on the Ex-Dividend Date of such issuance. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, including because the issued rights, options or warrants were not exercised, the Conversion Rate will be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate will be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 2.9(f)(ii), in determining whether any rights, options or warrants entitle holders of the Common Stock to subscribe for, or purchase, shares of Common Stock at a price per share less than the Volume Weighted Average Price of the Common Stock for the five (5) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for an issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration received by the Borrower for such rights, options or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(iii) Spin-Offs and Other Distributed Property.

(A) If the Borrower distributes shares of its Common Stock, evidences of its Indebtedness or other assets or property of the Borrower, or rights, options or warrants to acquire Stock of the Borrower or other securities of the Borrower, to all or substantially all holders of the Common Stock, excluding:

(1) dividends, distributions and issuances described in Section 2.9(f)(i) hereof or Section 2.9(f)(ii) hereof, as applicable;

(2) dividends or distributions paid exclusively in cash described in Section 2.9(f)(iv) hereof;

(3) Spin-Offs for which the provisions set forth in Section 2.9(f)(iii)(B) hereof will apply; or

(4) distributions of Reference Property in a transaction described in Section 2.9(i).

then the Conversion Rate will be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date of such distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date of such distribution;

SP0	=	the Volume Weighted Average Price of the Common Stock over the five (5) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date of such distribution; and

FMV	=	the fair market value (as determined by the Board of Directors) of the shares of Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of Common Stock on the Ex-Dividend Date of such distribution.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each Lender will receive, for each $1,000 principal amount of the aggregate Conversion Amount as would apply to the Loans held by such Lender on the record date for the distribution, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of shares of Stock, evidences of Indebtedness, assets or property, rights, options or warrants to acquire Stock of the Borrower or other securities that such Lender would have received if such Lender had owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for such distribution.

Any increase made under this Section 2.9(f)(iii)(A) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate will be decreased to be the Conversion Rate that would then be in effect if such distribution had not been declared. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, including because the issued rights, options or warrants were not exercised, the Conversion Rate will be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.

(B) With respect to an adjustment pursuant to this Section 2.9(f)(iii) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Borrower, and such Stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange or a reasonably comparable non-U.S. equivalent (as determined by the Borrower) (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR1	=	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0	=	the Volume Weighted Average Price of the Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock (determined for purposes of the definition of the Volume Weighted Average Price as if such Stock or similar equity interest were the Common Stock) over the first ten (10) consecutive Trading Day period after, and including, the Ex-Dividend Date of such Spin-Off (the “Valuation Period”); and

MP0	=	the Volume Weighted Average Price of the Common Stock over the Valuation Period.

The adjustment to the Conversion Rate under this Section 2.9(f)(iii) will occur as of the close of business on the last Trading Day of the Valuation Period; provided that for any Trading Day that falls within the Valuation Period, references to “10” in the portion of this Section 2.9(f)(iii) related to Spin-Offs shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and such Trading Day in determining the Conversion Rate as of such Trading Day. If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, effective as of the date the Borrower determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

For purposes of this Section 2.9(f) (and subject in all respect to Section 2.9(f)(ix)), rights, options or warrants distributed by the Borrower to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Borrower’s capital stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be Transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 2.9(f)(iii) (and no adjustment to the Conversion Rate under this Section 2.9(f)(iii) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 2.9(f)(iii). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Agreement, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 2.9(f)(iii) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For the purposes of Section 2.9(f)(i), Section 2.9(f)(ii), and this Section 2.9(f)(iii), if any dividend or distribution to which this Section 2.9(f)(iii) applies also includes one or both of:

(1) a dividend or distribution of shares of Common Stock to which Section 2.9(f)(i) hereof applies (a “Clause A Distribution”); or

(2) a dividend or distribution of rights, options or warrants to which Section 2.9(f)(ii) hereof applies (a “Clause B Distribution”)

(any such distribution, a “Multi-Clause Distribution”), then (i) the portion of such Multi-Clause Distribution that is not a Clause A Distribution or a Clause B Distribution will be deemed to be a dividend or distribution to which this Section 2.9(f)(iii) applies (a “Clause C Distribution”), and any Conversion Rate adjustment required by this Section 2.9(f)(iii) with respect to such Clause C Distribution shall then be made, (ii) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 2.9(f)(i) and Section 2.9(f)(ii) with respect thereto shall then be made, except that, if determined by the Borrower (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the Open of Business on such Ex-Dividend Date or Effective Date” within the meaning of Section 2.9(f)(i) or “outstanding immediately prior to the Open of Business on such Ex-Dividend Date” within the meaning of Section 2.9(f)(ii).

(iv) Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate will be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Borrower distributes to all or substantially all holders of Common Stock.

Any increase pursuant to this Section 2.9(f)(iv) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Lender will receive, for each $1,000 principal amount of the aggregate Conversion Amount as would apply to the Loans held by such Lender on the record date for such cash dividend or distribution, at the same time and upon the same terms as holders of the Common Stock, the amount of cash that such Lender would have received if such Lender had owned a number of shares of Common Stock equal to the Conversion Rate in effect on such Ex-Dividend Date. If any such dividend or distribution is declared but not so paid or made, the Conversion Rate will be readjusted, effective as of the date the Borrower determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(v) Tender Offers or Exchange Offers. If the Borrower or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock (other than an odd lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Volume Weighted Average Price of the Common Stock for the five (5) consecutive Trading Day period commencing on, and including, the Trading Day immediately next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (as it may be amended), the Conversion Rate will be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the Volume Weighted Average Price of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The adjustment to the Conversion Rate under this Section 2.9(f)(v) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that for any Trading Day that falls within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in this Section 2.9(f)(v) shall be deemed replaced with such lesser number of Trading Days as have elapsed between the expiration date of such tender or exchange offer and such Trading Day in determining the Conversion Rate as of such Trading Day.

(vi) Successive Adjustments. After an adjustment to the Conversion Rate under this Article II having been made, any subsequent event requiring an adjustment under this Article II will cause an adjustment to the Conversion Rate as so adjusted, without duplication.

(vii) Adjustments Not Yet Effective. If a Lender converts a Loan and, as of the Conversion Date for such Loan, any distribution or transaction that requires an adjustment to the Conversion Rate pursuant to Sections 2.9(f)(i) through (vi) hereof has occurred but has not yet resulted in an adjustment to the Conversion Rate and the shares of Common Stock, if any, that such Lender will receive upon settlement of its converted Loan are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then the Borrower will adjust the number of shares of Common Stock that it delivers to such Lender to reflect the relevant distribution or transaction.

(viii) Conversion Rate Adjustments where Converting Lenders Participate in the Relevant Dividend, Distribution or other Transaction. Notwithstanding anything to the contrary herein, if a Conversion Rate adjustment becomes effective on any date pursuant to this Section 2.9(f), and a Lender that has converted its Loans on or after such date and on or prior to the related record date would be treated, on such record date, as the record holder of the shares of Common Stock, if any, issuable upon such conversion based on an adjusted Conversion Rate for such date, then the Conversion Rate adjustment relating to such date will not be made for such converting Lender. Instead, such Lender will be treated as if such Lender were, as of such record date, the record owner of such shares of Common Stock on an unadjusted basis and will participate in the related dividend, distribution or other event giving rise to such adjustment.

(ix) Stockholder Rights Plans. If the Borrower has a rights plan in effect when a Lender converts a Loan, the Borrower will deliver to such Lender, in addition to any shares of Preferred Stock otherwise issuable to such Lender upon conversion of such Loan, any rights that, under the rights plan, would be applicable to a share of Preferred Stock or Common Stock, unless prior to the Conversion Date for such Loan, the rights have separated from the Preferred Stock or Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 2.9(f)(iii)(B) as if, at the time of such separation, the Borrower had distributed to all holders of the Preferred Stock or Common Stock shares of its Stock, evidences of its Indebtedness, other assets or property of the Borrower or rights, options or warrants to acquire its Stock, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(x) Other Adjustments. Whenever any provision of this Agreement requires the calculation of the Last Reported Sale Price, a Volume Weighted Average Price or a function thereof over a period of multiple days (including the Stock Price for purposes of a Fundamental Change), the Borrower will make appropriate adjustments to the Last Reported Sale Price, the Volume Weighted Average Price or such function thereof to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where dividend, Spin-Off or distribution date, Effective Date or expiration date of the event occurs, at any time during such period.

(xi) In addition to those adjustments required by clauses (i), (ii), (iii), (iv) or (v) of this Section 2.9(f), and subject to the applicable listing standards of the applicable Eligible Market, the Borrower is permitted to increase the Conversion Rate by any amount for a period of at least 20 business days if the Borrower determines that such increase would be in the Borrower’s best interest. Subject to the applicable listing standards of the applicable Eligible Market, the Borrower may also (but is not required to) increase the applicable Conversion Rate to avoid or diminish income tax to holders of the Common Stock or rights to purchase shares of our Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

(xii) Notwithstanding anything to the contrary in this Article 2, the Conversion Rate shall not be adjusted:

(A) upon the issuance (except as expressly set forth in clause (i), (ii) or (iii) of Section 2.9(f)) or sale of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities, except to the extent such issuance or sale constitutes a Fundamental Change and the Conversion Rate is subject to adjustment under Section 2.11;

(B) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (A) of this subsection and outstanding as of the date the Notes were first issued;

(C) upon the repurchase of shares of Common Stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in Section 2.9(f)(v);

(D) solely for a change in the par value of the Common Stock so long as the Conversion Shares would be fully paid and nonassessable following the issuance hereunder; or

(E) for accrued and unpaid interest, if any.

(xiii) The Borrower shall not be required to make an adjustment pursuant to clauses (i), (ii), (iii), (iv) or (v) of this Section 2.9(f) unless such adjustment would result in a change of at least 0.5% of the then effective Conversion Rate. However, the Borrower shall carry forward any adjustment that the Borrower would otherwise have to make and take that adjustment into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried-forward adjustments shall be made with respect to the Loans where the aggregate of all such carried-forward adjustments equals or exceeds 0.5% of the Conversion Rate. All calculations and other determinations under this Article 2 shall be made by the Borrower and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

(g) Notices. The Borrower will deliver to each Lender a written notice:

(i) promptly following the public announcement of any event that will require the Borrower to make an adjustment to the Conversion Rate pursuant to this Section 2.9, which notice will include (i) a brief description of such event, (ii) the date on which the Borrower anticipates that such event will occur, (iii) the date on which the Borrower anticipates that the adjustment to the Conversion Rate will become effective, and (iv) if any record date, expiration date or Effective Date is applicable to such event, such record date, expiration date, or Effective Date. Neither the failure to give such notice, nor any defect therein, will affect the legality or validity of such action by the Borrower;

(ii) in the case of an anticipated Fundamental Change, promptly following the entry into a definitive agreement relating to a Fundamental Change (and in any event on or before the 20th calendar day immediately preceding the effective date of a Fundamental Change, a “Fundamental Change Notice”), which notice will include (i) a brief description of such event, (ii) the date on which the Borrower anticipates that such event will occur, (iii) the date on which the Borrower anticipates that the adjustment to the Conversion Rate will become effective, (iv) the last date on which a Lender may exercise its right to require the Borrower to convert its Loans as a result of such Fundamental Change (which date shall be not more than 3 Business Days preceding the effective date of the applicable Fundamental Change); (v) the procedures that a Lender must follow to require the Borrower to convert its Loan; (vi) the Conversion Rate and Conversion Price as in effect on the date of such notice; and (vii) any adjustments that will be made to the Conversion Rate as a result of such Fundamental Change, including, if applicable, any Additional Shares by which the Conversion Rate will be increased pursuant to Section 2.11 hereof for a Lender that converts a Loan in connection with such Fundamental Change; and

(iii) following such time as the Borrower adjusts the Conversion Rate pursuant to this Section 2.9, which notice will include (i) a brief description of the event requiring adjustment to the Conversion Rate pursuant to this Section 2.9, (ii) the effective time of such adjustment, (iii) the Conversion Rate in effect immediately after such adjustment is made and (iv) a schedule explaining, in reasonable detail, how the Borrower calculated such adjustment. The failure to deliver such notice will not affect the legality or validity of any such adjustment.

(h) In the event that the Borrower provides both a Prepayment Notice to the Lenders and a Fundamental Change Notice to the Lenders, the Lenders who have elected to convert their Loans shall be entitled to a single adjustment to the Conversion Rate in connection therewith, with respect to the first to occur of the effective date of the relevant prepayment or Fundamental Change, and the later event will be deemed not to have occurred for purposes of the adjustment to the Conversion Rate; provided that, to the extent the Borrower delivers a Prepayment Notice and the relevant prepayment is part of the transaction underlying the Fundamental Change, the Conversion Rate will be adjusted based on the effective date of the Fundamental Change.

(i) Effect of Recapitalizations; Reclassifications; and Changes of the Preferred Stock or Common Stock.

(i) In the case of:

(A) any recapitalization, reclassification or change of the Preferred Stock and/or Common Stock (other than changes resulting from a subdivision, split, reverse split or combination),

(B) any consolidation, merger or combination involving the Borrower,

(C) any sale of all or substantially all of the consolidated assets of the Borrower and its Subsidiaries, taken as a whole, to any person other than one of the Borrower’s Subsidiaries or

(D) any statutory share exchange,

in each case, as a result of which the Preferred Stock and/or Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of Loans (without regard to the Ownership Limitation or any other restriction or limitation on exercise) shall be changed into a right to convert such principal amount of Loans into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Preferred Stock (or, if so elected by the Required Lenders, Common Stock) equal to the Conversion Rate (including, as applicable, as adjusted pursuant to Section 2.11) immediately prior to such Merger Event would have owned or been entitled to receive (without regard to the Ownership Limitation or any other restriction or limitation on exercise) (the “Reference Property”, with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Preferred Stock (or Common Stock, if applicable) is entitled to receive) upon such Merger Event and to receive such Reference Property at the same times as the holders of Preferred Stock (or Common Stock, if applicable); provided, however, that at and after the effective time of the Merger Event any Conversion Shares that the Borrower would have been required to deliver upon conversion of the Loans in accordance with Section 2.9(c) shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Preferred Stock (or, if so elected by the Required Lenders, Common Stock) would have received in such Merger Event and the Volume Weighted Average Price shall be calculated based on the value of a unit of Reference Property.

(ii) If the Merger Event causes the Preferred Stock (or, if so elected by the Required Lenders, Common Stock) to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the Loans will be convertible shall be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of Preferred Stock (or Common Stock, if applicable) that affirmatively make such an election or (y) if no holders of Preferred Stock (or Common Stock, if applicable) affirmatively make such an election, the types and amounts of consideration actually received by the holders of Preferred Stock (or Common Stock, if applicable), and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Preferred Stock (or Common Stock, if applicable). If the holders of the Preferred Stock (or Common Stock, if applicable) receive only cash in such Merger Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Merger Event (A) the consideration due upon conversion of each $1,000 principal amount of Loans shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 2.11), multiplied by the price paid per share of Preferred Stock (or Common Stock, if applicable) in such Merger Event and (B) the Borrower shall satisfy the conversion obligation by paying cash to converting Lenders on the third Business Day immediately following the relevant Conversion Date. The Borrower shall notify Lenders of such weighted average as soon as practicable after such determination is made.

(iii) Upon the consummation of any Merger Event, references to “Preferred Stock” or “Common Stock” shall be deemed to refer to any Reference Property that constitutes capital stock after giving effect to such Merger Event.

(j) In the event that a Lender elects to convert Loans pursuant to Section 2.9(c) (other than in the case of a Change of Control or Fundamental Change) but does not receive the stock certificate for the Conversion Shares on or prior to the Conversion Delivery Deadline, such Conversion Notice may be revoked by such Lender up to but not including the time that it receives such stock certificates. In the event of such a revocation, the stock certificate for the applicable Conversion Shares shall be canceled by the Borrower and the Lender shall promptly return any such stock certificate that it received back to the Borrower.

(k) The Borrower hereby covenants and agrees that the Borrower will not undertake any action for the purpose of avoiding the performance of any of the terms of this Agreement.

(l) Notwithstanding anything herein to the contrary, the Borrower shall not issue to any Specified Lender, and no Specified Lender may acquire, a number of Conversion Shares or shares of Common Stock upon any conversion of Loans or Conversion Shares hereunder, to the extent that, upon such conversion, the number of shares of Common Stock or Preferred Stock (as applicable) then “beneficially owned” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) by such Specified Lender and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock and/or Preferred Stock (as applicable) would be aggregated with such Specified Lender’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which such Specified Lender is a member, but excluding shares beneficially owned by virtue of the ownership of warrants and other securities or rights to acquire securities, in each case, that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 4.985% of the total number of shares of Common Stock and/or Preferred Stock (as applicable) then issued and outstanding (the “4.985% Cap”); provided, however, that the 4.985% Cap shall only apply to the extent that the Common Stock and/or Preferred Stock (as applicable) is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act; provided, further that, other than in connection with a Successor Major Transaction, any Specified Lender shall be permitted to include in its Change of Control Conversion Notices, Fundamental Change Conversion Notices or Conversion Notices, as applicable, that it is electing to make successive conversions, which conversions shall occur (in each case by written notice from such Specified Lender to the Borrower) from time to time as determined by such Specified Lender at any time prior to the end of the Successive Conversion Period (each such conversion being subject to the 4.985% Cap). For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage held by any Specified Lender shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. For purposes hereof, in determining the number of outstanding shares of Common Stock and/or Preferred Stock (as applicable), the Specified Lenders may rely on the number of outstanding shares of Common Stock and/or Preferred Stock (as applicable) as stated in the Borrower’s most recent quarterly or annual report filed with the SEC, or any current report filed by the Borrower with the SEC subsequent thereto. Upon the written request of any Specified Lender, the Borrower shall, within two (2) Trading Days, confirm orally and in writing to such Specified Lenders the number of shares of Common Stock and/or Preferred Stock (as applicable) then outstanding, and such Specified Lender shall be entitled to rely upon such confirmation for purposes hereof.

Section 2.10 [Reserved]

Section 2.11 Adjustments Upon a Fundamental Change.

(a) General. If a Fundamental Change occurs, and a Lender converts its Loans in connection with such Fundamental Change, the Borrower will, in the circumstances described in this Section 2.11, increase the Conversion Rate for such converted Loans by the number of additional shares of Preferred Stock (the “Additional Shares”) set forth in this Section 2.11. Any Lender may notify the Borrower by delivering written notice to the Borrower (a “Fundamental Change Conversion Notice”) at least three (3) Business Days prior to the anticipated occurrence of the Fundamental Change described in the Fundamental Change Notice that it elects to convert all or a portion of its outstanding Loans into Preferred Stock at the applicable Conversion Rate in accordance with Section 2.9 (such period from, and including the date such Fundamental Change Notice is received by the Lender up to, and including the date such Fundamental Change Conversion Notice is received by the Borrower in accordance with this Section 2.11(a), the “Fundamental Change Period”). For the avoidance of doubt, other than in connection with a Successor Major Transaction, in the event that any Specified Lender includes in a Fundamental Change Conversion Notice that such Specified Lender is electing to make successive conversions during the Successive Conversion Period, any such conversion shall be at a Conversion Rate that has been increased in accordance with this Section 2.11, subject to any further adjustments of the Conversion Rate in accordance herewith during the Successive Conversion Period. In connection with any conversion pursuant to a Fundamental Change Conversion Notice under this Article 2, the Borrower will, to the extent applicable, comply with any applicable United States federal or state securities laws so as to permit the Lenders to exercise their rights and obligations under this Article 2 in the time and in the manner specified in this Article 2.

(b) Determination of Additional Shares. The number of Additional Shares, if any, by which the Conversion Rate will be increased if a Lender converts a Loan in connection with a Fundamental Change will be determined by reference to the table below, and will be based on the Fundamental Change Effective Date and the Stock Price for such Fundamental Change. For any Fundamental Change, the “Fundamental Change Effective Date” will mean the date on which such Fundamental Change occurs or becomes effective. In the event that a Conversion Effective Date occurs during a Fundamental Change Period, a holder of any Loans to be converted will be entitled to a single increase to the Conversion Rate with respect to the first to occur of the receipt of the applicable Conversion Notice (which is not a Fundamental Change Conversion Notice) or the Fundamental Change Effective Date, and the later event shall be deemed not to have occurred for purposes of this Section 2.11.

(c) Adjustment of Stock Prices and Additional Shares. The Stock Prices set forth in the first row (i.e., the column headers) of the table below will be adjusted on each date on which the Conversion Rate must be adjusted pursuant to Section 2.9(f) after the Amendment Date. The adjusted Stock Prices will equal the Stock Prices in effect immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Conversion Rate in effect immediately prior to the adjustment giving rise to the share price adjustment, and (ii) the denominator of which is the Conversion Rate in effect immediately after the adjustment. The numbers of Additional Shares set forth in the table below will be adjusted in the same manner, at the same time and for the same events for which the Conversion Rate is adjusted pursuant to Section 2.9.

(d) Additional Shares Table. The following table sets forth hypothetical Fundamental Change Effective Dates, Stock Prices and the number of Additional Shares by which the Conversion Rate will be increased per $1,000 principal amount of Loans for a Lender that converts a Loan in connection with a Fundamental Change having such Fundamental Change Effective Date and Stock Price.

	Stock Price
Effective Date	$5.75	$6.25	$7.00	$8.00	$9.00	$10.00	$12.50	$15.00	$17.50	$20.00	$25.00	$30.00	$40.00
December 28, 2018	0.4891	0.4382	0.3769	0.3152	0.2687	0.2327	0.1705	0.1312	0.1042	0.0844	0.0576	0.0401	0.0185
January 5, 2020	0.4891	0.4305	0.3670	0.3037	0.2568	0.2208	0.1599	0.1222	0.0967	0.0784	0.0537	0.0378	0.0183
January 5, 2021	0.4891	0.4204	0.3539	0.2887	0.2412	0.2053	0.1461	0.1106	0.0871	0.0704	0.0484	0.0344	0.0174
January 5, 2022	0.4891	0.4076	0.3370	0.2692	0.2209	0.1853	0.1284	0.0957	0.0748	0.0603	0.0416	0.0299	0.0157
January 5, 2023	0.4891	0.3926	0.3160	0.2442	0.1948	0.1596	0.1061	0.0774	0.0599	0.0482	0.0333	0.0242	0.0132
January 5, 2024	0.4891	0.3741	0.2879	0.2102	0.1593	0.1250	0.0775	0.0548	0.0419	0.0337	0.0236	0.0173	0.0098
January 5, 2025	0.4891	0.3509	0.2462	0.1576	0.1056	0.0750	0.0406	0.0278	0.0215	0.0175	0.0125	0.0094	0.0055
January 5, 2026	0.4891	0.3500	0.1786	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(e) Use of Additional Shares Table. If the exact Stock Price and/or Fundamental Change Effective Date for a Fundamental Change are not set forth in the table above, then:

(i) if the Stock Price is between two Stock Prices in the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates in the table, the number of Additional Shares by which the Conversion Rate will be increased for a Lender that converts a Loan in connection with such Fundamental Change will be determined by a straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Stock Prices listed in the table and the earlier and later Fundamental Change Effective Dates listed in the table, as applicable, based on a 365- or 366-day year, as applicable;

(ii) if the Stock Price is greater than $40.00 per share, subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table pursuant to subsection (c) above, no Additional Shares will be added to the Conversion Rate; and

(iii) if the Stock Price is less than $5.75 per share, subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table pursuant to subsection (c) above, no Additional Shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event will the Conversion Rate be increased as a result of this Section 2.11 to exceed 1.7391 shares of Common Stock per $1,000 principal amount of Loans, subject to adjustment in the same manner, at the same time and for the same events for which the Conversion Rate must be adjusted as set forth in Section 2.9 hereof.

(f) Application of Ceiling Rate. Notwithstanding anything to the contrary in this Agreement or in any other Loan Documents, to the extent the Conversion Rate would be increased pursuant to Section 2.9 or this Section 2.11 to an amount that would cause the number of underlying shares of Preferred Stock or Common Stock to exceed the amount of then available authorized shares, the Conversion Rate will initially be increased only to the maximum amount representing the number of authorized shares then available (the “Ceiling Rate”) and the Borrower will seek to obtain Subsequent Stockholder Approval pursuant to Section 5.1(x) to increase the number of authorized shares to permit full conversion, at which time the Conversion Rate will be increased to the full amount originally required pursuant to Section 2.9 or Section 2.11. If such Subsequent Stockholder Approval is not obtained on or prior to the Subsequent Stockholder Approval Termination Date and Borrower does not otherwise obtain stockholder approval or take action that would permit the conversion in full of the Loans without the limitation of a Ceiling Rate, then in the event that a Lender elects to convert Loans, the balance of any Converted Loans (representing the amount above the then applicable Ceiling Rate) will be paid out in cash at the applicable Conversion Amount rather than settled in Conversion Shares to the extent permitted under the Senior Facility Subordination Agreement (and, for the avoidance of doubt, for any such conversion made in connection with a Change of Control, Fundamental Change or similar event that results in the occurrence of the Facility Termination Date, the balance of any Converted Loans shall be permitted to be paid in cash). If such payment in cash is not permitted under the Senior Facility Subordination Agreement, the Borrower shall continue to use commercially reasonable efforts to seek Subsequent Stockholder Approval pursuant to Section 5.1(x) after the Subsequent Stockholder Approval Termination Date by calling additional meeting(s) of stockholders as necessary.

Section 2.12 Borrower May Consolidate, Merge or Sell Its Assets Only on Certain Terms. The Borrower shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, Transfer, lease, convey or otherwise Dispose of all or substantially all of the Borrower’s assets whether as an entirety or substantially as an entirety to any Person (any such transaction, a “Reorganization Event”) unless:

(a) either:

(i) the Borrower shall be the surviving or continuing corporation; or

(ii) the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or the Person which acquires by sale, assignment, Transfer, lease, conveyance or other Disposition the properties and assets of the Borrower (the “Reorganization Successor Corporation”):

(A) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; and

(B) shall expressly assume, by supplemental agreement (in form and substance reasonably satisfactory to the Lenders), executed and delivered to the Lenders, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Loans and the performance of every covenant of this Agreement and the Notes on the Borrower’s part to be performed or observed;

(b) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (a)(ii)(B) of this Section 2.12, no Default or Event of Default shall have occurred or be continuing; and

(c) the Borrower or the Reorganization Successor Corporation shall have delivered to the Lenders an officers’ certificate and an opinion of counsel, each in form and substance reasonably satisfactory to the Required Lenders, stating that such consolidation, merger, sale, assignment, Transfer, lease, conveyance or other Disposition complies with the applicable provisions of this Agreement and that all conditions precedent in this Agreement relating to such transaction have been satisfied.

Section 2.13 Successor Substituted. If any Reorganization Event occurs that complies with Section 2.12(a) hereof:

(a) from and after the date of such Reorganization Event, the Reorganization Successor Corporation for such Reorganization Event will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such Reorganization Successor Corporation had been named as the Borrower herein; and

(b) except in the case of a Reorganization Event that is a lease of all or substantially all of the Borrower’s assets or any successor (other than such Reorganization Successor Corporation) that will thereafter have become such in the manner prescribed in this Section 2.13, the Borrower will be released from its obligations under this Agreement and may be dissolved, wound up and liquidated at any time.

Section 2.14 Ownership Limitation.

(a) No Lender (other than VHP, VIP and their respective Affiliates from time to time) will be entitled to receive shares of Common Stock or Preferred Stock upon conversion of Loans (or shares of Common Stock upon conversion of Preferred Stock) and no conversion of Loans shall take place to the extent (but only to the extent) that such receipt (or conversion) would cause such Lender to exceed the Ownership Limitation or cause a Major Transaction. Any purported delivery of shares of Common Stock or Preferred Stock upon conversion of Loans (or shares of Common Stock upon conversion of Preferred Stock) shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting Lender violating the Ownership Limitation or causing a Major Transaction.

(b) Notwithstanding the foregoing, the limitations set forth in Section 2.14(a) shall not apply to any conversion made in connection with a Change of Control, Fundamental Change or similar event that results in the occurrence of the Facility Termination Date.

Section 2.15 Section 16 Approvals. The Board of Directors shall take such actions as are reasonably requested by the Lenders to approve any acquisition of any direct or indirect pecuniary interest of Loans, Preferred Stock and/or Common Stock in connection with the transactions contemplated by this Agreement or the Certificate of Designations, including as a result of any conversion (or a deemed conversion) of any Loans or Preferred Stock, or any adjustment in the Conversion Price or the Conversion Rate in accordance with the terms of this Agreement, or of the conversion price or the conversion rate in accordance with the terms of the Preferred Stock, by any officer or director, or any stockholder to the extent deemed a director for purposes of Section 16 of the Exchange Act as a so-called “director by deputization” (including, to the extent so deemed, VHP, VIP and their respective Affiliates from time to time), for the purpose of exempting, to the extent available under applicable law, any such acquisitions from Section 16(b) of the Exchange Act as permitted by Rule 16b-3(d)(1) promulgated under the Exchange Act.

Section 2.16. Stockholder Approval. Subject to VHP’s reasonable determination that the conditions set forth in Section 4.1 and Section 4.2 will be satisfied as of the proposed date of the funding of the Initial Disbursement, VHP shall vote in favor of the Stockholder Approval matters at the Stockholder Meeting.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Loan Parties. In order to induce the Lenders to make the Loans pursuant to this Agreement and to induce the Lenders to enter into this Agreement, the Loan Parties, jointly and severally, represent and warrant as of the Agreement Date and on each Disbursement Date that:

(a) Each Loan Party is (i) conducting its business in all material respects in compliance with its Organizational Documents and (ii) not in violation in any material respect of its Organizational Documents. Each Loan Party’s Organizational Documents are in full force and effect.

(b) No Default or Event of Default has occurred or will result from the transactions contemplated by the Loan Documents, subject to the satisfaction of the Approval Conditions.

(c) [Reserved]

(d) Except as otherwise expressly permitted by this Agreement, no Loan Party has taken any action, and no such action has been taken by a third party, for its winding up, dissolution or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for any Loan Party or any or all of its assets or revenues.

(e) No Lien exists on any Loan Party’s assets, except for Permitted Liens.

(f) [Reserved]

(g) No Indebtedness of any Loan Party exists other than Permitted Indebtedness.

(h) Each Loan Party is validly existing as a corporation, limited liability company or limited partnership, as applicable, and is in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable. Each Loan Party (i) has full power and authority to (A) own its properties, (B) conduct its business, (C) issue the Securities in accordance with the Loan Documents, (D) enter into, and perform its obligations under, the Loan Documents, including the issuance of the Securities, and (E) consummate the transactions contemplated under the Loan Documents, in the case of each of clauses (C), (D) and (E), subject to the satisfaction of the Approval Conditions, and (ii) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, in each case of this clause (ii), where the failure to be so qualified, licensed or in good standing would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(i) There is not any pending or, to the knowledge of the Loan Parties, threatened in writing, action, suit or other proceeding before any Governmental Authority (A) to which any Loan Party is a party (1) as of the Agreement Date or (2) at any time such representation and warranty is made, in each case, that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (B) which purports to affect or pertain to the Loan Documents or the Transactions, in each case, that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (C) except as set forth in the SEC Documents of the Borrower filed after December 31, 2017 and prior to the Agreement Date or as otherwise disclosed to the Required Lenders, which has as the subject thereof any assets owned by any Loan Party or any of its Subsidiaries, in each case which would reasonably be expected to result in monetary judgments or relief, individually or in the aggregate, in excess of $250,000. There are no current or, to the knowledge of the Loan Parties, pending, legal actions, suits or other proceedings, in each case which would reasonably be expected to result in (A) except as set forth in the SEC Documents of the Borrower filed after December 31, 2017 and prior to the Agreement Date, as of the Agreement Date, monetary judgments or relief, individually or in the aggregate, in excess of $250,000 or (B) at any time that such representation or warranty is made, individually or in the aggregate, a Material Adverse Effect, in each case of clauses (A) and (B) of this sentence, to which any Loan Party or any of its Subsidiaries or any of their respective assets is subject. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

(j) Subject to the satisfaction of the Approval Conditions, each of this Agreement and the other Loan Documents and the issuance of the Securities hereunder and thereunder, has been duly authorized, executed and delivered by each Loan Party and, to the extent applicable, the holders of the Borrower’s Stock and no further consent or authorization is required by the Borrower, the Board of Directors or the holders of the Borrower’s Stock, and this Agreement and the other Loan Documents constitute valid, legal and binding obligations of each Loan Party, enforceable in accordance with their terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally. Subject to the satisfaction of the Approval Conditions, the execution, delivery and performance of the Loan Documents by each Loan Party party thereto and the consummation of the transactions (including the issuance of the Securities hereunder and thereunder) contemplated herein and therein will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any assets of any such Loan Party pursuant to, any agreement, document or instrument to which such Loan Party is a party or by which any Loan Party is bound or to which any of the assets or property of any Loan Party is subject, except, with respect to this clause (A), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (B) result in any violation of or conflict with the provisions of the Organizational Documents or (C) result in the violation of any Applicable Law, or of any judgment, order, rule, regulation or decree of any Governmental Authority, except, with respect to this clause (C), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(k) No consent, approval, Authorization or order of, or registration or filing with any Governmental Authority or any other Person is required for (i) the execution, delivery and performance of this Agreement or any of the other Loan Documents, and the issuance of the Securities hereunder and thereunder, and (ii) the consummation by any Loan Party of the Transactions or the other transactions contemplated hereby or thereby, except for (w) registrations and filings expressly contemplated by the Registration Rights Agreement, (x) filings of reports under the Exchange Act expressly contemplated by this Agreement and the other Loan Documents, (y) the satisfaction of the Approval Conditions, and (z) such other consents, authorizations and filings that have been obtained or made, or, with respect to clause (ii) only, which, if not obtained or made would not have a Material Adverse Effect.

(l) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (i) (A) each Loan Party holds, and is operating in compliance in all material respects with, all franchises, grants, Authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) required for the conduct of its business and (B) all Necessary Documents are valid and in full force and effect; (ii) no Loan Party has received written notice of any revocation, non-renewal, amendment or other modification of any of the Necessary Documents; and (iii) each Loan Party is in compliance in all respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees applicable to the conduct of its business.

(m) As of the Agreement Date, the Real Estate listed in Schedule 3.1(m) constitutes all of the Real Estate of each Loan Party and each of its Subsidiaries. Each Loan Party has good and marketable title to all of its assets and property free and clear of all Liens, except Permitted Liens. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the property held under lease by each Loan Party is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of such Loan Party.

(n) Each Loan Party owns, or has the right to use pursuant to a valid and enforceable license, free and clear of any Liens other than Permitted Liens, all Intellectual Property (as defined below) that is necessary for the conduct of its business as currently conducted (the “IP”). All IP that is owned by a Loan Party and registered with or issued by a Governmental Authority is currently in the name of such Loan Party, valid and, to the knowledge of the Loan Parties, enforceable. There is no pending or, to the knowledge of the Loan Parties, threatened action, suit, other proceeding or claim by any Person challenging or contesting the validity, ownership, or enforceability of any IP or the use thereof by any Loan Party, and no Loan Party has received any written notice regarding any such pending or threatened action, suit, other proceeding or claim except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As of the Agreement Date, to the knowledge of the Loan Parties, neither the conduct of the business of any Loan Party, nor any Loan Party has infringed, misappropriated or otherwise violated in the last five years, or is infringing, misappropriating or otherwise violating, any Intellectual Property of any Person. As of the Agreement Date, there is no pending or, to the knowledge of the Loan Parties threatened, action, suit, other proceeding or claim by any Person alleging that any Loan Party is infringing, misappropriating or violating, or otherwise using without authorization, any Intellectual Property of any Person, and no Loan Party has received any written notice regarding, any such pending or threatened action, suit, other proceeding or claim. The term “Intellectual Property” as used herein means all (i) trademarks, service marks, trade dress, slogans, logos, trade names, corporate names, Internet domain names, and any other indicia of source, together with all goodwill associated with each of the foregoing, (ii) copyrights (whether or not registered or published) and works of authorship, (iii) registrations and applications for registration for any of the foregoing, (iv) patents (including all reissuances, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, patent disclosures and inventions (whether or not patentable or reduced to practice), (v) computer software (including but not limited to source code and object code), data, databases, and documentation thereof, (vi) trade secrets and other confidential information, know-how, protocols, processes, methodologies, techniques, strategies, and processes, (vii) other intellectual property and all rights associated with any of the foregoing, including without limitation the right to prosecute and recover monetary damages for any past, present and future infringements and other violations thereof, and (viii) copies and tangible embodiments of the foregoing (in whatever form and medium).

(o) No Loan Party is, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, in breach of or otherwise in default under, and no event has occurred which, with notice or lapse of time or both, would constitute such breach or other default in the performance of any agreement or condition contained in any agreement under which it may be bound, or to which any of its assets is subject, in each case subject to the satisfaction of the Approval Conditions.

(p) All U.S. federal, state and local income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliates have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any material Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Agreement Date, no material

Tax Return is under audit or examination by any Governmental Authority, and no Tax Affiliate has received written notice from any Governmental Authority of any audit or examination or any assertion of any claim for material Taxes. To the extent material, proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of Applicable Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

(q) Except as set forth on Schedule 3.1(q), no Loan Party is bound by any agreement that affects the exclusive right of each Loan Party to develop, license, market or sell its services.

(r) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect after the Agreement Date, each Loan Party: (A) at all times has complied with all Applicable Laws; (B) has not received any warning letter or other correspondence or notice from any Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any Authorizations; (C) possesses and complies with the Authorizations, which are valid and in full force and effect; (D) has not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorization and has no knowledge that any Governmental Authority is considering such action; and (E) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations.

(s) The Borrower has filed all of the SEC Documents within the time frames prescribed by the SEC (including any available grace periods and extensions authorized by the SEC) for the filing of such SEC Documents such that each filing was timely filed with the SEC. The Borrower filed and made publicly available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (including any successor thereto, “EDGAR”) on or prior to the date this representation is made, true, correct and complete copies of the SEC Documents. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act (as applicable) applicable thereto. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the filing of the SEC Documents, no event has occurred that would require an amendment or supplement to any of the SEC Documents and as to which such an amendment or a supplement has not been filed and made publicly available on EDGAR prior to the date this representation is made. The Borrower has not received any written comments from the SEC staff that have not been resolved, to the knowledge of the Borrower, to the satisfaction of the SEC staff.

(t) As of their respective dates, the financial statements (consolidated, as applicable) of the Borrower and its Subsidiaries, any predecessor of the Borrower and any Person acquired by the Borrower or any of its Subsidiaries included in the SEC Documents (including by way of incorporation by reference) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP except as otherwise expressly noted therein, consistently applied (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and lack of footnote disclosures), and fairly present in all material respects the financial position (on a consolidated basis, as applicable) of the Borrower and its Subsidiaries (or other acquired Persons, as applicable) as of the dates thereof and the consolidated results of their (or its) operations, cash flows and changes in stockholders equity (in each case, on a consolidated basis, as applicable) for the periods then ended

(subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and lack of footnote disclosures). The accounting firm that expressed its opinion with respect to the consolidated financial statements included in the Borrower’s most recently filed annual report on Form 10-K, and reviewed the consolidated financial statements included in the Borrower’s most recently filed quarterly report on Form 10-Q, was independent of the Borrower pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC to the extent required by the applicable rules and guidance from the Public Company Accounting Oversight Board (United States). There is no transaction, arrangement or other relationship between the Borrower (or any of its Subsidiaries) and an unconsolidated or other off-balance-sheet Person that is required to be disclosed by the Borrower in the SEC Documents that has not been so disclosed in the SEC Documents. Neither the Borrower nor any of its Subsidiaries is required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date this representation is made and to which the Borrower or any of its Subsidiaries is a party that has not been previously filed as an exhibit (including by way of incorporation by reference) to the Borrower’s reports filed or made with the SEC under the Exchange Act. Other than (i) the liabilities assumed or created pursuant to this Agreement and the other Loan Documents, (ii) liabilities accrued for in the latest balance sheet included in the Borrower’s most recent periodic report (on Form 10-Q or Form 10-K) filed prior to the date this representation is made (the date of such balance sheet, the “Latest Balance Sheet Date”) and (iii) liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date, the Borrower and its Subsidiaries do not have any other liabilities (whether fixed or unfixed, known or unknown, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, or secured or unsecured, and regardless of when any action, claim, suit or proceeding with respect thereto is instituted). The pro forma financial statements included in the SEC Documents (including by way of incorporation by reference) comply, in all material respects, with the applicable requirements of Regulation S X promulgated by the SEC, the assumptions used in preparing such pro forma financial statements provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts. Since December 31, 2017, there has been no Material Adverse Effect or any event or circumstance which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. All financial performance projections delivered to any Lender, including the financial performance projections delivered on or prior to the Agreement Date, represent the Borrower’s and its Subsidiaries’ good faith estimate of future financial performance and are based on assumptions believed by the Borrower and its Subsidiaries to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by the Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

(u) The Borrower and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP in all material respects and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences (such internal accounting controls (including clauses (i) – (iv) above), collectively, “Internal Controls”). The Borrower and its Subsidiaries have (A) timely filed and made publicly available on EDGAR all certifications, statements and documents required by Rule 13a-14 or Rule 15d-14 under the Exchange Act. The Borrower and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that the information required to be disclosed by the Borrower and its

Subsidiaries in the reports that they file with or submit to the SEC (A) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (B) is accumulated and communicated to the Borrower’s (and, to the extent applicable, its Subsidiaries’) management, including its or their principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. The Borrower and its Subsidiaries maintain internal control (including Internal Controls) over financial reporting required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; to the knowledge of the Loan Parties, such internal control (including Internal Controls) over financial reporting is effective and does not contain any material weaknesses.

(v) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no Loan Party has engaged, and no other Person has engaged in any “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, with respect to any Employee Benefit Plan, (ii) (A) at no time within the last seven years has the Borrower or any ERISA Affiliate maintained, sponsored, participated in, contributed to or had any Liability with respect to, and (B) no Loan Party or any ERISA Affiliate has any Liability or obligation in respect of, any Title IV Plan, Multiemployer Plan or any multiple employer plan for which the Borrower or any ERISA Affiliate has incurred or could incur Liability under Section 4063 or 4064 of ERISA, (iii) no Loan Party has any obligation or Liability with respect to post-termination or retiree health, life insurance or other retiree or post-termination welfare benefits except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law or for which premiums therefor are paid solely by participants or their designated beneficiaries, (iv) each Employee Benefit Plan is and has been operated in compliance with its terms and all Applicable Laws, including ERISA and the Code, (v) (A) no ERISA Event has occurred and (B) no event or condition exists or existed that would reasonably be expected to subject the Borrower or any ERISA Affiliate to any tax, fine, lien, penalty or Liability imposed by ERISA, the Code or other Applicable Law, except for any such ERISA Event or tax, fine, lien, penalty or liability that would not be expected, individually or in the aggregate, to have a Material Adverse Effect and (vi) no Loan Party maintains or has any obligation or Liability with respect to any Foreign Benefit Plan.

(w) The Borrower’s Subsidiaries are set forth in Schedule 3.1(w) (as such Schedule 3.1(w) may be updated from time to time in connection and accordance with Section 5.1(k)).

(x) Subsequent to December 31, 2017, the Borrower has not declared or paid any dividends or made any distribution of any kind with respect to its Stock other than those set forth on Schedule 3.1(x).

(y) All of the issued and outstanding shares of Stock of the Borrower are duly authorized and validly issued, fully paid and non-assessable, have been issued in compliance with all federal and state and foreign securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing. Assuming the accuracy of the representations and warranties of the Lender set forth in Section 3.3, the issuance by the Borrower of the Securities is exempt from registration under the Securities Act and applicable state securities laws. Except for the Securities, the Conversion Shares (and the shares of Common Stock issuable upon conversion thereof), the convertible loans and notes under the Senior Facility Documents (and the shares of Common Stock issuable upon conversion thereof) and the Stock issuable pursuant to Borrower Stock Plans that may be authorized, issued and outstanding from time to time, all of the authorized, issued and outstanding shares of Stock of the Borrower and each of its Subsidiaries are set forth in Schedule 3.1(y), and, except as set forth in Schedule 3.1(y) and except for the

Loan Documents, the Certificate of Designations, the Registration Rights Agreement, the Securities, the Conversion Shares (and the shares of Common Stock issuable upon conversion thereof), the Deerfield Registration Rights Agreement, the convertible loans and notes under the Senior Facility Documents (and the shares of Common Stock issuable upon conversion thereof) and the Stock issuable pursuant to Borrower Stock Plans that may be authorized, issued and outstanding from time to time, there are no (i) Stock options or other Stock incentive plans, employee Stock purchase plans or other plans, programs or arrangements of the Borrower or any of its Subsidiaries under which Stock options, Stock or other Stock-based or Stock-linked awards are issued or issuable to officers, directors, employees, consultants or other Persons, (ii) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, any Stock of the Borrower or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Borrower or any of its Subsidiaries is or may become bound to issue additional Stock of the Borrower or any of its Subsidiaries, or options, warrants or scrip for rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of Stock of the Borrower or any of its Subsidiaries, (iii) agreements or arrangements under which the Borrower or any of its Subsidiaries is obligated to register the sale of any of their securities or Stock under the Securities Act (except the Registration Rights Agreement), (iv) outstanding Stock, securities or instruments of the Borrower or any of its Subsidiaries that contain any redemption or similar provisions, or contracts, commitments, understandings or arrangements by which the Borrower or any of its Subsidiaries is or may become bound to redeem a security of the Borrower, (v) Stock or other securities or instruments containing anti-dilution or similar provisions that may be triggered by the issuance of securities of the Borrower or any of its Subsidiaries or (vi) stock appreciation rights or “phantom stock” plans or agreements or any similar plans or agreements to which Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is otherwise subject or bound. There are no (X) stockholders’ agreements, voting agreements or similar agreements to which Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is otherwise subject or bound, (Y) preemptive rights or any other similar rights to which any Stock of the Borrower or any of its Subsidiaries is subject or (Z) except as set forth in the Loan Documents, the Certificate of Designations, the Senior Facility Documents or the Borrower Stock Plans, any restrictions upon the voting or Transfer of any Stock of the Borrower or any of its Subsidiaries (other than restrictions on Transfer imposed by U.S. federal and state securities laws and except as permitted pursuant to Section 5.2(m)). The issuance and delivery of the Preferred Stock does not and will not: (i) except for the Stockholder Approval, any Subsequent Stockholder Approval, the filing and effectiveness of the Certificate of Amendment and the Certificate of Designations and the approval of the Common Stock into which the Conversion Shares are convertible for listing on an Eligible Market, require approval from any Governmental Authority; (ii) subject to each Lender’s compliance with the transfer restrictions of the Certificate of Designations and Sections 2.14 and 6.5 hereof, obligate the Borrower to issue Preferred Stock or other securities to any Person (other than the Lenders); and (iii) subject to each Lender’s compliance with the transfer restrictions of the Certificate of Designations and Sections 2.14 and 6.5 hereof, will not result in a right of any holder of the Borrower’s securities to adjust the exercise, conversion, exchange or reset price under and will not result in any other adjustments (automatic or otherwise) under, any securities of the Borrower; provided that the foregoing representation and warranty is not made with respect to any such adjustment that is based on the trading price of the Common Stock. The Borrower has furnished to each Lender true, correct and complete copies of each Loan Parties’ Organizational Documents and any amendments, restatements, supplements or modifications thereto, and all documents, agreements and instruments containing the terms of all securities and Stock convertible into, or exercisable or exchangeable for, Common Stock or other Stock of any Loan Party or its Subsidiaries, and the material rights of the holders thereof in respect thereto.

(z) No Loan Party and no Subsidiary of any Loan Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. As of the Agreement Date, except as set forth on Schedule 3.1(z), no Loan Party and no Subsidiary of any Loan Party owns any Margin Stock.

(aa) To the extent and for so long as the Senior Facility Agreement, any Revolving Credit Facility and/or any Additional Permitted Debt is outstanding or otherwise in existence, (i) the Borrower has delivered to the Lenders a true, complete and correct copy of all of (x) the Senior Facility Documents, (y) the Revolving Credit Facility Documents and (z) the Additional Permitted Debt Documents, in each case of clauses (x), (y) and (z), including all schedules, exhibits, amendments, restatements, supplements, modifications, assignments and all other agreements, instruments and documents delivered pursuant thereto or in connection therewith, and (ii) subject to the satisfaction of the Approval Conditions, all Obligations constitute permitted Indebtedness under the Senior Facility Agreement, the Revolving Credit Facility Documents and the Additional Permitted Debt Documents.

(bb) The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 2.1.

(cc) Except as set forth in Schedule 3.1(cc) and except where any failures to comply could not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Loan Parties and their Subsidiaries, each Loan Party and each Subsidiary of each Loan Party (a) are, and for the past five years have been in compliance with all applicable Environmental Laws, including obtaining and maintaining all permits required by any applicable Environmental Law, (b) is not party to, and no Real Estate currently (or to the knowledge of any Loan Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any contractual obligation or any pending or, to the knowledge of any Loan Party, threatened, order, action, investigation, suit, proceeding, audit, Lien, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) has not caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (d) currently (or to the knowledge of any Loan Party, previously) own, lease, sublease, operate or otherwise occupy no Real Estate that is contaminated by any Hazardous Materials and (e) is not, and has not been, engaged in, and has not permitted any current or former tenant to engage in, operations in violation of any Environmental Law and knows of no facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws.

(dd) None of any Loan Party, any Person controlling any Loan Party or any Subsidiary of any Loan Party is (a) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act, or otherwise registered or required to be registered under, or subject to the restrictions imposed by, the Investment Company Act, or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.

(ee) There are no strikes, boycotts, grievances, work stoppages, slowdowns, lockouts or other job actions existing, pending (or, to the knowledge of any Loan Party, threatened) against or involving any Loan Party or any Subsidiary of any Loan Party or any Target, except for those that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth on Schedule 3.1(ee), as of the Agreement Date, (a) there is no memorandum of understanding, collective bargaining or similar agreement, and there is no ongoing negotiation or duty to negotiate, with any union, labor organization, works council or similar representative covering any Employee or otherwise binding any Loan Party or any Subsidiary of any Loan Party or any Target, (b) no petition for certification or election of any such representative is existing or pending with respect to any Employee, (c) to the knowledge of any Loan Party, no such representative has sought certification or recognition with respect to any Employee, and (d) to the knowledge of any Loan Party, no Employee or his or her representative is engaged in any organizing efforts. All current and former Employees are or were correctly classified as exempt or non-exempt under, and are and have been paid in accordance with, all applicable federal, state, and local wage and hour laws, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Further, all individuals who perform or have performed services for any Loan Party, any Subsidiary of any Loan Party, or any Target are or were correctly classified under each Employee Benefit Plan, ERISA, the Internal Revenue Code and other Applicable Law as common law employees, independent contractors or other non-employee basis, or leased employees, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Loan Party, Subsidiary of any Loan Party, and Target are in material compliance with all Applicable Laws concerning employment, including without limitation hiring, background checks, compensation, benefits, wages (including payment of overtime), wage deductions and withholdings, classification, immigration, work authorization, employment eligibility verification, reporting, taxation, occupational health and safety, equal rights, labor relations, accommodations, breaks, notices, employment policies, paid or unpaid time off work, accessibility, privacy, and workers’ compensation, except for those that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(ff) Schedule 3.1(ff) lists each Loan Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Loan Party’s chief executive office or sole place of business, in each case as of the Agreement Date.

(gg) [Reserved]

(hh) None of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Loan Party or any of their Subsidiaries in connection with the Loan Documents and the Transactions (including the offering and disclosure materials, if any, delivered by or on behalf of any Loan Party to any Lender prior to the Agreement Date, but excluding any financial performance projections), when taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

(ii) Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control and the U.S. State Department. No Loan Party and no Subsidiary of a Loan Party (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (iv) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law. Each Loan Party and each Subsidiary of each Loan Party is in compliance with all laws related to terrorism or money laundering (“Anti-Money Laundering Laws”) including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24,

2001 (66 Fed. Reg. 49079), and any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to (A) anti-money laundering rules and regulations or (B) in all material respects, “know your customer” rules and regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such Anti-Money Laundering Laws is pending or threatened to the knowledge of each Loan Party and each Subsidiary of each Loan Party. Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”). None of any Loan Party or any Subsidiary of a Loan Party, nor to the knowledge of any Loan Party or any Subsidiary thereof, any director, officer, agent, employee or other Person acting on behalf of the Loan Party or any Subsidiary of a Loan Party, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws. The Loan Party and each Subsidiary of a Loan Party maintains and implements policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

(jj) The Borrower and its Subsidiaries are in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder (collectively, “Sarbanes-Oxley”).

(kk) All Obligations constitute senior Indebtedness subject to the subordination provisions contained in the Senior Facility Subordination Agreement.

(ll) The Borrower is not, and never has been, a “shell company” (as defined in Rule 12b-2 under the Exchange Act).

(mm) Neither the Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer, sale or issuance of the Securities.

(nn) Neither the Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made, or will make, any offers or sales of any security or Stock or solicited any offers to buy any security or Stock, under circumstances that would require registration of any of the Securities under the Securities Act or, except for issuances under the Senior Facility Documents, cause this offering of the Securities to be integrated with prior offerings by the Borrower for purposes of any applicable holder of Stock approval provisions of the Principal Market or any other authority.

(oo) The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and neither the Borrower nor any of its Subsidiaries has taken, or will take, any action designed to terminate, or which to the knowledge of the Borrower and its Subsidiaries is likely to have the effect of terminating, the registration of the Common Stock under the Exchange Act, nor has the Borrower or any of its Subsidiaries received any notification that the SEC is contemplating terminating such registration. Neither the Borrower nor any of its Subsidiaries is in violation of any of the rules, regulations or requirements of the Principal Market, and, to the knowledge of the Borrower and its Subsidiaries, there are no facts or circumstances that would reasonably be expected to lead to suspension or termination of trading of the Common Stock on the Principal Market. Since February 3, 2012, (i) the Common Stock has been listed or designated for quotation, as applicable, on the Principal Market, (ii) trading in the Common Stock has not been suspended or deregistered by the SEC or the Principal Market, and (iii) neither the Borrower nor any of its Subsidiaries has received any communication, written or oral, from the

SEC or the Principal Market regarding the suspension or termination of trading of the Common Stock on the Principal Market which communication has not been addressed in accordance with the rules and regulations of such Principal Market so as to avoid any such suspension or termination of trading.

(pp) The Common Stock is eligible for clearing through The Depository Trust Company (“DTC”), through its Deposit/Withdrawal at Custodian (DWAC) system, and the Borrower is eligible for and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock. The transfer agent for the Common Stock is a participant in, and the Common Stock is eligible for Transfer pursuant to, DTC’s Fast Automated Securities Transfer Program. The Common Stock is not, and has not at any time been, subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of transactions in shares of Common Stock through DTC.

(qq) The Borrower and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the Borrower’s Organizational Documents or the laws of the State of Delaware that is or could become applicable to any of the Lenders as a result of the transactions contemplated by the Loan Documents and the Borrower’s fulfilling its obligations with respect thereto, including the Borrower’s issuance of the Securities and any Lender’s ownership of the Securities. The Borrower has not adopted a stockholders rights plan (or “poison pill”) or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Borrower.

(rr) It is understood and acknowledged by the Borrower that none of the Lenders nor holders of the Securities has been asked to agree, nor has any Lender agreed, to desist from purchasing or selling, long and/or short, Stock or other securities of the Borrower, or “derivative” securities or Stock based on Stock or other securities issued by the Borrower or to hold the Securities for any specified term; and no Lender nor holder of Securities shall be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction. The Borrower further understands and acknowledges that (i) one or more Lenders or holders of Securities may engage in hedging and/or trading activities at various times during the period that the Securities are outstanding, and (ii) such hedging and/or trading activities, if any, can reduce the value of the Stock held by the existing holders of Stock of the Borrower, both at and after the time the hedging and/or trading activities are being conducted. The Borrower acknowledges that any such hedging and/or trading activities do not constitute a breach of any Loan Document or affect the rights of any Lender or holder of Securities under any Loan Document.

(ss) The Borrower and the other Loan Parties are solely responsible for the payment of any fees, costs, expenses and commissions of any placement agent, broker or financial adviser relating to or arising out of the transactions contemplated by the Loan Documents. The Borrower and the other Loan Parties will pay, and hold each of the Lenders harmless against, any liability, loss or expense (including attorneys’ fees, costs and expenses) arising in connection with any claim for any such payment.

(tt) [Reserved].

(uu) Schedule 3.1(uu) sets forth, as of the Agreement Date, a complete and correct list of all Registrations held by each Loan Party and its Subsidiaries. Such listed Registrations are the only Registrations that are required for the Loan Parties and their Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted. Each Loan Party and its Subsidiaries has, and it and its Products are in conformance with, all Registrations required to conduct its respective businesses as now or currently proposed to be conducted except where the failure to have such Registrations could not reasonably be expected, individually or in the aggregate, to have a Material

Adverse Effect. To the knowledge of each Loan Party and its Subsidiaries, neither the FDA nor other Governmental Authority is considering limiting, suspending or revoking such Registrations or changing the marketing classification or labeling or other significant parameter affecting the Products of the Loan Parties or any of their respective Subsidiaries. To the knowledge of each Loan Party and its Subsidiaries, there is no false or misleading information or significant omission in any product application or other submission to the FDA or other Governmental Authority administering Public Health Laws. The Loan Parties and their respective Subsidiaries have fulfilled and performed their obligations under each Registration, and no event has occurred or condition or state of facts exists which would constitute a breach or default, or would cause revocation or termination of any such Registration. To the knowledge of each Loan Party and its Subsidiaries, no event has occurred or condition or state of facts exists which could present potential product liability related, in whole or in part, to Regulatory Matters. To the knowledge of each Loan Party and its Subsidiaries, any third party that is a manufacturer or contractor for the Loan Parties or any of their respective Subsidiaries is in compliance with all Registrations required by the FDA or comparable Governmental Authority and all Public Health Laws insofar as they reasonably pertain to the Products of the Loan Parties and their respective Subsidiaries.

(vv) All Products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of the Loan Parties or their respective Subsidiaries that are subject to Public Health Laws have been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in material compliance with the Public Health Laws and each other Applicable Law, including clinical and non-clinical evaluation, product approval or clearance, premarketing notification, good manufacturing practices, labeling, advertising and promotion, record-keeping, establishment registration and device listing, reporting of recalls and adverse event reporting.

(ww) Except as set forth on Schedule 3.1(ww), no Loan Party nor its Subsidiaries is subject to any obligation arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of a Governmental Authority, warning letter, notice of violation letter, consent decree, request for information or other notice, response or commitment made to or with a Governmental Authority with respect to Regulatory Matters, and, to the knowledge of each Loan Party and its Subsidiaries, no such obligation has been threatened. Each Loan Party and its Subsidiaries has made all notifications, submissions, and reports required by any such obligation, and all such notifications, submissions and reports were true, complete, and correct in all material respects as of the date of submission to FDA or any other Governmental Authority. There is no, and there is no act, omission, event, or circumstance of which any Loan Party or any of its Subsidiaries has knowledge that could reasonably be expected, individually or in the aggregate, to give rise to or lead to, any material civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information against any Loan Party or its Subsidiaries, and, to each Loan Party’s and its Subsidiary’s knowledge, no Loan Party nor its Subsidiaries has any material liability (whether actual or contingent) for failure to comply with any Public Health Laws. There has not been any violation of any Public Health Laws by any Loan Party or its Subsidiaries in its product development efforts, submissions, record keeping and reports to the FDA or any other Governmental Authority that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of each Loan Party and each of its Subsidiaries, there are no civil or criminal proceedings relating to any Loan Party or any of its Subsidiaries or any officer, director or employee of any Loan Party or Subsidiary of any Loan Party that involve a matter within or related to the FDA’s or any other Governmental Authority’s jurisdiction. No Loan Party nor any Affiliate thereof has received any material adverse notice (written or oral) from the FDA or any other Governmental Authority regarding the approvability or approval of any Product.

(xx) As of the Agreement Date, except as set forth on Schedule 3.1(xx), no Loan Party nor its Subsidiaries is undergoing any inspection related to Regulatory Matters or any other Governmental Authority investigation.

(yy) During the period of three calendar years immediately preceding the Agreement Date, no Loan Party nor any Subsidiary of any Loan Party has introduced into commercial distribution any Products manufactured by or on behalf of any Loan Party or any Subsidiary of a Loan Party or distributed any products on behalf of another manufacturer that were upon their shipment by any Loan Party or any of its Subsidiaries adulterated or misbranded in violation of 21 U.S.C. § 331. No Loan Party nor any Subsidiary of any Loan Party has received any notice of communication from any Governmental Authority alleging material noncompliance with any Applicable Law. No Product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of research, manufacturing, distribution or commercialization activity, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any Product; (ii) a change in the labeling of any Product suggesting a compliance issue or risk; or (iii) a termination, seizure or suspension of manufacturing, researching, distributing or marketing of any Product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Product are pending or threatened against any Loan Party or any of its Subsidiaries.

(zz) No Loan Party nor any Subsidiary of any Loan Party nor any of its officers, directors, employees, agents or contractors (i) have been excluded or debarred from any federal healthcare program (including Medicare or Medicaid) or any other federal program or (ii) have received notice from the FDA or any other Governmental Authority with respect to debarment or disqualification of any Person that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Loan Party nor any Subsidiary of any Loan Party nor any of its officers, directors, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which (y) debarment is mandated or permitted by 21 U.S.C. § 335a or (z) such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law. No officer and to the knowledge of each Loan Party and its Subsidiaries, no employee or agent of any Loan Party or its Subsidiaries, has (A) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; (B) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; or (C) committed an act, made a statement or failed to make a statement that could reasonably be expected, individually or in the aggregate, to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(aaa) Except as set forth on Schedule 3.1(aaa), no Loan Party nor any Subsidiary of any Loan Party has granted rights to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its Products to any other Person nor is any Loan Party or any of its Subsidiaries bound by any agreement that affects any Loan Party’s exclusive right to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its Products.

(bbb) Except as set forth on Schedule 3.1(bbb): (i) each Loan Party and its Subsidiaries and, to their knowledge, their respective contract manufacturers are, and have been for the past three calendar years, in compliance with, and each Product in current commercial distribution is designed, manufactured, processed, prepared, assembled, packaged, labeled, stored, installed, serviced and held in compliance with, the current Good Manufacturing Practice regulations set forth in 21 C.F.R. Parts 210 and 211, as applicable, (ii) each Loan Party and its Subsidiaries is in compliance with the written procedures, record-keeping and reporting requirements required by the FDA or any comparable Governmental Authority pertaining to the reporting of adverse events and recalls involving the Products, (iii) all Products are and have been labeled, promoted, and advertised in accordance with their Registration and approved labeling or within the scope of an exemption from obtaining such Registration, and (iv) each Loan Party and its Subsidiaries’ establishments are registered with the FDA, as applicable, and each Product is listed with the FDA under the applicable FDA registration and adverse event reporting regulations for pharmaceuticals.

(ccc) Each of the Subject Foreign Subsidiaries (i) have (A) no more than $55,000 in net income, revenue or operations for the most recent twelve month period for which financial statements have been provided or filed (or are required to be provided or filed) pursuant to Section 5.1(h) (or that are otherwise available prior to the Agreement Date) or (B) no assets or property with an aggregate fair market value (when taken together) in excess of $55,000 and (ii) do not own any assets or property that are material to the operation of the business (or the business) of the Loan Parties.

Section 3.2 Loan Parties Acknowledgment. The Loan Parties (on their behalf and on their Subsidiaries’ behalf) acknowledge that they have made the representations and warranties referred to in Section 3.1 with the intention of persuading the Lenders to enter into the Loan Documents and that the Lenders have entered into the Loan Documents on the basis of, and in full reliance on, each of such representations and warranties, each of which shall survive the execution and delivery of this Agreement, the other Loan Documents, the making of any Disbursement and the issuance of the Securities until the later of (a) (i) all Obligations being repaid in full (or otherwise repaid through the issuance of Conversion Shares or a combination of cash and Conversion Shares), and (ii) all of the Disbursement Commitments being no longer available or terminated and (b) the end of the Reporting Period.

Section 3.3 Representations and Warranties of the Lenders. Each Lender, severally but not jointly, represents and warrants to the Borrower as of the Agreement Date that:

(a) Such Lender is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where failure to be so qualified or in good standing would not reasonably be expected to materially and adversely affect such Lender’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and such Lender has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b) Such Lender has the limited liability company, limited partnership or other entity (as applicable) power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by such Lender and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Lender, and no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by such Lender and assuming due authorization, execution and delivery by the Borrower, is a valid and binding obligation of such Lender, enforceable against such Lender in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Neither the execution and delivery by such Lender of this Agreement or the consummation of the transactions contemplated hereby, nor compliance by such Lender with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien upon any of the material properties or assets of such Lender or any of its subsidiaries under any of the terms, conditions or provisions of, (i) any organizational documents of such Lender or (ii) any material contract to which such Lender or any of its subsidiaries is a party or by which it may be bound, or to which such Lender or any of its subsidiaries or any of the properties or assets of such Lender or any of its subsidiaries may be subject, or (B) violate any law applicable to such Lender or any of its subsidiaries or any of their respective properties or assets, except in the case of clauses (A)(ii) and (B) for such violations, conflicts, breaches, defaults, termination or acceleration as would not reasonably be expected to materially and adversely affect such Lender’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis. Other than filings with the SEC related to the making of the Loans or as required by the securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Authority, nor expiration or termination of any statutory waiting period, is necessary for the consummation by such Lender of the transactions contemplated by this Agreement.

(c) Such Lender (i) is acquiring the Loans provided by such Lender and the Notes (together with the related guaranties set forth in the Guaranty of the Guarantors) provided by the applicable Loan Party in connection with such Loan made by such Lender hereunder, and (ii) upon issuance thereof, will acquire Preferred Stock, in each case, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under, or exempted from, the registration requirements of the Securities Act; provided, however, that by making the representations herein, such Lender does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to assign, Transfer or otherwise Dispose of any of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act, subject to the limitations on Transfer set forth herein.

(d) Such Lender is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act (provided that in the case of clause (8) all of the equity owners of such entity are accredited investors as defined in Rule 501(a)(1), (2), (3), (7) or (8) as modified by this parenthetical)).

(e) Such Lender understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Borrower is relying in part upon the truth and accuracy of, and such Lender’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Lender set forth herein in order to determine the availability of such exemptions.

(f) Such Lender and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Loan Parties and their Subsidiaries and materials relating to the offer and sale of the Securities that have been requested by such Lender. Such Lender and its advisors, if any, have been afforded the opportunity to ask questions of the Loan Parties. Neither such inquiries nor any other due diligence investigations conducted by such Lender or its advisors, if any, or its representatives shall modify, amend or otherwise affect such Lender’s right to rely on the representations and warranties of the Loan Parties and their Subsidiaries contained in Article 3 and elsewhere in the Loan Documents. Such Lender can bear the economic risk of (x) an investment in the Securities indefinitely and (y) a total loss of its investment in the Securities being offered and has such knowledge and experience in business and financial matters so as to enable it to understand the risks of and investment decision with respect to its investment in the Securities.

(g) Such Lender understands that no United States federal or state agency or any other government or Governmental Authority has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

ARTICLE 4

CONDITIONS OF EFFECTIVENESS AND DISBURSEMENT

Section 4.1 Conditions to the Agreement Date and the Disbursement Commitments. The effectiveness of the Existing Loan Agreement and the Disbursement Commitments made by the Lenders on the Agreement Date shall each be subject to the fulfillment and satisfaction (or waiver by the Required Lenders) of all of the following conditions:

(a) the Lenders shall have received executed counterparts of the Existing Loan Agreement, the Notes (if any) requested by the Lenders, the Guaranty and each other Loan Document set forth on the closing checklist attached hereto as Exhibit H;

(b) the Lenders shall have received executed counterparts of the Senior Facility Subordination Agreement;

(c) [Reserved]

(d) [Reserved]

(e) in the reasonable judgment of the Required Lenders, since December 31, 2017, there has been no Material Adverse Effect or any event or circumstance which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(f) the Required Lenders shall not have become aware of any adverse information, fact or circumstance with respect to the Loan Parties that is inconsistent with the information available to the Required Lenders on the date of the Commitment Letter in any material respect;

(g) each representation and warranty by any Loan Party or any of its Subsidiaries contained in the Existing Loan Agreement or in any other Loan Document shall be true, correct and complete in all material respects (without duplication of any materiality or other qualifier contained therein) as of such date and time, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall have been true, correct and complete in all material respects (without duplication of any materiality or other qualifier contained therein) as of such earlier date);

(h) the payment by the Borrower of all fees required to be paid on the Agreement Date pursuant to this Agreement and the other Loan Documents and all costs and expenses required to be paid on the Agreement Date (including pursuant to Section 6.3) pursuant to this Agreement and the other Loan Documents, in the case of costs and expenses, to the extent invoiced at least two (2) Business Days prior to the Agreement Date;

(i) the Lenders shall have received at least five (5) Business Days prior to the Agreement Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that has been reasonably requested by any Lender at least ten (10) days in advance of the Agreement Date, including a duly executed IRS Form W-9 (or such other applicable tax form) of the Borrower; and

(j) the Lenders shall have received a certificate executed by an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Required Lenders, certifying that the conditions in this Section 4.1 have been satisfied in all respects.

Notwithstanding anything to the contrary in the Loan Documents or otherwise, all of the conditions set forth in this Section 4.1 have been previously satisfied in all respects.

Section 4.2 Conditions to the Initial Disbursement. In addition to the fulfillment and satisfaction (or waiver by the Required Lenders) of each condition set forth in Section 4.4, the obligation of the Lenders to make the Initial Disbursement shall be subject to the fulfillment and satisfaction (or waiver by the Required Lenders) of all of the following conditions:

(a) the Lenders shall have received a duly executed written notice from the Borrower complying with the requirements of Section 2.2(a);

(b) the proceeds of the Initial Disbursement shall be directed and requested for use in accordance with Section 2.1;

(c) in the reasonable judgment of the Required Lenders, since December 31, 2017, there has been no Material Adverse Effect or any event or circumstance which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(d) no Default or Event of Default shall have occurred, or would be reasonably expected to occur, or would result from the Initial Disbursement or the use of the proceeds therefrom;

(e) no Default or Event of Default (each as defined in the Senior Facility Agreement) shall have occurred, or would be reasonably expected to occur, or would result from the Initial Disbursement or the use of the proceeds therefrom;

(f) at the time of and after giving effect to the Initial Disbursement and the use of proceeds thereof, each representation and warranty by any Loan Party or any of its Subsidiaries contained herein or in any other Loan Document shall be true, correct and complete in all material respects (without duplication of any materiality or other qualifier contained therein) as of such date and time, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall have been true, correct and complete in all material respects (without duplication of any materiality or other qualifier contained therein) as of such earlier date);

(g) the Lenders shall have received original Notes aggregating the amount of the Initial Disbursement, if requested;

(h) the conditions set forth in Section 2.2(a) have been satisfied and the terms set forth in Section 2.2(a) have been completely complied with;

(i) the payment by the Borrower of all fees required to be paid on such Disbursement Date pursuant to this Agreement and the other Loan Documents and all costs and expenses required to be paid on such Disbursement Date (including pursuant to Section 6.3) pursuant to this Agreement and the other Loan Documents, in the case of costs and expenses, to the extent invoiced at least two (2) Business Days prior to such date (which amounts, at the sole option of the Lenders, may be offset against the proceeds of the Initial Disbursement);

(j) the Common Stock shall continue to be listed on an Eligible Market;

(k) the Board of Directors shall have approved a go-forward operating plan, taking into account the funding of the Loans hereunder, that shall not reasonably be expected to result in a Default or Event of Default (each as defined in the Senior Facility Agreement) or a Default or Event of Default hereunder;

(l) the Stockholder Approval shall have been obtained and the Borrower shall have adopted and filed the applicable amendment(s) to the Certificate of Incorporation of the Borrower and a Certificate of Designations with respect to the Preferred Stock with the Secretary of State of the State of Delaware in substantially the applicable form(s) attached hereto as Exhibits F-1 (the “Reverse Split Amendment”) and/or F-2 (the “Authorized Shares Amendment” and, together with the Reverse Split Amendment, the “Certificate Amendment”) and Exhibit G (the “Certificate of Designations”), respectively, and the applicable Certificate Amendment and the Certificate of Designations shall each be in full force and effect;

(m) the Common Stock into which the Conversion Shares are convertible (based on the then applicable Conversion Rate) shall have been approved for listing on an Eligible Market, subject to official notice of issuance;

(n) John Johnson shall have been appointed chief executive officer of the Borrower;

(o) the Lenders shall have received a favorable written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Loan Parties, addressed to the Lenders, dated the Amendment Date, in form and substance reasonably satisfactory to the Required Lenders; and

(p) the Lenders shall have received a certificate executed by an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Required Lenders, certifying that the conditions in this Section 4.2 have been satisfied in all respects.

Section 4.3 Conditions to the Subsequent Disbursements. In addition to the fulfillment and satisfaction (or waiver by the Required Lenders) of each condition set forth in Sections 4.2 and 4.4, the obligation of the Lenders to make any Subsequent Disbursement shall be subject to the fulfillment and satisfaction (or waiver by the Required Lenders) of all of the following conditions:

(a) the Lenders shall have received a duly executed written notice from the Borrower complying with the requirements of Section 2.2(b) (in the case of the First Subsequent Disbursement) or Section 2.2(c) (in the case of the Second Subsequent Disbursement), as applicable;

(b) in the reasonable judgment of the Required Lenders, since December 31, 2017, there has been no Material Adverse Effect or any event or circumstance which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(c) the proceeds of such Subsequent Disbursement shall be directed and requested for use in accordance with Section 2.1;

(d) no Default or Event of Default shall have occurred, or would be reasonably expected to occur, or would result from such Subsequent Disbursement or the use of the proceeds therefrom;

(e) no Default or Event of Default (each as defined in the Senior Facility Agreement) shall have occurred, or would be reasonably expected to occur, or would result from the Subsequent Disbursement or the use of the proceeds therefrom;

(f) at the time of and after giving effect to such Subsequent Disbursement and the use of proceeds thereof, each representation and warranty by any Loan Party or any of its Subsidiaries contained herein or in any other Loan Document shall be true, correct and complete in all material respects (without duplication of any materiality or other qualifier contained therein) as of such date and time, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall have been true, correct and complete in all material respects (without duplication of any materiality or other qualifier contained therein) as of such earlier date);

(g) the Lenders shall have received original Notes aggregating the amount of the funded Subsequent Disbursement, if requested;

(h) (i) in the case of the First Subsequent Disbursement, the conditions set forth in Section 2.2(b) have been satisfied and the terms set forth in Section 2.2(b) have been completely complied with; or (ii) in the case of the Second Subsequent Disbursement, the conditions set forth in Section 2.2(c) have been satisfied and the terms set forth in Section 2.2(c) have been completely complied with;

(i) the payment by the Borrower of all fees required to be paid on such Disbursement Date pursuant to this Agreement and the other Loan Documents and all costs and expenses required to be paid on such Disbursement Date (including pursuant to Section 6.3) pursuant to this Agreement and the other Loan Documents, in the case of costs and expenses, to the extent invoiced at least two (2) Business Days prior to such date (which amounts, at the sole option of the Lenders, may be offset against the proceeds of such Subsequent Disbursement);

(j) in the case of the First Subsequent Disbursement, prior to such date the Initial Disbursement shall have been drawn in full by the Borrower in accordance with Section 2.2(a);

(k) in the case of the Second Subsequent Disbursement, the Borrower shall have obtained a Revolving Credit Facility and no less than $10,000,000 shall be available for drawing thereunder on and after such date (without giving effect to any repayment on such date with the proceeds of the Loans);

(l) in the case of the Second Subsequent Disbursement, prior to such date the First Subsequent Disbursement shall have been drawn in full by the Borrower in accordance with Section 2.2(b);

(m) the Common Stock shall continue to be listed on an Eligible Market; and

(n) the Lenders shall have received a certificate executed by an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Required Lenders, certifying that the conditions in this Section 4.3 have been satisfied in all respects.

Section 4.4 Conditions to the Amendment Date. The effectiveness of this Agreement (as amended and restated on the Amendment Date) and the Disbursement Commitments (which, for the avoidance of doubt, are not required to be funded at any time) made by the Specified Lenders on the Amendment Date shall each be subject to the fulfillment and satisfaction (or waiver by the Required Lenders) of all of the following conditions:

(a) the Lenders shall have received executed counterparts of this Agreement (as amended and restated on the Amendment Date);

(b) in the reasonable judgment of the Required Lenders, since December 31, 2017, there has been no Material Adverse Effect or any event or circumstance which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(c) the Required Lenders shall not have become aware of any adverse information, fact or circumstance with respect to the Loan Parties that is inconsistent with the information available to the Required Lenders on the date of the Commitment Letter in any material respect;

(d) no Default or Event of Default shall have occurred, or would be reasonably expected to occur, or would result from the execution of this Agreement;

(e) no Default or Event of Default (each as defined in the Senior Facility Agreement) shall have occurred, or would be reasonably expected to occur, or would result the execution of this Agreement;

(f) each representation and warranty by any Loan Party or any of its Subsidiaries contained in this Agreement or in any other Loan Document shall be true, correct and complete in all material respects (without duplication of any materiality or other qualifier contained therein) as of such date and time, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall have been true, correct and complete in all material respects (without duplication of any materiality or other qualifier contained therein) as of such earlier date); and

(g) the Lenders shall have received a duly executed copy of the Senior Facility Amendment

Section 4.5 Determination by Required Lenders. For the avoidance of doubt, a determination by the Required Lenders that any of the conditions precedent set forth in Sections 4.1, 4.2, 4.3 or 4.4 have been met, or any decision by the Required Lenders to waive any such condition, shall be binding upon all of the Lenders.

ARTICLE 5

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Prior to the date that the conditions to the Initial Disbursement set forth in Section 4.2 have been satisfied, to the extent that any of the provisions of this Article 5 conflicts with the Senior Facility Agreement, the Organizational Documents or otherwise requires satisfaction of the Approval Conditions, such provision shall not be in effect until the conditions to the Initial Disbursement set forth in Section 4.2 have been satisfied.

Section 5.1 Affirmative Covenants.

(a) The Loan Parties shall and shall cause their Subsidiaries to (i) preserve and maintain in full force and effect its organizational existence and good standing under the Applicable Laws of its jurisdiction of incorporation, organization or formation, as applicable, and (ii) preserve and maintain all qualifications to do business in each other jurisdiction not covered by clause (i) above in which the failure to be so qualified would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) The Loan Parties shall, and shall cause their Subsidiaries to, (i) comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings, and (ii) maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c) The Loan Parties shall, and shall cause their Subsidiaries to, obtain, make and keep in full force and effect all licenses, certificates, approvals, registrations, clearances, Authorizations and permits required to conduct their businesses, except where the failure to make and keep such licenses, certificates, approvals, registrations, clearances, authorizations and permits in full force and effect could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) Each Loan Party shall, except as otherwise permitted by this Agreement, maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its assets and property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to their assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated. A true and complete listing of such insurance, including issuers, coverages and deductibles, shall be provided to the Lenders promptly following any Lender’s request.

(f) Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed all Tax liabilities, assessments and governmental charges or levies upon it or its property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person.

(g) The Loan Parties shall promptly (and, in any event, within (y) with respect to clause (A) below, two (2) Business Days and (z) with respect to clause (B) below, ten (10) days) notify each Lender of the occurrence of (A) any Default or Event of Default and (B) any claims arising after the Agreement Date (or before the Agreement Date to the extent any action related thereto arises after the Agreement Date) (other than in connection with the denial of plan claims in the ordinary course of business), litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened against any Loan Party requesting injunctive relief or damages in excess of $550,000.

(h) If the Borrower is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, the Loan Parties will provide to each Lender quarterly financial statements for the Borrower and its Subsidiaries within 45 days after the end of each fiscal quarter of the Borrower, and an audited annual financial statements within 120 days after the end of each fiscal year of the Borrower prepared in accordance with GAAP with a report thereon by the Borrower’s independent certified public accountants, which accountants shall be reasonably acceptable to the Required Lenders. Any such report and any report of the Borrower’s independent certified public accountants on any consolidated financial statements included in any SEC Document filed during the Reporting Period (as defined below) shall (i) contain an unqualified opinion (subject to the exception set forth below in clause (ii) of this sentence), stating that such consolidated financial statements present fairly in all material respects the financial position and condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods and have been prepared in conformity with GAAP applied on a basis consistent with prior years, and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status (other than any such paragraph (x) included in the Borrower’s annual report on Form 10-K for the years ended December 31, 2017 or December 31, 2018 or (y) arising from the impending maturity of the Loans, the Loans (as defined in the Senior Facility Agreement) or the Revolving Credit Facility, in each case of this clause (y), solely in the case of the audit delivered with respect to the fiscal year immediately prior to the fiscal year during which the applicable maturity is scheduled). From the Agreement Date until the later of (i) the first date on which no Preferred Stock remains outstanding and (ii) the first date on which none of the Lenders owns any Securities (the period ending on such latest date, the “Reporting Period”), the Borrower and its Subsidiaries shall timely (without giving effect to any extensions pursuant to Rule 12b-25 of the Exchange Act) file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Borrower and its Subsidiaries shall not terminate the registration of the Common Stock under the Exchange Act or otherwise terminate its status as an issuer required to file reports under the Exchange Act, even if the securities laws would otherwise permit any such termination. The Borrower hereby agrees that, during the Reporting Period, the Borrower shall send to each Lender copies of (i) any notices and other information made available or given to the holders of the Stock of the Borrower generally, contemporaneously with the Borrower’s making available or giving such notices and other information to such holders of Stock and (ii) all other documents, reports, financial data and other information not available on EDGAR that does not contain any material non-public information of the Borrower that any Lender may reasonably request. At the same time as (A) to the extent the Borrower is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, the quarterly and annual financial statements are delivered or otherwise provided to each Lender pursuant to the first sentence of this Section 5.1(h) or (B) to the extent the Borrower is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, any Form 10-Q or Form 10-K is filed with the SEC pursuant to the Exchange Act, in each case, a Compliance Certificate shall be delivered by the Borrower to each Lender; provided that, with respect to clause (B) only, solely to the extent any earnings report for the same period is publicly reported or is filed with the SEC prior to the time when any Form 10-Q or Form 10-K containing the applicable quarterly or annual financial statements is filed with the SEC and to the extent the earnings set forth in any such earnings report would result in a financial covenant default under Section 5.1(v), the Compliance Certificate shall instead be delivered by the Borrower to each Lender on the same day as such earnings report is publicly reported or is filed with the SEC. Upon the reasonable request of any Lender, the Loan Parties and their Subsidiaries shall promptly deliver to such Lender such information as such Lender may from time to time reasonably request. On the same day that the same are sent, the Loan Parties and their Subsidiaries shall deliver to the Lenders copies of all financial statements, reports, documents and other information which any Loan Party or any of its Subsidiaries sends to its holders of Stock.

(i) Each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and the Lenders and their representatives shall have access at any and all times during the continuance thereof): (a) provide access to such property to the Lenders and their representatives, as frequently as any Lender determines to be appropriate; and (b) permit the Lenders to conduct field examinations, appraise, inspect, and make extracts and copies (or take originals if reasonably necessary) from all of such Loan Party’s and its Subsidiaries’ books and records, and evaluate and conduct appraisals and evaluations in any manner and through any medium that the Lenders considers advisable, in each instance, at the Loan Parties’ sole expense; provided the Loan Parties shall only be obligated to reimburse the Lenders for the expenses of one such appraisal, evaluation and inspection of the Lenders per calendar year unless an Event of Default has occurred and is continuing, in which case, the Loan Parties shall reimburse the Lenders for the expenses of all such appraisals, evaluations and inspections conducted by the Lenders and their representatives.

(j) Each Loan Party shall ensure that all written information, exhibits and reports furnished to any Lender, when taken as a whole, do not and will not, and that each SEC Document filed during the Reporting Period does not, contain any untrue statement of a material fact and do not and will not (or does not, as applicable) omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(k) [Reserved]

(l) Promptly (but in any event within ten (10) days of such request) upon request by the Required Lenders, the Loan Parties shall (and, subject to the limitations set forth herein and in the other Loan Documents, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as the Required Lenders may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to maintain the validity and effectiveness of any of the Loan Documents, and (iii) to better assure, grant, preserve, protect and confirm to the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document. Without limiting the generality of the foregoing, the Loan Parties shall cause each of their Subsidiaries (other than Excluded Foreign Subsidiaries) promptly after (and in any event within ten (10) days of) the formation or acquisition thereof, to guaranty the Obligations and to take such other actions reasonably requested by the Required Lenders with respect to making any such Subsidiary a Loan Party under the Loan Documents. The Loan Parties shall deliver, or cause to be delivered, promptly after (and in any event within ten (10) days of) such formation or acquisition of such Loan Party or Subsidiary, to the Lenders, appropriate resolutions, secretary certificates, certified Organizational Documents and, if requested by the Required Lenders, legal opinions relating to the matters described in this Section 5.1(l) (which opinions shall be in form and substance reasonably acceptable to the Required Lenders and, to the extent applicable, substantially similar to the opinions delivered on the Agreement Date), in each instance with respect to each Loan Party and each Subsidiary of a Loan Party (other than any Excluded Foreign Subsidiary) formed or acquired after the Agreement Date.

(m) Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws or as is required by orders and directives of any Governmental Authority except where the failure to comply could not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability.

(n) Promptly upon any Authorized Officer becoming aware that any of the following has occurred that could reasonably be expected to result in material liability to a Loan Party, the Borrower will provide written notice to the Lenders specifying the nature of such event, what action the Loan Party or any ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, if applicable, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto: (i) any ERISA Event, or (ii) a “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, with respect to any Employee Benefit Plan.

(o) The Borrower shall, on or before the Initial Disbursement Date, take such action as the Borrower shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Lenders on or prior to the Initial Disbursement Date. The Borrower shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Initial Disbursement Date.

(p) The Borrower shall take all actions necessary to cause the Common Stock to remain listed on an Eligible Market at all times during the Reporting Period. The Borrower shall not, and shall cause each of the Subsidiaries not to, take any action that would be reasonably expected to result in the delisting or suspension or termination of trading of the Common Stock on the Principal Market. Notwithstanding the foregoing, nothing contained herein shall prohibit the Borrower from effecting a transaction in which all shares of Common Stock outstanding immediately prior to such transaction are converted into the right to receive consideration consisting of cash or property other than Common Stock; provided that the Borrower complies with its obligations under this Agreement and the other Loan Documents in connection therewith. The Loan Parties shall pay all fees, costs and expenses in connection with satisfying its obligations under this Section 5.1(p).

(q) [Reserved]

(r) [Reserved]

(s) The Borrower acknowledges and agrees that the Securities may be pledged by a holder thereof in connection with a bona fide margin agreement or other loan, financing or Indebtedness secured by the Securities. The pledge of Securities shall not be deemed to be a Transfer, sale or assignment of the Securities under the Loan Documents, and no such holder effecting any such pledge of Securities shall be required to provide any Loan Party or any of its Subsidiaries with any notice thereof or otherwise make any delivery to any Loan Party pursuant to any Loan Document. The Borrower hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a holder of Securities.

(t) Without limiting the generality of the foregoing, each Loan Party and its Subsidiaries shall comply in all material respects with all Public Health Laws and their implementation by any applicable Governmental Authority and all lawful requests of any Governmental Authority applicable to its Products. All Products developed, manufactured, tested, distributed or marketed by or on behalf of any Loan Party or any of its Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Authority shall be developed, tested, manufactured, distributed and marketed in material compliance with the Public Health Laws and each other Applicable Law, including product approval or premarket notification, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, and shall be tested, investigated, distributed, marketed, and sold in material compliance with Public Health Laws and all other Applicable Laws.

(u) The Loan Parties shall promptly (and, in any event, within two Business Days) (i) notify each Lender of the occurrence of any breaches, defaults or events of default under, and any amendments, restatements, supplements, changes, consents, waivers, forbearances, joinders or other modifications to the Senior Facility Agreement, the Revolving Credit Facility Documents or the Additional Permitted Debt Documents or the entering into after the Agreement Date of any Revolving Credit Facility Documents or Additional Permitted Debt Documents and provide copies of any documentation related to any of the foregoing, in each case, except for any of the foregoing expressly contemplated by this Agreement and (ii) deliver true, correct and complete copies of any material notices, documents, instruments, agreements or other material written information provided or received pursuant to, or in connection with, the Senior Facility Agreement, the Revolving Credit Facility or any Additional Permitted Debt (including those delivered to any Loan Party or any of its Affiliates by any lender (or any agent of any lender) under the Senior Facility Agreement, the Revolving Credit Facility or any Additional Permitted Debt).

(v) Financial Covenants.

(i) Minimum Cash Balance. The Loan Parties covenant and agree that the Borrower and its Subsidiaries shall maintain, on a consolidated basis, a minimum aggregate amount of unrestricted cash in deposit accounts (and, solely with respect to unrestricted cash in an amount not to exceed $5,500,000, deposit accounts held by Foreign Subsidiaries that are not subject to Liens of any Person other than Liens of the type set forth in clause (a) or clause (f) of the definition of “Permitted Liens”) equal to no less than (A) at all times on or prior to March 31, 2020, $36,000,000, and (B) at all times on and after April 1, 2020, $22,500,000.

(ii) Minimum Net Sales. The Loan Parties shall maintain LTM Net Sales of at least (A) $57,375,000 for the fiscal year ending December 31, 2019 and (B) $76,500,000 for the fiscal year ending December 31, 2020 and each fiscal year ending thereafter.

(w) [Reserved]

(x) The Borrower agrees to use its reasonable best efforts to call and hold as promptly as reasonably practicable following the Agreement Date (and in any event prior to the earlier of (x) twenty (20) days after the mailing of the definitive proxy and (y) February 20, 2019) a meeting of the stockholders of the Borrower (the “Stockholder Meeting”) to obtain (i) the approval of the holders of a majority of the outstanding Common Stock, in accordance with Applicable Law and the bylaws of the Borrower, of a reverse stock split (the “Reverse Stock Split”) and/or an increase in the number of authorized shares of Preferred Stock or Common Stock or some combination of the foregoing, as set forth in the applicable Certificate Amendment(s), which permit the Full Conversion Share Amount and (ii) the approval of the holders of a majority of the shares of Common Stock present and entitled to vote, in accordance with Applicable Law and the bylaws of the Borrower, of the issuance of Conversion Shares upon conversion of the Loans (and the issuance of Common Stock into which Conversion Shares are convertible) for purposes of applicable NASDAQ listing rules (collectively, the “Stockholder Approval”); provided that, to the extent the Stockholder Approval is not obtained at the first meeting date of the Stockholder Meeting for a reason that the Borrower reasonably determines to be the result of recommendations of Institutional Shareholder Services (“ISS”) and/or a similar firm, the Borrower and the Required Lenders may mutually agree to modify clause (i) of the Stockholder Approval requirement above in a manner designed to obtain a positive recommendation from ISS and/or any similar firm. As promptly as reasonably practicable following the Agreement Date (and in any event within fifteen (15) calendar days after the Agreement Date), the Borrower will prepare and file with the SEC a revised preliminary proxy statement. The definitive form of such revised proxy statement shall be sent to the Borrower’s stockholders in connection with the Stockholder Meeting (the “Proxy Statement”). The Proxy Statement shall include the recommendation of the Board of Directors that the stockholders vote in favor of the Stockholder Approval. The Borrower shall use commercially reasonable efforts to solicit from the stockholders proxies in favor of the Stockholder Approval and to obtain the Stockholder Approval. The Lenders agree to furnish to the Borrower all information concerning the Lenders and their respective Affiliates as the Borrower may reasonably request in connection with any stockholder meeting at which the Stockholder Approval is sought. The Borrower shall respond reasonably promptly to any comments received from the SEC with respect to any Proxy Statement. The Borrower shall provide to the Lenders, as promptly as reasonably practicable after receipt thereof, any written comments from the SEC or any written request from the SEC or its staff for amendments or supplements to the Proxy Statement or any preliminary proxy statement as it relates to the Stockholder Approval and shall provide the Lenders with copies of all correspondence between the Borrower, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement as it relates to the Stockholder Approval. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto as it relates to the Stockholder Approval, the Borrower shall provide the Lenders with a reasonable opportunity to review and comment on such document or response. In the event that, due to the application of the Ceiling Rate pursuant to Section 2.11, any additional stockholder approval (the “Subsequent Stockholder Approval”) of the Borrower is necessary in order to convert the Loans into Conversion Shares or the Conversion Shares into Common Stock (assuming all such conversions are settled delivering solely such shares and, except in connection with a Fundamental Change for which a definitive agreement has been entered into prior to such date, assuming no Additional Shares will be necessary to be issued), upon a receipt of the applicable notice of conversion, the Borrower shall use its commercially reasonable efforts to call and hold as promptly as reasonably practicable following such date (and in any event within forty five (45) days of such date (the “Subsequent Stockholder Approval Termination Date”)) a meeting of the stockholders of the Borrower to obtain the approval of the holders of a majority of the outstanding Common Stock (or the requisite approval as of such time), in accordance with Applicable Law and the bylaws of the Borrower, of an amendment to the Certificate of Incorporation of the Borrower to increase the authorized Common Stock or Preferred Stock, as applicable, to an amount, or such other action, as would allow for the full conversion of Conversion Shares or Preferred Stock (assuming all such conversions are settled delivering solely such shares and, except in connection with a Fundamental Change for which a definitive agreement has been entered into prior to such date, assuming no Additional Shares will be necessary to be issued), as applicable, without application of the Ceiling Rate (the “Full Conversion Share Amount”). With respect to obtaining the Subsequent Stockholder Approval, the Borrower shall follow the process set forth above required for the Stockholder Meeting, mutatis mutandis.

(y) Prior to the Initial Disbursement Date and subject to receipt of the Stockholder Approval, the Borrower shall file in the office of the Secretary of State of the State of Delaware the Certificate Amendment and the Certificate of Designations.

(z) Prior to the Initial Disbursement Date, the Borrower shall promptly apply to cause the Common Stock into which the Conversion Shares are convertible (based on the then applicable Conversion Rate) to be approved for listing on an Eligible Market, subject to official notice of issuance and subject to satisfaction of the Approval Conditions. Upon any increase in the Conversion Rate (or increase in the conversion rate applicable to the underlying Preferred Stock), the Borrower shall promptly apply to cause any additional number of shares of Common Stock into which the Conversion Shares are convertible (based on the then applicable Conversion Rate (or the conversion rate applicable to the underlying Preferred Stock)) to be approved for listing on an Eligible Market, subject to official notice of issuance and subject to satisfaction of the Approval Conditions.

(aa) From and after the Agreement Date until ninety (90) days after earlier to occur of (x) the Second Subsequent Disbursement and (y) the Remaining Second Subsequent Disbursement Commitment Termination Date, without the prior written consent of the Required Lenders, the Borrower will not, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise Transfer or Dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or publicly disclose the intention to make any offer, sale, pledge, Disposition or filing, other than grants of options or restricted stock units pursuant to the stock-based compensation plans of the Borrower and its Subsidiaries (the “Borrower Stock Plans”) or (ii) enter into any swap or other agreement that Transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, in each case other than (A) the Securities, the Conversion Shares (or the Common Stock into which the Conversion Shares are convertible) hereunder, (B) any transactions contemplated by the Senior Facility Documents (including the convertible notes contemplated thereby (and the shares of Common Stock issuable upon conversion thereof)) or pursuant to the Borrower’s obligations under the Warrants (as may be amended from time to time) or under any registration rights agreement in existence as of the Agreement Date (as may be amended from time to time), or (C) any shares of Common Stock of the Borrower issued upon the exercise of options or settlement of restricted stock units granted under the Borrower Stock Plans or upon the exercise of warrants issued prior to the Initial Disbursement, and in each case the filing of a registration statement with respect to any of the foregoing in clause (A), (B) or (C). This Section 5.1(aa) shall not restrict or prohibit negotiations or discussions with respect to, or the entering into any agreement for, or the filing of a registration statement with respect to, a merger or consolidation or any other combination of the Borrower with, or the acquisition of the Borrower by, another Person (including by tender or exchange offer), any sale or other transfer of all or substantially all of the consolidated assets of the Borrower or any other Acquisition or similar transaction.

(bb) Following the issuance of any shares of Common Stock upon conversion of the Conversion Shares, and subject to applicable SEC rules and regulations, the Lenders and any permitted assignee thereof (other than the Specified Lenders) shall be entitled to registration rights in respect of the Common Stock into which the Conversion Shares are convertible acquired by the Lenders or such assignee, as applicable, on the same terms and pursuant to and in accordance with the Registration Rights Agreement, provided that such shares of Common Stock constitute Registrable Securities (as defined in the Registration Rights Agreement) pursuant to the second sentence of the definition thereof. The Borrower hereby acknowledges and agrees that, provided that such shares of Common Stock constitute Registrable Securities, the Registration Rights Agreement shall apply with respect to the Common Stock into which the Conversion Shares are convertible held by the Lenders or such assignee (other than the Specified Lenders), as applicable (and provided that any assignee executes a joinder to the Registration Rights Agreement), and such Common Stock shall constitute Registrable Securities (as defined in the Registration Rights Agreement) under the Registration Rights Agreement (for so long as they satisfy such definition of Registrable Securities pursuant to the second sentence of the definition thereof), mutatis mutandis.

(cc) For the avoidance of doubt, at any time following the issuance of any shares of Common Stock upon conversion of the Conversion Shares (or Loans, as applicable), and subject to applicable SEC rules and regulations, any Lender may request that the Borrower file a new shelf registration statement covering the re-sale of the Common Stock into which the Conversion Shares (or Loans, as applicable) are convertible in accordance with the Registration Rights Agreement, provided that such shares of Common Stock constitute Registrable Securities (as defined in the Registration Rights Agreement).

Section 5.2 Negative Covenants.

(a) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, merge with, consolidate with or into, dissolve or liquidate into or convey, Transfers, lease or otherwise Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (1) a Subsidiary that is not a Loan Party may merge into any Loan Party or any Subsidiary of a Loan Party, (2) a Subsidiary that is a Loan Party may merge into any other Loan Party (provided that, to the extent the Borrower is part of such transaction, unless such transaction is a Reorganization Event that complies with the requirements of Section 2.12, the Borrower must be the surviving Person), (3) any Subsidiary of the Borrower (other than, for the avoidance of doubt, the Borrower) may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and it is not materially disadvantageous to the Lenders and (ii) to the extent such Subsidiary is a Guarantor, any such assets or business held by such subject Subsidiary shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution, (4) Permitted Acquisitions (provided that, to the extent any such transaction involves (y) a Loan Party, the Loan Party is the surviving Person or (z) the Borrower, unless such transaction is a Reorganization Event that complies with the requirements of Section 2.12, the Borrower is the surviving Person), (5) the Transactions and the “Transactions” as defined in the Senior Facility Agreement, and (6) a Reorganization Event that complies with the requirements of Section 2.12. No Loan Party shall establish or form any Subsidiary, unless such Subsidiary complies with Section 5.1(l) and such Subsidiary executes and/or delivers all other documents, agreements and instruments reasonably requested by the Required Lenders to make such Subsidiary a Guarantor under the Loan Documents.

(b) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, (i) enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, or engage in any transaction with any holder of Stock of the Borrower, any Affiliate of the Borrower or any equity holder of such Affiliate, whereby its income or profits are, or might be, shared with another Person other than a wholly owned Subsidiary, (ii) enter into any management contract or similar arrangement whereby all or a substantial part of its business is managed by another Person, or (iii) make any Restricted Payments, other than (v) cash payments in lieu of fractional shares in connection with the exercise of warrants or other securities convertible into or exchangeable for Common Stock or in connection with a reverse share split of the Common Stock, (w) cash payments required to be paid upon conversion of Loans or Preferred Stock as a result of the application of the Ceiling Rate or a similar limitation in the Certificate of Designations or otherwise made to the Lender under the Loan Documents or the Certificate of Designations or cash payments required to be paid upon conversion of the convertible loans or notes under the Senior Facility Documents, (x) when no Default or Event of Default has occurred and is continuing, the repurchase of the Borrower’s Stock from current or former officers, employees or directors of the Borrower and its Subsidiaries (or their permitted transferees or estates) upon their death, disability or termination of employment in an aggregate amount not to exceed $275,000 in any fiscal year of the Borrower, (y) Restricted Payments to Loan Parties and (z) Restricted Payments consisting of Tax Distributions.

(c) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, (i) make, create, incur, assume or suffer to exist any Lien upon or with respect to any of its assets or property, except Permitted Liens, or (ii) Dispose of (whether in one or a series of transactions) any assets or property (including the Stock of any Subsidiary of any Loan Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except Permitted Dispositions.

(d) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, permit to exist or be liable with respect to any Indebtedness, other than Permitted Indebtedness.

(e) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, (i) purchase or acquire any Stock, or any obligations or other securities of, or any interest in, any other Person, including the establishment or creation of a Subsidiary, or (ii) make any Acquisitions, or any other acquisition of any of the assets of another Person, or of any business or division of any Person, including by way of merger, consolidation, other combination or otherwise, or (iii) make, purchase or acquire any advance, loan, extension of credit (other than trade payables in the ordinary course of business) or capital contribution to or any other investment in, any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for Permitted Investments.

(f) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, issue, sell or otherwise Transfer or provide any interest in, any Stock of any Subsidiary of the Borrower.

(g) No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, (w) enter into any transaction with any Affiliate of a Loan Party or of any Subsidiary of a Loan Party (other than, in each case, transactions between or among Loan Parties; provided that, if the Borrower is a party to such transaction, such transaction shall be on an arm’s length basis or the terms of such transaction shall be more favorable to the Borrower than to such other Loan Party party to such transaction) or any officer, employee or director (or similar official or governing person) of any of the foregoing, (x) pay any management, consulting or similar fees to any of the foregoing, (y) pay or reimburse any of the foregoing for any costs, expenses and similar items or (z) pay any indemnification payments to any such Person, except (1) with respect to transactions between or among the Borrower and its Subsidiaries as expressly permitted by this Agreement and transactions with Affiliates that are Lenders pursuant to the Loan Documents and the Certificate of Designations and transactions with VHP, VIP and their respective Affiliates (to the extent they are at such time Affiliates of the Borrower or its Subsidiaries), (2) in the ordinary course of business and pursuant to the reasonable requirements of the business of such Loan Party or such Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and which are disclosed in advance in writing to the Lenders; provided, further, that in no event shall a Loan Party or any Subsidiary of a Loan Party perform or provide any management, consulting, administrative or similar services to or for any Person other than another Loan Party, a Subsidiary of a Loan Party or a customer who is not an Affiliate in the ordinary course of business, (3) payment of directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate, with respect to all such items, $660,000 in any fiscal year of the Borrower, and (4) customary and reasonable compensation arrangements for officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business.

(h) No ERISA Affiliate shall cause or suffer to exist, directly or indirectly, (i) any event that could reasonably be expected to result in the imposition of a Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan, or (ii) any other ERISA Event, which other ERISA Event could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(i) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, engage in any line of business substantially different from those lines of business carried on by it on the Agreement Date and any business reasonably complementary or ancillary thereto.

(j) Except as expressly permitted under Section 5.2(a) and except as contemplated by the Approval Conditions, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (i) amend the Revolving Credit Facility Documents, the Additional Permitted Debt Documents, any of its Organizational Documents or any agreements or documents evidencing or contemplating any Permitted Acquisition, in each case, in any respect materially adverse to any Lender, or (ii) amend the Senior Facility Documents (other than pursuant to the Senior Facility Amendment) in a manner prohibited by the Senior Facility Subordination Agreement.

(k) No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the fiscal year or method for determining the fiscal quarters of any Loan Party or of any Subsidiary of any Loan Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or formation, (iv) change its jurisdiction of organization or formation, (v) change its entity identity, (vi) change its organizational identification number (if any), or (vii) change the address of its chief executive office or principal place of business, in the case of clauses (iii), (iv), (v), (vi) and (vii), without at least ten (10) days’ prior written notice to the Lenders (or such shorter period as may be agreed by the Required Lenders in their sole discretion).

(l) No Loan Party shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem or defease earlier than scheduled or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations, (ii) Indebtedness under the Revolving Credit Facility and Indebtedness under the Senior Facility Agreement and (iii) Indebtedness secured by a Permitted Lien if the sole asset securing such Indebtedness has been sold or otherwise Disposed of as a Permitted Disposition.

(m) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or Subsidiary to pay dividends or make any other distribution on any of such Loan Party’s or Subsidiary’s Stock or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Loan Party, except for those in the Loan Documents, the Senior Facility Documents, the Revolving Credit Facility Documents or the Additional Permitted Debt Documents. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the Disposition of any assets of any Loan Party or any of its Subsidiaries, except, in each case, (i) those in the Loan Documents, (ii) those in the Senior Facility Documents, (iii) in connection with any document or instrument governing Liens permitted pursuant to clauses (k) and (l) of the definition of “Permitted Liens;” provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens, (iv) those in the Revolving Credit Facility Documents, and (v) those in the Additional Permitted Debt Documents.

(n) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, fail to comply with the laws, regulations and executive orders referred to in Section 3.1(jj). No Loan Party or Subsidiary of a Loan Party, nor, to the knowledge of any Loan Party or any of its Subsidiaries, any director, officer, agent, employee or other Person acting on behalf of any Loan Party or any such Subsidiary, will request or use the proceeds of any Loan, directly or indirectly, (i) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Furthermore, the Loan Parties will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

(o) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

(p) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate or form the basis of Liability under any Environmental Law, other than such violations or liabilities that could not reasonably be expected, individually or in the aggregate, to result in Material Environmental Liabilities.

(q) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, be an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act, or to otherwise be registered or required to be registered under, or be subject to the restrictions imposed by the Investment Company Act.

(r) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, (i) cause or suffer to exist the initiation by the FDA or any other Governmental Authority of any enforcement action against any Loan Party or any of its Subsidiaries, or any suppliers that causes such Loan Party or Subsidiary to recall, withdraw, remove or discontinue marketing any of its Products; (ii) cause or suffer to exist the issuance by the FDA or any other Governmental Authority of a warning letter to any Loan Party or any of its Subsidiaries with respect to any Regulatory Matter which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iii) conduct a mandated or voluntary recall which could reasonably be expected to result in aggregate liability and expense to the Loan Parties and their Subsidiaries of $275,000 or more or that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or (iv) enter into a settlement agreement with the FDA or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of $275,000 or more, or that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(s) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, allow any Subsidiary of any Loan Party that is not a Loan Party (including Rib-X Therapeutics Limited) to have (a) annual revenues or net income in excess of $110,000, (b) or assets or property (all taken together) with an aggregate fair market value in excess of $110,000 or (c) assets or property that are material to the operation of the business (or the business) of the Loan Parties.

(t) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, join any Subsidiary or any Affiliate of any Loan Party as a borrower, guarantor or obligor under the Senior Facility Documents, the Revolving Credit Facility Documents or the Additional Permitted Debt Documents, unless, in each case, the same Person becomes a Loan Party in the same capacity under the Loan Documents and such Person executes and delivers such agreements, instruments and documents reasonably requested by the Required Lenders to effectuate any of the foregoing.

(u) Notwithstanding anything to the contrary in this Agreement or in any other Loan Documents, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness which is subordinated or junior in right of payment to the Indebtedness under the Senior Facility Agreement, the Revolving Credit Facility or any Additional Permitted Debt unless, in each case, such Indebtedness is expressly subordinated or junior in right of payment to the Obligations on terms and conditions reasonably acceptable to the Required Lenders.

(v) No Loan Party shall, nor shall it permit any of its Subsidiaries to, use the proceeds of any Disbursement for any purpose other than as provided in Section 2.1 (and subject to any limitations set forth therein).

Section 5.3 [Reserved].

Section 5.4 General Acceleration Provision upon Events of Default. If one or more of the events specified in this Section 5.4 shall have happened or occurred and be continuing beyond any applicable cure period expressly provided in this Section 5.4 (each, an “Event of Default”), the Required Lenders may, by written notice to the Borrower (subject to Section 5.5(a), which, for the avoidance of doubt, shall not require any such notice and shall occur automatically), declare the principal of the Loans (together with any interest, other amounts and Obligations accrued or payable under this Agreement or the other Loan Documents (including any Interim Exit Fees, Final Exit Fees or Prepayment Fees)) to be, and the same shall thereupon become, immediately due and payable and shall immediately terminate all of the remaining Disbursement Commitments, in each case, without any further notice and without any presentment, demand or protest of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties, appoint a receiver for the Loan Parties and their Subsidiaries, and take any further action available at law or in equity or that are provided in the Loan Documents, including the sale or Transfer of the Loan, subject to the provisions of this Agreement, and other Obligations and all other rights acquired in connection with the Loan or the other Obligations or under the Loan Documents:

(a) The Borrower or any other Loan Party shall have failed (i) to pay when and as required to be paid herein or in any other Loan Document, any amount of principal of any Loan, including after maturity of the Loans, or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount or Obligation payable hereunder or pursuant to any other Loan Document.

(b) Any Loan Party shall have failed to comply with or observe (i) Section 2.1, Section 5.1(a), 5.1(b)(ii), 5.1(e), 5.1(f), 5.1(g), 5.1(h), 5.1(i), 5.1(l), 5.1(o), 5.1(p), 5.1(s), 5.1(t), 5.1(u), 5.1(v) or 5.1(aa) or Section 5.2 of this Agreement, or (ii) any covenant contained in any Loan Document (other than the covenants described in Section 5.4(a) or Section 5.4(b)(i) above), and such failure, with respect to this Section 5.4(b)(ii) only, shall not have been cured within thirty (30) days after the earlier to occur of (y) the date upon which any officer of any Loan Party or any of its Subsidiaries becomes aware of such failure and (z) the date upon which written notice thereof is given to any Loan Party or any of its Subsidiaries by any Lender; provided no such cure period in this Section 5.4(b)(ii) shall be provided or apply with respect to any provision or covenant that by its inherent nature cannot be cured upon being violated or breached.

(c) Any representation or warranty made by any Loan Party in any Loan Document shall have been incorrect, false or misleading in any material respect (except to the extent that such representation or warranty is qualified by reference to materiality or Material Adverse Effect, to which extent it shall have been incorrect, false or misleading in any respect) as of the date it was made.

(d) (i) Any Loan Party or any of its Subsidiaries shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) any Loan Party or any of its Subsidiaries shall declare a moratorium on the payment of its debts; (iii) the commencement by any Loan Party or any of its Subsidiaries of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any Applicable Law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official of all or substantially all of its assets; (iv) the commencement against any Loan Party or any of its Subsidiaries of a proceeding in any court of competent jurisdiction under any bankruptcy or other Applicable Law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement or adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official, and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of sixty (60) days; (v) the making by any Loan Party or any of its Subsidiaries of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (vi) any other event shall have occurred which under any Applicable Law would have an effect analogous to any of those events listed above in this subsection.

(e) One or more judgments, orders or decrees or settlements shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $275,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) or one or more non-monetary judgments, orders or decrees or settlements shall be rendered against any Loan Party or any Subsidiary of a Loan Party that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and in either case (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) such judgment, order or decree shall not have been vacated or discharged within ten (10) days of the entry thereof or there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof.

(f) Any authorization of a Governmental Authority necessary for the execution, delivery or performance of any Loan Document or for the validity or enforceability of any of the Obligations under any Loan Document is not given, is withdrawn or ceases to remain in full force or effect.

(g) The validity of any Loan Document shall be contested by any Loan Party or any of its Subsidiaries, or any Applicable Law shall purport to render any material provision of any Loan Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by any Loan Party or any of its Subsidiaries of the Obligations.

(h) Any Loan Party or any Subsidiary of any Loan Party (i) fails to make any payment in respect of the Senior Facility Agreement, the Revolving Credit Facility, any Additional Permitted Debt or any other Indebtedness (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $275,000 (provided that no such threshold shall apply with respect to the Senior Facility Agreement, the Revolving Credit Facility or any Additional Permitted Debt) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the documents relating thereto on the date of such failure, or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity (without regard to any subordination terms with respect thereto) or cash collateral in respect thereof to be demanded, and in each case of clauses (i) and (ii), in the case of the Senior Facility Agreement or the Revolving Credit Facility, such Indebtedness has been declared to be (or has otherwise become) due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) as a result thereof.

(i) Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party or any Subsidiary of any Loan Party party thereto or any Loan Party or any Subsidiary of any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder.

(j) (i) The occurrence of any ERISA Event that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) the imposition of a Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan.

(k) The Initial Disbursement Date does not occur on or prior to February 25, 2019.

Section 5.5 Additional Remedies.

(a) Automatic Acceleration on Dissolution or Bankruptcy. Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 5.4(d) shall occur, the principal of the Loans (together with any interest, other amounts and Obligations accrued or payable under this Agreement or the other Loan Documents (including any Interim Exit Fees, Final Exit Fees or Prepayment Fees)) shall thereupon become immediately and automatically due and payable and any remaining Disbursement Commitments shall be immediately and automatically terminated, in each case, without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties.

(b) Power of Attorney. Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, each Loan Party hereby irrevocably and unconditionally constitutes and appoints the Lenders and each of their respective Affiliates, attorneys, representatives or agents, with full power of substitution, as such Loan Party’s true and lawful attorney-in-fact with full irrevocable and unconditional power and authority in the place and stead of such Loan Party and in the name of such Loan Party or in its own name, for the purpose of carrying out the terms of this Agreement and the other Loan Documents, to take any appropriate steps or actions and to execute and deliver (and perform under on such Loan Party’s behalf) any agreement, document or instrument that may be necessary or desirable to accomplish the purposes and/or effectuate the items and actions set forth in this Agreement and the other Loan Documents, including any actions that any such Loan Party fails to take that are required under such documents, agreements or instruments.

Section 5.6 Recovery of Amounts Due. If any Obligation or other amount payable hereunder or under any of the other Loan Documents is not paid as and when due, the Borrower and the other Loan Parties hereby authorize the Lenders to proceed, to the fullest extent permitted by Applicable Law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrower or any other Loan Party to the full extent of all Obligations or other amounts payable to the Lenders.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices. Any notices or other information (including financial information) required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when received by electronic mail in each case addressed to a party as follows (or such other address, facsimile or electronic mail address provided by such party to such other parties in accordance herewith):

If to the Borrower or any other Loan Party:

Melinta Therapeutics, Inc.

300 George Street

Suite 301

New Haven, Connecticut 06511

E-mail: pmilligan@melinta.com

Attn: Peter Milligan

With a copy to (which shall not be deemed to constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston St.

Boston, Massachusetts 02116

Facsimile No.: 617-305-4850; 213-621-5122; 312-827-9414

E-mail: graham.robinson@skadden.com; michelle.gasaway@skadden.com;

darrin.halcomb@skadden.com

Attn: Graham Robinson; Michelle Gasaway; Darrin Halcomb

If to any Lender, the information for notices included on Schedule 2.4 or pursuant to any assignment agreement assigning any Obligations to any new Lender, with a copy to (which shall not be deemed to constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

Facsimile No.: 212-728-9507

E-mail: jgoldfarb@willkie.com

Attn: Jeffrey M. Goldfarb

Section 6.2 Waiver of Notice. Whenever any notice is required to be given to the Lenders or the Borrower under any of the Loan Documents, a waiver thereof in writing signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3 Cost and Expense Reimbursement. The Loan Parties agree to pay on or prior to the Agreement Date and, within ten (10) Business Days after delivery of an invoice therefor, after the Agreement Date, (a) all costs and expenses of the Lenders of negotiation, preparation, execution, delivery, filing and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto, (b) all reasonable and documented out-of-pocket fees, costs and expenses of one legal counsel to the Lenders in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower or any other Loan Party related thereto, (c) all costs and expenses, including fees, costs and expenses of legal counsel to the Lenders and all fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Lenders in enforcing any of the Loan Documents or any Obligations of, or in collecting any payments due from, any Loan Party hereunder or under the other Loan Documents (including in connection with the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any proceeding or event of the type set forth in Section 5.4(d), and (d) all fees, costs and expenses (including costs and expenses of counsel) of any Lender incurred after the occurrence or during the continuance of an Event of Default. Without limiting any of the foregoing provisions of this Section 6.3, any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Lender, shall be at the sole expense of such Loan Party, and no Lender shall be required under any Loan Document to reimburse any Loan Party or any Subsidiary of any Loan Party therefor. The obligations and provision contained in this Section 6.3 shall survive the termination of this Agreement and the repayment of the Obligations.

Section 6.4 Governing Law; Venue; Jurisdiction; Service of Process; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement, the Guaranty, the Notes and, unless otherwise expressly stated therein, the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and, unless otherwise expressly stated therein, the other Loan Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the Commercial Division, New York State Supreme Court and the federal courts, in each case, sitting in the City of New York, borough of Manhattan (and, in each case, the applicable state and federal appeals courts sitting in the City of New York or, if not available or applicable, the State of New York), for the adjudication of any dispute hereunder or under the other Loan Documents or in connection herewith or with the other Loan Documents or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding; provided that nothing in this Agreement or in any other Loan Document shall limit the right of any Lender to commence any suit, action or proceeding in federal, state or other court of any other jurisdiction to the extent such Lender determines that such suit, action or proceeding is necessary or appropriate to exercise its rights or remedies under this Agreement or any of the other Loan Documents. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY

ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO AGENT, REPRESENTATIVE OR OTHER PERSON AFFILIATED WITH OR RELATED TO ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.4.

Section 6.5 Successors and Assigns. This Agreement shall bind and inure to the respective successors and permitted assigns of the Parties, except that no Loan Party may assign or otherwise Transfer all or any part of their rights or obligations (including the Obligations) under the Loan Documents other than as set forth in Section 2.12 without the prior written consent of the Required Lenders and the Specified Lenders, and any prohibited assignment by the Loan Parties shall be absolutely void ab initio, and any assignment or Transfer by a Lender of its rights or Obligations (including any Disbursement Commitment) under the Loan Documents shall be subject to this Section 6.5 and Section 2.14. Each assignment or Transfer described above shall be subject only to Section 2.14 and to the following conditions: (a) the parties to each assignment or Transfer shall execute and deliver to the Borrower an Assignment and Assumption (which shall include the name and address and e-mail address and contact of the Lender, as well as the name and address and e-mail address and contact of the transferee), (b) the assignee shall be an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act (provided that in the case of clause (8) all of the equity owners of such entity are accredited investors as defined in Rule 501(a)(1), (2), (3), (7) or (8) as modified by this parenthetical)) or a qualified institutional buyer (as defined in Rule 144A under the Securities Act) and shall not be a Competitor of the Borrower, and (c) the assignment or Transfer shall be effectuated in accordance with all applicable securities laws. Each assignment or Transfer of Conversion Shares shall be subject only to Section 2.14 and to the following conditions: (a) the assignee shall be an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act (provided that in the case of clause (8) all of the equity owners of such entity are accredited investors as defined in Rule 501(a)(1), (2), (3), (7) or (8) as modified by this parenthetical)) or a qualified institutional buyer (as defined in Rule 144A under the Securities Act) and shall not be a Competitor of the Borrower (unless otherwise consented to by the Borrower), and (b) the assignment or Transfer shall be effectuated in accordance with all applicable securities laws. Each assignment or Transfer of shares of Common Stock into which Conversion Shares are convertible shall be effectuated in accordance with Section 2.14 and all applicable securities laws.

Within one (1) Business Day of its receipt of a duly completed Assignment and Assumption executed by such Lender and an assignee or transferee, the Borrower shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register by the Borrower; provided that any such assignment shall be effective regardless of it is recorded in the Register by the Borrower if the Borrower does not timely record such assignment in the Register in accordance and compliance with the immediately preceding sentence. Once the assignment or Transfer has been recorded in the Register, the assignee or transferee shall (to the extent of the interests assigned or Transferred to such assignee or transferee) have all the rights and obligations of, and shall be deemed, a Lender with respect to the Loans and/or Disbursement Commitments (as applicable) hereunder or under the other Loan Documents. Notwithstanding anything to the contrary in any Loan Document, no Lender shall assign or Transfer, or provide any participation in, any of the Loans, other Obligations or Disbursement Commitments to any of the Loan Parties.

In addition to the other rights provided in this Section 6.5, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under the Loan Documents, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities.

With the prior written consent of each Lender in its sole discretion, at the request of the Borrower, any Person may join this Agreement as a new Lender subject to the following conditions: (a) such new Lender shall execute and deliver to the Borrower a joinder agreement (in form and substance reasonably satisfactory to the Borrower and the existing Lenders) pursuant to which such new Lender shall assume all rights and obligations of a Lender under this Agreement and the other Loan Documents, (b) such new Lender shall be an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act (provided that in the case of clause (8) all of the equity owners of such entity are accredited investors as defined in Rule 501(a)(1), (2), (3), (7) or (8) as modified by this parenthetical)) or a qualified institutional buyer (as defined in Rule 144A under the Securities Act) and shall not be a Competitor of the Borrower (unless otherwise consented to by the Borrower), (c) such joinder shall be effectuated in accordance with all applicable securities laws, and (d) other than with respect to any Specified Lender (and any successor or assign thereof), which has no Disbursement Commitment as of the Amendment Date, the Disbursement Commitment of such new Lender shall be in addition to the Disbursement Commitments of the existing Lenders in effect on the date of such joinder and the aggregate principal amount of the Disbursement Commitments shall be increased in a corresponding amount.

Section 6.6 Entire Agreement; Amendments.

(a) The Loan Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto (other than those provisions of the Commitment Letter that expressly survive the termination of the Commitment Letter and the execution and delivery of this Agreement, including, for the avoidance of doubt, the “Right to Invest”). Notwithstanding the foregoing or anything else to the contrary (including in the Commitment Letter), the “Confidentiality” section of the Commitment Letter is superseded by the provision of this Agreement.

(b) Subject to the provisions of Section 6.6(c), no amendment, restatement, modification, supplement, change, termination or waiver of any provision of this Agreement or the other Loan Documents, and no consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Borrower and the Required Lenders; provided that no such amendment, restatement, modification, change, termination, waiver or consent shall (y) without the consent of each Lender with Obligations directly and adversely affected thereby, do any of the following: (i) (A) reduce any Loan held by such Lender or (B) increase or add any Disbursement Commitment of such Lender or any other commitment of such Lender to lend or extend credit; (ii) postpone the Maturity Date or other scheduled final maturity date of any Loan, or postpone the date or reduce the amount of any scheduled payment (but not mandatory prepayment) of principal of any Loan; (iii) postpone the date on which any interest, premium or any fees are payable (other than default interest charged pursuant to Section 2.8(b)); (iv) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.8(b)) or the amount of any premium or fees payable hereunder; (v) amend this Section 6.6 or any provision of this Agreement or any other Loan Documents providing for consent or other action by all Lenders; (vi) amend, modify, change or waive the provisions contained in (A) Section 6.5 in a manner that would further restrict the rights of any

Lender to assign all or any portion of its rights and obligations under this Agreement or (B) Section 6.6(c); (vii) change in any manner any provision of this Agreement that by its terms, expressly requires the approval or consent of all Lenders; (viii) release or contractually subordinate in right of payment (1) the guarantees of the Obligations provided by the Guarantors other than in accordance with the terms of the Loan Documents or (2) contractually subordinate in right of payment any of the Obligations; (ix) (A) change or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments) or (B) advance the date fixed for, or increase, any scheduled installment of principal due to any of the Lenders under any Loan Document; or (x) adversely affect the contractual conversion rights of such Lender; it being agreed that all Lenders shall be deemed to be directly and adversely affected by an amendment, waiver or supplement described in the preceding clauses (vi), (viii) or (ix) of this Section 6.6(b), or (z) in addition to the rights provided to the Specified Lenders in clause (y) directly above in this proviso to Section 6.6(b), unless in writing and signed by the Specified Lender, amend, restate, supplement, modify, waiver or consent to any provision of (i) Section 2.9(l), (ii) the definition of “4.985% Cap” or (iii) except for any provision that expressly provides for such disparate type of treatment that is in effect as of the Amendment Date, any Loan Document that would provide for disparate treatment of any Specified Lender vis-à-vis any other Lender.

(c) No consideration shall be offered or paid (in any form, whether cash, Stock, other property or otherwise) to any Loan Party to amend, restate, supplement, modify or change or consent to a waiver of (or a diversion from) any provision of any of the Loan Documents unless the same consideration also is offered to all of the Lenders under the Loan Documents. For clarification purposes, this provision constitutes a separate right granted to each Lender and is not intended for the Borrower or any other Loan Party to treat the Lenders as a class and shall not be construed in any way as the Lenders acting in concert or otherwise as a group with respect to the purchase, disposition or voting of securities or Stock or otherwise.

Section 6.7 Severability. If any provision of this Agreement or any of the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 6.8 Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies, facsimile copies and other electronic methods of transmission thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 6.9 Survival.

(a) In addition to Section 3.2, this Agreement and all agreements, representations and warranties and covenants made in the Loan Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loan (including any Subsequent Disbursement) hereunder or thereunder regardless of any investigation made by any such other Party or on its behalf, and shall continue in force until the later of (i)(A) all Obligations and other amounts payable under the Loan Documents shall have been fully paid in cash or through the issuance of Conversion Shares or a combination of cash and Conversion Shares in accordance with the provisions hereof and thereof and (B) any Disbursement Commitments have terminated and (ii) the end of the Reporting Period. the Lenders shall not be deemed to have waived, by reason of making the Loan (including any Subsequent

Disbursement), any Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lenders may have had notice or knowledge of any such Event of Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time the Disbursement was made.

(b) All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive (and shall continue to be made in accordance with the terms hereof and thereof after) the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lenders, regardless of any investigation made by the Lenders or on their behalf and notwithstanding that the Lenders may have had notice or knowledge of any Default or Event of Default at the time of any Loan, and shall continue in full force and effect (and shall continue to be made in accordance with the terms of the applicable Loan Documents) as long as any Loan or any other Obligation hereunder or under the other Loan Documents shall remain unpaid or unsatisfied.

(c) Notwithstanding anything to the contrary in the Loan Documents, the obligations of the Loan Parties under Sections 1.4 and 2.5 and any provisions that concern or are related to the Reporting Period and the obligations of the Loan Parties and the Lenders under this Article 6 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan and the other Obligations, the termination of the Disbursement Commitments or the termination of this Agreement or any of the other Loan Documents or any provision hereof or thereof.

(d) For the avoidance of doubt and notwithstanding anything to the contrary in any Loan Documents, (a) all of the provisions (including the making of the representations and warranties) herein or in any other Loan Document that relate to the Preferred Stock or any securities laws shall survive the payment in full of the Loans and any other Obligations until such time that the Preferred Stock are fully and completely paid, performed, extinguished and terminated in accordance with their terms and the Reporting Period has ended, and (b) all representations and warranties with respect to the Registration Rights Agreement and the Preferred Stock shall continue to, and at all times, be made until (i) with respect to the Preferred Stock, such Preferred Stock are fully and completely paid, performed, extinguished and terminated in accordance with their terms and (ii) with respect to the Registration Rights Agreement, the Registration Rights Agreement is fully and completely terminated in accordance with its terms, if earlier, such time as all or any shares of Common Stock issued upon conversion of the Preferred Stock no longer constitute Registrable Securities, including, in each case, after all of the Loans and any other Obligations have been paid in full.

Section 6.10 No Waiver. Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein or under any other Loan Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, under any other Loan Document or under any other agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, under any other Loan Document or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Lenders upon any breach, Default or Event of Default under this Agreement, any other Loan Document or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Lenders in respect of any such breach, Default or Event of Default or any acquiescence by it therein, affect or impair any right, power or remedy of the Lenders in respect of any other breach, Default or any Event of Default. All rights and remedies herein or in the other Loan Documents provided are cumulative and not exclusive of any rights or remedies otherwise provided by (or available at) law or in equity.

Section 6.11 Indemnity.

(a) The Loan Parties shall, at all times, jointly and severally indemnify and hold harmless (the “Indemnity”) each of the Lenders and each of their respective directors, partners, members, managers, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties or other expenses arising out of, or relating to, the Loan Documents, the extensions of credit hereunder or the Loans or the other Obligations, the providing of the Disbursement Commitments, the use or intended use of the Loans or the other Obligations, the Conversion Shares (or the shares of Common Stock into which the Conversion Shares are convertible) or the other transactions contemplated hereby, which an Indemnified Person may incur or to which an Indemnified Person may become subject, but excluding Excluded Taxes (each, a “Loss”). The Indemnity shall not be available to any Indemnified Person to the extent that a court or arbitral tribunal of competent jurisdiction issues a final and non-appealable judgment that such Loss resulted from the gross negligence or willful misconduct of such Indemnified Person. The Indemnity is independent of and in addition to any other agreement of any Party under any Loan Document to pay any amount to the Lenders, and any exclusion of any obligation to pay any amount under this Section 6.11(a) shall not affect the requirement to pay such amount under any other section hereof or under any other agreement. For the avoidance of doubt, this Section 6.11 shall not apply to Indemnified Taxes.

(b) An Indemnified Person shall have the right to retain its own legal counsel with the fees, costs and expenses of such legal counsel and of such Indemnified Person to be paid by the Loan Parties. The indemnification required by this Section 6.11 shall be made and paid by the Loan Parties within ten (10) Business Days of written demand by such Indemnified Person.

(c) No settlement of any Loss shall be entered into by any Loan Party without the written consent of the applicable Indemnified Person.

(d) No Loan Party shall, nor shall it permit any of its Subsidiaries, assert, and each Loan Party on behalf of itself and its Subsidiaries, hereby waives, any claim, loss or amount against any Indemnified Person with respect to any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any undertaking or transaction contemplated hereby or thereby. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

The indemnification obligations contained in this Section 6.11 shall survive the termination of this Agreement and repayment of the Obligations.

Section 6.12 No Usury. The Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Lenders for the Loan or the other Obligations exceed the maximum amount permissible under Applicable Law. If from any circumstance whatsoever fulfillment of any provision hereof or any other Loan Document, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Lenders shall ever receive anything which might be deemed interest under Applicable Law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loan or the other Obligations, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loan or the other Obligations, such deemed excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lenders for the Loan or the other Obligations shall, to the extent permitted by Applicable Law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loan and the other Obligations until payment in full so that the deemed rate of interest on account of the Loan and the other Obligations is uniform throughout the term thereof. The terms and provisions of this Section shall control and supersede every other provision of this Agreement, the Notes and the other Loan Documents.

Section 6.13 Specific Performance. The Loan Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of the Loan Documents is not performed in accordance with its specific terms or is otherwise breached, including if the Loan Parties hereto fail to take any action required of them hereunder or thereunder to consummate the transactions contemplated by the Loan Documents. In light of the foregoing, the Loan Parties hereby agree that (a) the Lenders shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Loan Documents and to enforce specifically the terms and provisions hereof and thereof in the courts described in Section 6.4 without proof of damages or otherwise and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by the Loan Documents and without that right, the Lenders would not have entered into the Loan Documents or have provided Loans or Disbursements hereunder or under the other Loan Documents or the Disbursement Commitments hereunder and under the other Loan Documents. The Loan Parties hereby agree not to assert (or have any of their Subsidiaries or their attorneys, agents or representatives assert or any other Person on their behalf to assert) that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Loan Parties hereby acknowledge and agree that any Lender seeking an injunction or injunctions to prevent breaches of, or defaults under, the Loan Documents, to prevent any Default or Event of Default and to enforce specifically the terms and provisions of the Loan Documents in accordance with this Section 6.13 shall not be required to provide any bond or other security in connection with any such injunction or other order or proceeding. The remedies available to the Lenders pursuant to this Section 6.13 shall be in addition to any other remedy which may be available under the Loan Documents, at law, in equity or otherwise.

Section 6.14 Further Assurances. From time to time, the Loan Parties shall perform any and all acts and execute and deliver to the Lenders such additional documents, agreements and instruments as may be necessary or as requested by any of the Lenders to carry out the purposes of any Loan Document or any or to preserve and protect the Lenders’ rights as contemplated therein.

Section 6.15 USA Patriot Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the USA Patriot Act.

Section 6.16 Placement Agent. The Borrower and the other Loan Parties shall be solely responsible for the payment of any fees, costs, expenses and commissions of any placement agent, broker or financial adviser relating to or arising out of the transactions contemplated by the Loan Documents. The Borrower and the other Loan Parties shall pay, and hold each of the Lenders harmless against, any liability, loss or expense (including attorneys’ fees, costs and expenses) arising in connection with any claim for any such payment.

Section 6.17 Independent Nature of Lenders. The obligations of each Lender under the Loan Documents are several and not joint with the obligations of any other Lender, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under the Loan Documents. Each Lender shall be responsible only for its own representations, warranties, agreements and covenants under the Loan Documents. The decision of each Lender to acquire the Securities pursuant to the Loan Documents has been made by such Lender independently of any other Lender and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries which may have been made or given by any other Lender or by any agent, attorney, advisor, representative or employee of any other Lender, and no Lender or any of its agents, attorneys, advisors, representatives or employees shall have any liability to any other Lender (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained in the Loan Documents, and no action taken by any Lender pursuant hereto or thereto (including a Lender’s acquisition of Obligations or Notes at the same time as any other Lender), shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such Obligations or the transactions contemplated by any of the Loan Documents. Each Lender shall be entitled to independently protect and enforce its rights, including the rights arising out of the Loan Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 6.18 Joint and Several. The obligations of the Loan Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Section II of the Guaranty, to which the obligations of the Loan Parties are subject.

Section 6.19 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Loan Parties and the Lenders party hereto and the Indemnified Persons, and their successors and permitted assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

Section 6.20 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Loan Parties party hereto, each Lender party hereto and such executed counterparts have been delivered to the Lenders pursuant to the terms of this Agreement. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of each Loan Party party hereto and each Lender party thereto and, in each case, their respective successors and permitted assigns and, for the purposes of Section 6.11, shall inure to the benefit of the Indemnified Persons.

Section 6.21 Marshaling; Payments Set Aside. No Lender shall be under any obligation to marshal any property in favor of any Loan Party or any other Person or against or in payment of any Obligation. To the extent that any Lender receives a payment from the Borrower, from any other Loan Party, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 6.22 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Lender, any right, remedy, power or privilege under any Loan Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Loan Party, any Affiliate of any Loan Party or any Lender shall be effective to amend, modify or discharge any provision of any of the Loan Documents.

Section 6.23 Right of Setoff. Each Lender and each of its Affiliates is hereby authorized, without notice or demand (each of which is hereby waived by each Loan Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by any Lender or any of its Affiliates to or for the credit or the account of the Borrower or any other Loan Party against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender shall exercise any such right of setoff without the prior consent of the Required Lenders. Each Lender agrees promptly to notify each other Lender after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 6.23 are in addition to any other rights and remedies (including other rights of setoff) that any Lender or any of its Affiliates may have.

Section 6.24 Sharing of Payments, Etc. If any Lender, directly or through any of its Affiliates, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff) (and other than pursuant to Section 6.5) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been applied in accordance with this Agreement; provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by Applicable Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Loan Party in the amount of such participation.

Section 6.25 Other Services.

(a) Nothing contained in this Agreement shall limit or preclude any Lender or any of its Affiliates from carrying on any business with, providing banking or other financial or equity services to, or from participating in any capacity, including as an equity investor, in any Person whatsoever, including, without limitation, any competitor, supplier or customer of the Borrower or any of its Affiliates, or any other Person that may have interests different than or adverse to such Person.

(b) In connection with all aspects of the Transactions, each Loan Party acknowledges and agrees that: (i) the Loans, Obligations, Disbursement Commitments and any related services contemplated in the Loan Documents constitute an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Lenders, on the other hand, and each Loan Party is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, the Lenders are and have been acting solely as a principal and not as a financial advisor, agent or fiduciary, for any Loan Party or any of the Loan Parties’ management, Affiliates, Stock holders, directors, officers, employees, creditors or any other Person, (iii) none of the Lenders nor any of their Affiliates has assumed or will assume an advisory, agency or fiduciary responsibility in any Loan Party or any of the Loan Parties’ Affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Lender or any of the Lenders’ Affiliates have advised or are currently advising any Loan Party or any of the Loan Parties’ Affiliates on other matters) and none of the Lenders or their Affiliates have any obligation to any Loan Party or any of the Loan Parties’ Affiliates with respect to the Transactions, (iv) the Lenders and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from the Loan Parties and their Affiliates and none of the Lenders or any of their Affiliates shall have any obligation to disclose any of such interests, and (v) none of the Lenders or any of their Affiliates have provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate. Each Loan Party waives and releases, to the fullest extent permitted by law, any claims that it may have against any Lender and their respective Affiliates with respect to any breach of fiduciary duty or alleged breach of fiduciary duty as a consequence of the Loan Documents.

Section 6.26 Effect of Amendment and Restatement. As of the Amendment Date, this Agreement shall amend, and restate as amended, the Existing Loan Agreement, but shall not constitute a novation thereof or in any way impair or otherwise affect the rights or obligations of the parties thereunder (including with respect to Loans and Disbursement Commitments and representations and warranties made thereunder) except as such rights or obligations are amended or modified hereby. The Existing Loan Agreement as amended and restated hereby shall be deemed to be a continuing agreement among the parties, and all documents, instruments and agreements delivered pursuant to or in connection with the Existing Loan Agreement not amended and restated in connection with the entry of the parties into this Agreement shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such document, instrument or agreement to the same extent as if the modifications of the Existing Loan Agreement contained herein were set forth in an amendment to the Existing Loan Agreement in a customary form, unless such document, instrument or agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of this Agreement, the Existing Loan Agreement or such document, instrument or agreement or as otherwise agreed by the required parties hereto or thereto. For the avoidance of doubt, the execution of this Agreement by any Person party to the Existing Loan Agreement immediately prior to the Amendment Date shall constitute the irrevocable consent, approval and agreement of such Person to the amendment and restatement of the Existing Loan Agreement as provided by this Agreement and to the consummation of the Transactions contemplated herein.

Section 6.27 Senior Facility Subordination Agreement. Notwithstanding anything to the contrary in the Loan Documents and the Senior Facility Subordination Agreement, the Loan Parties and the Lenders acknowledge and agree that the First Amendment to Facility Agreement, dated as of January 14, 2019 (the “Senior Facility Amendment”), by and among the Borrower, the other “Loan Parties” party thereto, the lenders party thereto and the Senior Facility Agent, and the Facility Agreement (as in effect on the Amendment Date after giving effect to the Senior Facility Amendment) shall be deemed to not be in violation (or be a breach) of the terms and provisions of this Agreement or the Senior Facility Subordination Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the first day written above.

BORROWER:

MELINTA THERAPEUTICS, INC., a Delaware corporation

By:	/s/ John H. Johnson
Name:	John H. Johnson
Title:	Chief Executive Officer

OTHER LOAN PARTIES:

MELINTA SUBSIDIARY CORP., a Delaware corporation

By:	/s/ John H. Johnson
Name:	John H. Johnson
Title:	Chief Executive Officer

CEMPRA PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ John H. Johnson
Name:	John H. Johnson
Title:	Chief Executive Officer

CEM-102 PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ John H. Johnson
Name:	John H. Johnson
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Senior Subordinated Convertible Loan Agreement]

REMPEX PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ John H. Johnson
Name:	John H. Johnson
Title:	Chief Executive Officer

TARGANTA THERAPEUTICS CORPORATION, a Delaware corporation

By:	/s/ John H. Johnson
Name:	John H. Johnson
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Senior Subordinated Convertible Loan Agreement]

“REQUIRED LENDERS”:

VATERA HEALTHCARE PARTNERS LLC

By:	Vatera Capital Management LLC, as manager

By:	/s/ Kevin Ferro
Name:	Kevin Ferro
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Senior Subordinated Convertible Loan Agreement]

ANNEX A

DISBURSEMENT COMMITMENTS

Lender	Initial Disbursement Commitment	% of Total Initial Disbursement Commitment	Pro Rata Initial Disbursement Share	First Subsequent Disbursement Commitment	% of Total First Subsequent Disbursement Commitment	Second Subsequent Disbursement Commitment	% of Total Second Subsequent Disbursement Commitment
Vatera Healthcare Partners LLC	$75,000,000	93.75%	100%	$25,000,000	100%	$0	0%
Vatera Investment Partners LLC	$0	0%	0%	$0	0%	$35,000,000	100%
Deerfield Private Design Fund IV, L.P.	$3,437,500	4.296875%	0%	$0	0%	$0	0%
Deerfield Private Design Fund III, L.P.	$1,041,500	1.301875%	0%	$0	0%	$0	0%
Deerfield Special Situations Funds, L.P.	$521,000	0.65125%	0%	$0	0%	$0	0%

Total	$80,000,000	100%	100%	$25,000,000	100%	$35,000,000	100%

EXHIBIT A

FORM OF NOTE

[To follow]

EXHIBIT A

FORM OF NOTE

THIS NOTE (AND THE INDEBTEDNESS AND OBLIGATIONS EVIDENCED HEREBY) ARE SUBORDINATE IN THE MANNER, AND TO THE EXTENT, SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF DECEMBER 31, 2018 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) BY AND AMONG MELINTA THERAPEUTICS, INC., A DELAWARE CORPORATION, THE OTHER “OBLIGORS” FROM TIME TO TIME PARTIES THERETO, VATERA HEALTHCARE PARTNERS LLC, VATERA INVESTMENT PARTNERS, LLC AND THE OTHER “SUBORDINATED CREDITORS” FROM TIME TO TIME PARTIES THERETO, AND CORTLAND CAPITAL MARKET SERVICES LLC, AS AGENT, TO THE SENIOR DEBT (AS DEFINED IN THE SUBORDINATION AGREEMENT); AND EACH HOLDER OF THIS NOTE (AND THE INDEBTEDNESS AND OBLIGATIONS EVIDENCED HEREBY), BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE TERMS AND PROVISIONS OF THE SUBORDINATION AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THE SUBORDINATION AGREEMENT, ON THE ONE HAND, AND THIS NOTE, ON THE OTHER HAND, THE TERMS AND PROVISIONS OF THE SUBORDINATION AGREEMENT SHALL GOVERN AND CONTROL.

THE SECURITIES REPRESENTED BY THIS NOTE CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE DIRECTLY OR INDIRECTLY OFFERED, SOLD, TRANSFERRED, ENCUMBERED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TRANSFER RESTRICTIONS SET FORTH IN THE LOAN AGREEMENT (AS DEFINED BELOW) AND PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (II) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, INCLUDING RULE 144, SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE, TRANSFER, ENCUMBRANCE, ASSIGNMENT OR OTHER DISPOSITION TO REQUIRE THE DELIVERY OF REASONABLE AND CUSTOMARY CERTIFICATIONS, OPINIONS OF COUNSEL AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO EACH OF THEM.

NOTE

$ ,	20[•]

FOR VALUE RECEIVED, Melinta Therapeutics, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [        ] (together with its successors and assigns, the “Holder”) at the times, in the amounts and at the address (or pursuant to the wire instructions) set forth in the Senior Subordinated Convertible Loan Agreement dated as of December [•], 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Borrower, the other “Loan Parties” from time to time party thereto and the “Lenders” from time to time party thereto, the lesser of (i) the principal amount of                                          ($                    ) and (ii) the aggregate outstanding principal amount of the Disbursements made by the Holder to the Borrower according to the terms of the Loan Agreement, as conclusively evidenced (absent manifest error) by the written endorsement with respect thereto by any officer of the Holder on Schedule I attached hereto; provided that the failure to include any such aggregate outstanding principal amount of any Disbursement on Schedule I shall not affect the liability or obligations of the Borrower to pay any principal amounts of the Disbursements made or funded by the Holder (or any predecessor of the Holder that were assigned or transferred to the Holder) to the Holder. Notwithstanding the foregoing, if the aggregate outstanding principal amount of the Disbursements made by the Holder to the Borrower is actually more than the amount set forth on Schedule I attached hereto, such actual amount shall control and instead be the amount that applies pursuant to clause (ii) in the immediately preceding sentence. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

The Borrower further promises to pay interest at such address (or pursuant to such wire instructions), in Dollars, from (and including) the date hereof on the outstanding principal amount owing hereunder from time to time, at the applicable rate per annum set forth in the Loan Agreement. Interest on the outstanding principal amounts evidenced by this Note (this “Note”) shall be paid at the times and calculated pursuant to the terms set forth in the Loan Agreement. This Note is a “Note” referred to in the Loan Agreement, and is subject to the terms and conditions set forth therein, which terms and conditions are incorporated herein by reference. This Note evidences all Disbursements made by the Holder under the Loan Agreement and the Holder’s interest in such Disbursements.

All payments of principal in respect of this Note shall be made in Dollars in immediately available funds, or, if the Loan amount represented by this Note is converted into Conversion Shares in accordance with the Loan Agreement, through the issuance of Conversion Shares, in each case in accordance with the Loan Agreement. All payments of interest in respect of this Note shall be made as set forth in Section 2.7 of the Loan Agreement. Amounts remaining unpaid on this Note may be prepaid as provided in the Loan Agreement, without premium or penalty except as otherwise provided therein. Amounts that are paid, repaid or prepaid hereunder shall not be reborrowed.

Upon the occurrence and during the continuance of any Event of Default, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable (and will immediately and automatically become due and payable in connection with any Event of Default of the type set forth in Section 5.4(d) of the Loan Agreement) and any unfunded Disbursement Commitments may be immediately terminated (and will immediately and automatically be terminated in connection with any Event of Default of the type set forth in Section 5.4(d) of the Loan Agreement), each as specified in Sections 5.4 and 5.5 of the Loan Agreement.

This Note is a Loan Document, and is entitled to the benefits of the Loan Documents. The following provisions of the Loan Agreement apply to this Note as if they were expressly incorporated in this Note with any necessary modifications: Sections 1.2, 1.3, 1.4, 2.5, 6.1 to 6.14 and 6.18 to 6.25 of the Loan Agreement.

This Note is assignable or transferable by the Holder in accordance with Sections 2.14 and 6.5 of the Loan Agreement. This Note is not assignable or transferable by the Borrower other than as set forth in Section 2.12 of the Loan Agreement without the written consent of all Required Lenders and any such prohibited assignment or transfer is absolutely void ab initio.

All payments in respect of this Note shall be made, in accordance with Section 2.5 of the Loan Agreement, free and clear of and without deduction for any and all present or future Taxes except as required by Applicable Law.

Other than those notices required to be provided by the Holder to the Borrower under the terms of the Loan Agreement, the Borrower and every endorser of this Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note, the Loan Agreement and the other Loan Documents or the performance of the obligations (and any other Obligations) under this Note, the Loan Agreement and/or the other Loan Documents. No renewal or extension of this Note, the Loan Agreement or the other Loan Documents (or the Obligations), no delay in the enforcement of payment of this Note, the Loan Agreement or the other Loan Documents (or the Obligations), and no delay or omission in exercising any right, remedy or power under this Note, the Loan Agreement or the other Loan Documents or under Applicable Law shall affect the liability of the Borrower or any endorser of this Note.

No delay or omission by the Holder in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Note may be waived or amended, restated, supplemented or otherwise modified only in a writing signed by the Borrower and the Holder.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered on the date first set forth above by a duly authorized representative of the Borrower.

MELINTA THERAPEUTICS, INC.,
a Delaware corporation,
as the Borrower

By:
Name:
Title:

SCHEDULE I

BORROWINGS AND PAYMENTS

PRINCIPAL AMOUNT	DATE OF DISBURSEMENT	AMOUNT OF REPAYMENT/ PREPAYMENT	DATE OF REPAYMENT/ PREPAYMENT	NOTATION MADE BY